    As filed with the Securities and Exchange Commission on August 10, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 DOVEBID, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                           7389                        94-3331411
  (State or other jurisdiction
               of                  (Primary standard industrial         (I.R.S. employer
 incorporation or organization)    classification code number)        identification no.)

                                ---------------

                          1241 E. Hillsdale Boulevard
                         Foster City, California 94404
                                (650) 571-7400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                   Ross Dove
                            Chief Executive Officer
                          1241 E. Hillsdale Boulevard
                         Foster City, California 94404
                                (650) 571-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

 Gordon K. Davidson, Esq.                 William M. Kelly, Esq.
  Daniel J. Winnike, Esq.                 Davis Polk & Wardwell
    Fenwick & West LLP                     1600 El Camino Real
   Two Palo Alto Square                Menlo Park, California 94025
Palo Alto, California 94306                   (650) 752-2000
      (650) 494-0600

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                 Proposed
                                                 Maximum
            Title of Each Class                 Aggregate         Amount of
       of Securities to be Registered        Offering Price(1) Registration Fee
-------------------------------------------------------------------------------
Common Stock, $0.001 par value per share...    $60,000,000         $15,840
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to sell these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 10, 2000

                                       Shares

                                     [LOGO]

                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our common stock.
The initial public offering price is expected to be between $   and $   per
share. We have applied to list our common stock on The Nasdaq National Market under the symbol "DOVE."

  The underwriters have an option to purchase a maximum of        additional
shares to cover over-allotment of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                   Underwriting
                                            Price   Discounts   Proceeds
                                              to       and         to
                                            Public Commissions  DoveBid
                                            ------ ------------ --------
Per Share..................................  $         $          $
Total...................................... $         $          $

  Delivery of the shares of common stock will be made on or about        ,
2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                  Thomas Weisel Partners LLC

                                                      U.S. Bancorp Piper Jaffray

                 The date of this prospectus is        , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  34

                                                                           Page
                                                                           ----
Management................................................................  47
Certain Transactions......................................................  56
Principal Stockholders....................................................  60
Description of Capital Stock..............................................  63
Shares Eligible for Future Sale...........................................  66
Underwriting..............................................................  68
Notice to Canadian Residents..............................................  71
Legal Matters.............................................................  72
Experts...................................................................  72
Where You Can Find More Information.......................................  73
Index to Financial Statements............................................. F-1

                                 ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

  Until       , (25 days after the commencement of this offering) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                 DoveBid, Inc.

   We are a leading global auctioneer of used capital assets. Our auction services combine the experience and market expertise we developed from our 63 years as an auctioneer, with the speed and global reach of the Internet. We conduct Webcast auctions broadcast live from the factory floor, in which remote online buyers compete with on-site buyers in real time, and 24x7 online auctions, in which buyers compete exclusively online. Our Webcast auctions are utilized for the disposition of aggregated capital assets from a single corporate seller in a date-certain event. Our 24x7 online auctions include featured auction events of aggregated assets and continuous auctions of unaggregated assets, which are individual assets or small groups of assets that become eligible for resale in the ordinary course of business. Since January 1, 2000, we have conducted more than 40 Webcast and featured online auction events.

   We auction inside-the-building, used capital assets in 19 vertical markets, including metalworking and machine tools, semiconductor fabrication, computers, peripherals and data processing, disk drive and media manufacturing, biotechnology, medical and pharmaceutical, textile apparel manufacturing, and electronic test and measurement. Examples of assets sold in our auctions include drill presses, computers, etchers, microscopes and oscilloscopes.

   We have been engaged in the traditional auction business for 63 years. We began offering continuous online auctions in November 1999, Webcast auctions in January 2000 and featured online auction events in March 2000. For the quarter ended June 30, 2000, we derived approximately 58% of our revenues from our Webcast and 24x7 online auctions. We operate in highly competitive markets. Consequently, it may be difficult to assess our prospects for success. We have incurred aggregate losses from operations over the last three years and the first six months of 2000 totaling $48.7 million and expect to continue to incur substantial operating losses in the future.

   The Internet is an important medium for business-to-business e-commerce and it presents new opportunities to increase liquidity in the market for used capital assets. However, because the expertise and value-added services offered by auctioneers and dealers are frequently necessary to facilitate the sale of used capital assets, a stand-alone Internet-based marketplace is an incomplete distribution channel. In order to conduct capital asset auctions, an auctioneer must orchestrate a complex, end-to-end process, including marketing, project management, settlement and logistical support, and complete financial reporting.

   Our objective is to become the leading global auctioneer of inside-the-building, used capital assets, and to establish our auctions as the preferred distribution channel for used capital assets. We provide buyers and sellers with the following:

  . Integrated Auction Services--We accommodate sellers by providing a complete range of auction services and formats for capital asset disposition, from sales of individual assets to sales of aggregated assets in an entire facility. Similarly, buyers can participate in both Webcast auction events and our 24x7 online auctions. We are the first provider of a full range of such integrated auction services and formats for the inside-the-building, used capital asset market.
  . Global Participation--Our live Webcast auctions enable remote buyers to preview assets and to bid against on-site buyers in real time, eliminating the necessity to travel to the auction site. Broadening the pool of buyers increases liquidity and prices for sellers, opening fragmented regional markets to the global marketplace.

  . Asset Valuation Services--We offer valuation services on a global basis for a wide range of inside-the-building, used capital assets. Financial institutions and corporations utilize these services for selling, lending, insurance and tax purposes.
  . Value-Added Services--We provide, or can arrange for, the value-added services needed to facilitate the purchase and sale of used capital assets. The services that we provide consist of inspection, repair and refurbishment, calibration, warehousing, and digital photography. We also have a referral network for these and other services including logistics, rigging, freight, escrow, insurance and financing.
  . Industry Credibility--We leverage the reputation and experience that we have established over our 63 years in the used capital asset market to lend industry credibility to our new online services.

   The value of the DoveBid community can increase significantly as the number of buyers and sellers increases, a concept commonly known as "network effects." We believe our community will achieve network effects that will enable it to become the primary forum for the purchase and sale of used capital assets. We expect the expanded audience reached by our integrated online auctions to attract sellers seeking to maximize the recoverable value of their used capital assets. Network effects will be realized as the growing number of sellers in our community provide an increasing capital asset supply, thereby attracting more buyers and increasing the demand for these assets.

   Our strategic relationships with corporations, dealers and other sources of used capital assets further position us to be a leader in our industry. For example, we have an agreement with Comdisco that will help to ensure a supply of assets to our marketplace. In addition, we will continue to enter into agreements with Internet companies, such as our marketing agreement with Yahoo!, to promote our auctions. We also have entered into relationships with online portals that specialize in machine tools, laboratory equipment and other markets which intersect with our target vertical markets to increase the number of participants in our auctions.

   Our referral network is comprised of approximately 20 value-added service providers that facilitate various aspects of an asset sale. We have referral relationships with providers of rigging, freight, escrow and photography services under which we receive payments when our clients use their services. In other cases, we do not have a formal relationship with these service providers but are familiar with their skills as a result of our years of experience in used capital asset auctions.

   Since December 1999, we have acquired 14 businesses. These acquisitions extend our ability to provide global service to corporate sellers, increase the supply of assets to our marketplace, extend our vertical market expertise and value-added services, and provide additional relationships with corporate customers.

   We incorporated in Delaware on June 4, 1999. From March 1995 through June 1999, we conducted our business through Dove Brothers, LLC. Prior to March 1995, we conducted our business as Ross-Dove Company, Inc., which was the successor to Ross Mercantile Co., formed in 1937. Our address is 1241 E. Hillsdale Boulevard, Foster City, California 94404, and our telephone number is
(650) 571-7400. "DoveBid," "DoveBid.com" and our logo are trademarks of DoveBid. All other trademarks or service marks appearing in this prospectus are trademarks of the respective companies that use them.

   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . the conversion of all outstanding shares of preferred stock into shares of common stock on a share-for-share basis upon the consummation of this offering;
  . the conversion of all outstanding convertible subordinated notes into shares of common stock upon the consummation of this offering;
  .  no exercise of the underwriters' over-allotment option;
  . the filing of our amended and restated certificate of incorporation in Delaware after the completion of this offering; and
  .  the completion, prior to the closing of this offering, of a   for
       reverse stock split.

                                  The Offering

 Common stock offered by DoveBid.....................       Shares
 Common stock to be outstanding after this offering..       Shares
 Use of Proceeds..................................... For general corporate purposes, including
                                                      working capital and
                                                      potential acquisitions.
                                                      See "Use of Proceeds."
 Nasdaq National Market symbol....................... "DOVE"

                             Summary Financial Data

                                                                                Year Ended  Six Months
                                Years Ended December 31,            Six Months December 31, Ended June
                         -----------------------------------------  Ended June     1999      30, 2000
                          1995    1996    1997     1998     1999     30, 2000   Pro Forma   Pro Forma
                         ------- ------- -------  -------  -------  ---------- ------------ ----------
                          (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................ $19,533 $16,786 $13,679  $10,801  $12,504   $ 21,180    $ 93,386    $ 50,258
Gross profit............   7,913   8,221   6,675    5,122    6,716      9,065      33,003      17,658
Total operating
 expenses...............   7,586   7,689  16,471    6,054   10,656     43,047      42,899      55,860
Net income (loss)
 attributable to common
 stockholders...........     369     581  (9,758)    (867)  (4,141)   (36,612)    (12,737)    (41,718)
Basic and diluted net
 income (loss) per
 common share........... $  0.02 $  0.02 $ (0.34) $ (0.03) $ (0.15)  $  (1.42)   $  (0.45)   $  (1.61)
Shares used to compute
 basic and diluted net
 income (loss) per
 common share...........  23,199  28,999  28,988   28,618   28,403     25,841      28,403      25,841

                                                         June 30, 2000
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents....................... $ 35,616  $ 49,700      $
Working capital.................................   54,355    67,468
Total assets....................................  156,337   195,957
Long-term liabilities...........................   27,338     6,188
Total stockholders' equity (deficit)............  (31,321)  151,337

   See Note 2 of the Notes to our Financial Statements for a description of the method that we used to compute the net loss per share amounts.

   The pro forma statement of operations data for the year ended December 31, 1999 gives effect to nine acquisitions which occurred in February through July 2000 as if these acquisitions had occurred on January 1, 1999. The pro forma statement of operations data for the six months ended June 30, 2000 gives effect to these acquisitions as if they had occurred on January 1, 2000. The basis for these presentations is described in our pro forma financial information appearing elsewhere in this prospectus under Index to Financial Statements.

   The pro forma balance sheet gives effect to two acquisitions which occurred in July 2000, our sale of Series C preferred stock totaling $23.8 million in August 2000 and the automatic conversion into common stock upon completion of this offering of all preferred stock and convertible subordinated notes with an aggregate principal amount of $28.2 million plus $0.5 million of accrued interest, as if these transactions had occurred on June 30, 2000.

   The pro forma as adjusted information gives further effect to the application of the net proceeds from the sale of shares of common stock in this
offering at an assumed initial public offering price of $   per share, after
deducting the estimated underwriting discount and offering expenses.

   The pro forma data exclude the effect of acquisitions which are insignificant for the purpose of this presentation.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before purchasing our common stock. Any of the following risks could materially harm our business, operating results and financial condition. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. You could lose all or part of your investment as a result of these risks.

 Risks Related To Our Business

We have experienced losses, anticipate incurring losses in the foreseeable future and may never achieve profitability.

   We expect to continue to incur substantial operating losses in the foreseeable future. We have experienced losses from operations in each of the last three years, including a net loss of $4.1 million for the year ended December 31, 1999 and a loss of $32.9 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $42.8 million. We have generated limited revenue from our Webcast and 24x7 online auctions, with revenues from these auctions totaling $12.4 million for the six months ended June 30, 2000. If our revenue does not increase substantially or if our expenses increase more rapidly than we expect, we may never become profitable.

   We anticipate that our operating losses will increase in the future, as we expect substantial increases in our costs and expenses in a number of areas, including:

  . marketing and promotion of our brand and services;
  . expanding our sales force and the number of vertical markets in which we operate;
  . expanding and enhancing our operating infrastructure, including hardware and software systems and administrative personnel;
  . enhancing the functionality of our online services; and . expanding our offering of value-added services.

   At this time we are not able to quantify the level of increases in these costs and expenses due to our recent entry into the online auction business, the dynamic nature of our industry and the possibility that we may complete future acquisitions. However, our operating results for the fourth quarter of 1999 and first six months of 2000 have begun to reflect the significant increases in these costs and expenses over our historical levels. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Results," we expect our sales and marketing, general and administrative, and depreciation and amortization expenses to increase beyond the most recently reported levels.

Our revenues and operating results are volatile and difficult to predict, and if we fail to meet the expectations of investors, the market price of our common stock would likely decline significantly.

   Our revenues and operating results are likely to fluctuate significantly from quarter to quarter, due to a number of factors. These factors include:

  . the amount and timing of acquisitions and strategic relationships;
  . variability in the number of used capital assets that we auction, and the number of auctions that we conduct in a given quarter;
  . changes in the fees or commissions we charge our customers;
  . variability in the number and size of major liquidation contracts;
  . problems arising from the integration of acquired companies;
  . fluctuations in the economic conditions in our vertical markets; and . changes in general economic and market conditions.

   As a result of these factors, the emerging nature of our market and the evolving nature of our business model, we may be unable to forecast our revenues accurately. We incur expenses based predominantly on operating plans and estimates of future revenues. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Accordingly, a failure to meet our revenue projections would have an immediate and negative impact on profitability and cash flow. If this were to happen, the market price of our common stock would likely decline significantly. In addition, we could be subject to claims and suits by our security holders that are costly to defend and could divert our management's attention.

Because we have only recently introduced our online auction services and because we operate in a new and rapidly evolving market, you may have difficulty assessing our business and our future prospects.

   We commenced online auctions in November 1999. Because this represents a new and untested line of business for us, it may be difficult for you to evaluate our business and our future prospects. Online auctions of used capital assets are new and rapidly evolving, and it is difficult to predict whether the market will accept our online auction services and what level of revenue we will derive from these services. Our business will be seriously harmed, and may fail entirely, if we do not successfully execute our new online business strategy or if we do not successfully address the risks that we face. In addition, due to our limited online operating history, we believe that period-to-period comparisons of our revenues and results of operations are not meaningful.

If buyers and sellers of used capital assets do not accept our business model of providing online auctions, demand for our services may not develop.

   Our online auctions, which aggregate buyers and sellers of used capital assets, are a new and unproven auction format and rely upon buyers and sellers in this market adopting a new means of purchasing and selling. If buyers and sellers of used capital assets do not accept our business model, demand for our services may not develop and our growth will be impaired. Buyers and sellers may prefer to use traditional methods of buying and selling used capital assets, such as on-site auctions and transacting privately in person or by phone, for many reasons, including:

  . comfort with existing purchasing habits, such as participating in live, on-site auctions;
  . reluctance to adopt the technology necessary to engage in the online sale and purchase of used capital assets;
  . failure of the market to develop the necessary infrastructure for Internet-based communications, such as widespread Internet access, high-speed modems, high-speed communication lines and computer availability;
  . concerns with security and confidentiality; and . investment in existing purchasing and distribution methods and the costs required to switch to new methods.

   In addition, many of the buyers of used capital assets may not currently have ready access to the Internet for commercial purposes and may be unwilling to use the Internet to purchase used capital assets. Even if buyers and sellers accept the Internet as a means of buying and selling used capital assets, they may not participate in our auctions. Reluctance of buyers and sellers to use our services would seriously harm our business.

If we cannot quickly build a "critical mass" of buyers and sellers of used capital assets, we will not achieve network effects and our business may not succeed.

   Our strategy of building a competitive advantage through growth in our customer base requires us to build quickly a critical mass of online buyers and sellers. We believe that we will have achieved a critical mass if we become recognized as a leading global auctioneer for used capital assets, but we cannot specify the size of the user community we must develop in order to achieve this status within the vertical markets in which we operate. If another competitor builds a critical mass before we do, we may be at a competitive disadvantage. To encourage sellers to list their assets with us, we need to increase the number of buyers who participate in our auctions by providing a broad range of used capital assets from a large number of sellers. If we are unable to expand our customer base substantially, buyers and sellers of used capital assets may not continue to use our services.

We have limited experience with a number of the vertical markets in our marketplace, and if we do not become recognized as a leading auctioneer in these markets, our growth will be inhibited.

   We believe that our success depends on our ability to offer used capital assets across the range of vertical markets that we serve. If we do not rapidly increase the range of our asset listings in a number of our vertical markets, our growth will be impaired because we will not have achieved our goal of being recognized as the sponsor of a broad based marketplace for used capital assets. We are most experienced in, and are currently most active in, the metalworking and machine tools, semiconductor fabrication, computer, peripherals and data processing, disk drive and media manufacturing, biotechnology, medical and pharmaceutical, textile and apparel manufacturing, and electronic test and measurement vertical markets. Consequently we are most dependent on these markets at this time. To date, we have not been active to a material respect in on-site auctions in our other vertical markets. We may never be recognized as a viable auction alternative for the disposition of assets in those markets in which we have historically had limited experience.

Our recent acquisitions and any future acquisitions could harm our profitability, strain our resources, and cause dilution to our stockholders.

   Since December 1999 we have acquired 14 businesses and we expect to continue to acquire the assets or businesses of dealers, auctioneers and appraisers in order to expand our business and the services we offer. We expect that integrating these newly acquired organizations and technologies into our company will be expensive and time-consuming and may strain our resources. Moreover, unforeseen liabilities could arise from the businesses we acquired, and could arise in connection with future acquisitions, and we may have inadequate insurance coverage and working capital to satisfy such liabilities. We may not be successful in integrating the acquired businesses or technologies or any future acquisitions and may not achieve our anticipated revenue and cost benefits from past or future acquisitions. In connection with our recent acquisitions, we have recorded approximately $93.0 million in goodwill and other intangible assets, which will be amortized over a period of one to fifteen years. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business.

We have recorded a large amount of goodwill and other intangible assets as a result of recent acquisitions and our results of operations will be adversely affected if we do not realize value commensurate with these assets.

   As a result of recent acquisitions as of July 31, 2000, we have recorded intangible assets of approximately $93.0 million, including approximately $87.2 million of goodwill. The valuation of intangible assets is inherently uncertain. If we do not recover value from our acquisitions commensurate with these substantial amounts of goodwill and other intangible assets, we may be required to accelerate their write off. If that were to occur, we could incur large charges in the period of such acceleration and our operating results would be adversely affected.

Our recent growth has placed significant strains on our information systems and management resources, and if we fail to manage further growth successfully, we may not be able to conduct our business efficiently or execute our business plan.

   If we are unable to manage our business successfully during a period of rapid growth in the size of our company, our business could be seriously harmed. As a result of our internal expansion and our recent acquisitions, the volume of business we manage (from actual revenues in 1999 of $12.5 million to pro forma

1999 revenues of $93.4 million), the number of our employees (from 78 at December 31, 1999 to 468 at July 31, 2000) and the number of our locations (from six at December 31, 1999 to 24 at July 31, 2000) have grown rapidly. We will need to continue growing in order to execute our business strategy. Our growth has placed significant demands on management as well as on our administrative, operational and financial resources and internal controls. We expect our future growth to cause similar, and perhaps increased, strains on our systems and internal controls. For example, our rapid growth requires us to integrate and manage a large number of new employees. In addition, we will need to upgrade substantially or replace our information systems, including our accounting system. Any failure to upgrade successfully our systems and internal controls could result in inefficiencies in our business and could prevent us from executing our business plan.

We may be unable to effect our growth strategy if we are unable to consummate future business acquisitions.

   Our growth is subject to the risk that we will be unable to identify additional suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Additionally, regardless of whether suitable candidates are available, we may not be able to consummate future acquisitions for other reasons, such as competition from other bidders. If we are unable to consummate future acquisitions, our business, financial condition and operating results could be adversely affected.

In the future we will be exposed to greater risks associated with ownership and management of inventory, and we could incur losses from carrying and disposing of our own inventory.

   Commencing with our acquisitions in December 1999, we have begun to acquire the businesses of dealers which include capital asset inventories, and we also have acquired assets for sale independent of acquisitions and intend to continue to do so. Owning inventory subjects us to the costs of warehousing such inventory and to risks of loss both from depreciation and obsolescence of this inventory while we are carrying it, and from the disposition of this inventory for a price below our carrying value. These losses, such as we incurred during the second quarter of 2000, adversely affect our operating results and could cause our stock price to decline. As auctioneers, we historically have not carried inventory and have generally sold the assets of others without incurring a risk of loss. We have limited experience in managing the carrying and disposition of inventory and may not be successful in doing so. At June 30, 2000, the book value of the used capital assets we owned was approximately $13.3 million. These assets consist of equipment used in the printed circuit board, electronic test and measurement, computer, semiconductor fabrication and biotechnology vertical markets.

We may incur losses resulting from guarantees of auction proceeds.

   Occasionally, we guarantee a minimum amount of auction proceeds that a corporate customer will receive from a sale of its assets through a Webcast auction. In the event that actual auction proceeds do not equal or exceed a guaranteed amount, we are obligated to pay any shortfall to the seller, and this could adversely affect our operating results. We have made guarantees in the past in our traditional on-site auctions and expect to continue to do so from time to time for our Webcasts. Since January 1, 1997, our guarantees of auction proceeds have ranged in amount up to $3.5 million. During the six months ended June 30, 2000, we incurred aggregate losses of approximately $379,000 as a result of auction proceeds which fell short of the guaranteed amount.

If we are unable to maintain our strategic business relationships or enter into new ones, we may be unable to attract customers to our marketplace.

   Our business strategy includes entry into strategic business relationships to increase our customer base, increase the number and variety of our asset listings and provide additional value-added services to our customers. If any existing relationship, such as our marketing agreement with Yahoo! or our asset supply arrangement with Comdisco, is terminated or is not renewed upon its expiration, or we are unable to enter into new relationships, we may be unable to attract assets and traffic to our website as intended by these relationships. Many of the companies with whom we have these relationships may develop multiple relationships and may pursue agreements with our competitors or develop or acquire services that compete with our services. In addition, in many cases these companies may terminate these relationships if we do not perform as contemplated by our agreements.

If sellers of used capital assets set unreasonable prices for their assets, our revenues will be adversely affected and our ability to grow may be limited.

   If sellers in our auctions establish unreasonable prices for their assets, these assets will be unlikely to sell. Since our commissions are based on asset sales, our revenues will be adversely affected if sales are inhibited for this reason. In addition, our ability to develop a broad network of buyers could be impaired if buyers do not perceive that the assets offered for sale through our auctions are reasonably priced.

We depend heavily on the contacts of Ross and Kirk Dove in the market for used capital assets and our business would be harmed if for any reason either or both of them ceased to be active as our senior executives.

   If Ross or Kirk Dove were no longer committed to our business in the capacity of senior executive officers, our business would be adversely affected. Each of these two officers has substantial relationships and contacts in the market for used capital assets, and we could lose important customers if either of them were no longer active in our business. In addition, they have years of experience in conducting auctions. Several of the executive officers who have recently joined us do not share this experience and likely would not be as capable as the Doves in the auction business for a substantial period of time, if ever. Ross and Kirk Dove are employed by us at-will, and we cannot assure you that they will be employed by us for any period of time.

Many of our executives and other employees have recently joined our company, and if they are unable to work together effectively, we may not be able to manage our growth and operations effectively.

   Several of our executive officers and other key employees joined us only recently and have had a limited time to work together. We cannot assure you that they will be able to work together effectively to manage our growth and continuing operations. Our chief financial officer, Cory M. Ravid, joined DoveBid in October 1999; our president and chief operating officer, Jeffrey M. Crowe, joined DoveBid in November 1999; our chief technical officer and vice president of e-commerce, Francis M. Juliano, joined DoveBid in November 1999; our vice president of operations, James Hume, joined DoveBid in January 2000; our president of international auction services, Robert C. Levy, joined DoveBid in March 2000; our president of valuation services, David S. Gronik, joined DoveBid in March 2000; our vice president of business development, Timothy J. Reed, joined DoveBid in March 2000; our vice president of human resources, Lynn Corsiglia, joined DoveBid in March 2000; and our vice president of corporate marketing and strategy, Daphne Li, joined DoveBid in March 2000.

If we are unable to attract qualified personnel or retain our key personnel, we may not be able to compete successfully in our industry.

   Should we fail to attract qualified personnel, we may not be able to compete successfully in our industry, and our business would be harmed. Our success depends on our ability to attract and retain qualified, experienced employees. Our recent expansion into online auctions and our plans for aggressively pursuing opportunities in this area have necessitated our hiring of a number of new executives with expertise in areas such as finance, marketing and technology where we do not have sufficient existing capabilities. In addition to the hiring of these executives, we have also hired, and will need to continue to hire, additional skilled employees in a number of additional areas to support our growth. Competition for qualified, experienced employees in the Internet industry, particularly in the San Francisco Bay Area, is intense, and we may not be able to compete effectively to retain and attract employees. In addition to the importance of attracting qualified employees, it is also important to the success of our business that we not lose the services of our key personnel, primarily our executive officers and senior sales personnel. Our employees, including our executives, serve at-will and may elect to pursue other opportunities at any time. Other than the limited key person life insurance policies for Ross and Kirk Dove, we do not maintain any key person life insurance.

If our online systems are unable to provide acceptable performance as the traffic increases, we could lose customers and we would have to spend capital to expand and adapt our network infrastructure, either of which could harm our business and results of operations.

   If our online systems do not continue to provide acceptable performance as use of our services increases, our reputation may be damaged and we may lose customers. We introduced our continuous online auctions in November 1999 and conducted our first Webcast auction in January 2000. Accordingly, we have processed a limited number and variety of transactions on our website. Our Webcast and 24x7 online auctions are operated on two different systems of servers. The systems upon which our Webcast auctions are run currently experience approximately 220 hits per minute at peak usage. The system capacity is 1,300 to 1,500 hits per minute. However, our systems may not be able to accommodate increased use while continuing to provide acceptable overall performance.

   To date we have not experienced unscheduled system interruptions of our online marketplace, although outages may occur from time to time as system usage increases. We may be unable to predict accurately the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate increased use of our marketplace. Any failure to expand or upgrade our systems to keep pace with the growth in demand for capacity could cause our website to become unstable and possibly cease to operate for indefinite periods of time. Unscheduled downtime could negatively affect our business.

Our infrastructure and systems are susceptible to natural disasters and other unexpected events, and if any of these events of a significant magnitude were to occur, they could affect our ability to operate our business for a sustained period.

   The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to process transactions, provide high quality customer service and attract and retain users of our services. Currently, our infrastructure and systems are located at one site in Sunnyvale, California, which is an area susceptible to earthquakes. We depend on our single-site infrastructure, and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, reduce the number of transactions we are able to process and, if sustained or repeated, could impair our reputation and the attractiveness of our services, or prevent us from providing our services entirely.

   Our systems and operations are susceptible to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We rely on a third party for our hosting services and we do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that we may sustain. Any failure on our part to expand our system or Internet infrastructure to keep up with the demands of our users, or any system failure that causes an interruption in service or a decrease in responsiveness of our online services or website, could result in fewer transactions and, if sustained or repeated, could damage our reputation and the attractiveness of our services or prevent us from providing our services entirely.

We face intense competition, and if we are unable to compete effectively we may be unable to maintain or expand our customer base, and we may lose market share or sustain revenue shortfalls.

   The online market for used capital assets is new and rapidly evolving and we expect it to be intensely competitive. We believe that the principal competitive factors in our market include the following: an integrated auction capability; vertical market expertise; a critical mass of buyers and sellers; relationships with capital asset dealers; customer service; a user friendly technology interface; and an ability to implement an array of value-added services. Although we believe that we compete favorably with respect to each of these factors, certain of our current and potential competitors may have longer online operating histories, greater name recognition, larger customer bases, more expertise in certain vertical markets and greater financial, technical and marketing resources than do we. As a result of these factors, our current and potential competitors may be able to respond more quickly to market forces than can we, undertake more extensive marketing campaigns, devote substantially more resources to technical and system development and offer additional value-added services more effectively than we can.

   Our competition includes traditional auctioneers that have established online marketplaces for used capital assets, as well as new online entrants that seek to use the Internet to sell or auction used capital assets. We also face potential competition from a number of other sources. Many Internet portals and e-commerce providers have created, or are creating, websites and functions that may serve the needs of our customers and compete with our services. In addition, providers of online marketplaces and online auction services that currently focus on other industries could expand the scope of their services to include used capital assets. Buyers and sellers that we currently consider to be customers may also establish competing online marketplaces, either on their own or by partnering with other companies. Moreover, additional auctioneers focusing on used capital assets may establish or partner with others to establish online auction services.

   Competition is likely to intensify as our market matures. As competitive conditions intensify, competitors may:

  . enter into strategic or commercial relationships with larger, more established Internet companies;
  . secure assets from sellers on more favorable terms; and . secure exclusive or preferential arrangements with buyers and sellers that limit sales through our auctions.

   We may be unable to compete successfully against current and future competitors and competition could result in reduced commissions, revenues, gross margins and operating margins and loss of market share.

If we are unable to increase recognition of the DoveBid brand name, our ability to attract customers will be limited and our operating results will suffer.

   We believe that recognition and positive perception of the DoveBid brand name in the online market for used capital assets is important to our success. We are devoting significant resources toward increasing the awareness of our brand name. We may not achieve our desired goal of increasing the awareness of the DoveBid brand name to justify these expenditures. Even if recognition of our brand name increases, it may not lead to an increase in our customer base.

Expanding our services globally exposes us to additional operational challenges.

   We face risks doing business internationally. We have recently acquired companies in the Netherlands, Singapore, Hong Kong, Thailand, Malaysia and Australia. In order to increase the market awareness and the use of our services by buyers and sellers of used capital assets, we intend to expand our services in other areas of the world. We currently plan to expand our presence in the European and Asian markets and to enter the Latin American market within a two-year period, but we may be unsuccessful in carrying out these plans in a timely fashion, if at all. If we fail to execute this strategy, our growth will be limited and our operating results may be harmed.

   As we increase our international activities, we will be exposed to additional operational challenges that we would not face if we conducted our operations only in the United States. These include:

  . the development of logistical support necessary to facilitate the delivery and receipt of payment to and from, and delivery of assets by and to, buyers and sellers;
  . fluctuations in currency exchange rates, particularly if we accept payment for auction items or value-added services in currencies other than United States dollars;

  . seasonal fluctuations in purchasing patterns in other countries;
  . tariffs, export controls and other trade barriers;
  . difficulties in collecting accounts receivable in other countries;
  . the burdens of complying with a wide variety of foreign laws;
  . reduced protection of intellectual property rights in some countries; . challenges in staffing and managing foreign operations;
  . differences in technology standards in foreign countries;
  . political and economic instability; and . potentially adverse tax consequences, including those resulting from unexpected changes in tax laws.

   We have limited experience operating outside the United States and with marketing our services globally. Our entry into global markets may require significant management attention and financial resources which may adversely affect our ability to effectively manage our existing business. Furthermore, entry into some global markets would require us to develop additional foreign language versions of our services. There may also be cultural barriers to the acceptance of our services internationally, particularly in regions that have not traditionally relied upon auctions as a way to dispose of used capital assets. Competitors with greater local market knowledge may exist or arise in these international markets and impede our ability to successfully expand in these markets. Accordingly, our planned global expansion may be unsuccessful.

If we cannot meet our future capital requirements, we may be unable to develop and enhance our products and services, take advantage of business opportunities and respond to competitive pressures.

   We currently anticipate that the net proceeds from this offering, together with our existing working capital immediately prior to this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next twelve months. The time period for which we believe our capital is sufficient is an estimate; the actual time period may differ materially as a result of a number of factors, risks and uncertainties. We may need to raise additional funds in the future through public or private debt or equity financings in order to:

  . accelerate our expansion through acquisitions of dealers, auctioneers and other businesses or technologies;
  . develop new products or services; or
  . respond to competitive pressures.

   Additional financing may be unavailable on terms acceptable to us, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of acquisition opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures. In such cases, our business results and financial condition could be harmed.

If we are unable to safeguard the security and privacy of a customer's confidential information, customers may stop using our services.

   A significant barrier to the widespread adoption of e-commerce is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. For example, our users may provide us with the name of a personal representative, a tax identification number, and for sellers, reserve prices of assets for sale. If any compromise or breach of security were to occur, it could harm our reputation and expose us to liability. Despite our efforts to protect customer information, a party may be able to circumvent our security measures and could misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches.

We may be subject to litigation for defects in used capital assets sold in our marketplace and this type of litigation may be costly and time-consuming to defend.

   Because we facilitate the sale of used capital assets in our marketplace, we may become subject to legal proceedings arising from defects in such assets, even though we generally do not take title to or provide a warranty with respect to such assets. Although the terms and conditions of our service expressly limit our liability in these situations, we may also become involved in disputes regarding the terms of the sale through our marketplace, including disputes arising from the failure of sellers to deliver assets or buyers to pay for assets. Any claims, with or without merit, could:

  . be time-consuming to defend;
  . result in costly litigation; and
  . divert management's attention and resources.

   As we continue to acquire and sell more assets on a principal basis, whether through business acquisitions or other acquisitions of assets for sale, the risk that we may be subject to claims related to defective assets may increase. In cases where we believe that repair or refurbishment will enhance the value of a used asset, we may repair or refurbish the asset and provide a limited warranty to a buyer. When we provide a limited warranty for assets we sell, we may be subject to product claims if a breach of warranty occurs.

If we are unable to protect our intellectual property, third parties may gain access to these rights and harm our business.

   We regard our intellectual property, as it relates to our ability to broadcast and conduct live auctions, as critical to our success. If we are unable to protect these rights, we would lose a capability that we regard as a key strategic advantage. We rely on trademark, patent, copyright and trade secret laws to protect these and our other proprietary rights. It is possible that by virtue of using our intellectual property we could receive claims of infringement of other parties' proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Any claims of this type, with or without merit, could be time-consuming to defend, result in costly litigation, divert management attention and resources or require us to enter into royalty or license agreements. In addition, there has been a recent increase in the number of patent applications related to the use of the Internet to perform business processes. Enforcement of intellectual property rights in the Internet sector will become a greater source of risk as the number of business process patents increases.

   We currently possess the following intellectual property which we consider important: trademarks on DoveBid and "DoveBid Business Auctions Worldwide" for which worldwide applications are pending, our databases of customers and businesses, our databases of transactions and appraisals, a provisional patent for our proprietary auction engine technology, and our proprietary Webcast auction process. In addition, we have secured our domestic URL and domain registration and are in the process of extending those registrations globally.

   Our trademark registration applications may not be approved or granted, and our provisional patent may not be upheld and patents may not be granted for any future patent applications that we file. In addition any trademarks or patents that we hold may be successfully challenged by others or invalidated through administrative process or litigation.

We could encounter operational difficulties or delays in connection with the upgrade of our 24x7 online auction technology, and, if so, we could lose revenues and customers.

   To enhance the functionality of our 24x7 online auction service, we recently implemented a new technology platform employing online auction technology of a company that we acquired in March 2000. Upgrades of this type may be subject to difficulties that become manifest after the upgrade has been completed. If these difficulties were to occur, we could lose revenues from lost auctions, and lose customers as well as suffer damage to our reputation. In the future, we expect to complete other technology and systems upgrades that may expose us to risks of unsuccessful or untimely completion.

We rely on third-party software and technology without which we may not be able to operate our online auctions.

   We rely on software and technology that we have licensed from a number of suppliers. We currently use software or technology from MCI Worldcom, Microsoft, Oracle, Slingshot, Mshow and Cisco. These licenses may not continue to be available to us on commercially reasonable terms, if at all. In addition, we may fail to integrate licensed technology into our services successfully, which could similarly harm development and market acceptance of our services. For example, we use licensed software to provide part of our website infrastructure and to provide a substantial part of the functionality of our auction services, and we use licensed information retrieval software to provide part of our search capabilities. In addition, the licensors may not continue to support or enhance the licensed software. In the future, we expect to license other third party technologies to enhance our services, to meet evolving user needs or to adapt to changing technology standards. Failure to license, or the loss of any licenses of, necessary technologies could impair our ability to operate our online auctions until equivalent software is identified, licensed and integrated or developed by us.

If we fail to adapt to the rapidly changing technologies of the Internet or if the Internet cannot support the demands of our business, our business would be harmed.

   To succeed, we will need to adapt effectively to rapidly changing technologies and continually improve the performance, features and reliability of our services. We could incur substantial costs in modifying our products, services or infrastructure to adapt to these changes, and we may also lose customers and revenues if our services fail to use the latest Internet technology. The success of our business relies on the Internet to provide a convenient means of interaction and e-commerce.

  Risks Related To Our Industry

Regulation of the Internet is unsettled, and future regulations could inhibit the growth of e-commerce and limit the market for our services.

   Legislation or application of existing laws could expose companies involved in e-commerce to increased liability, which could limit the growth of e-commerce. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, such as user privacy, taxation of goods and services provided over the Internet and the pricing, content and quality of services. Legislation could dampen the growth in Internet usage and decrease or limit its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our services and increase our cost of doing business. In addition, existing laws could be applied to the Internet, including consumer privacy and unfair competition laws. As a provider of auction services we may be subject to the Federal Trade Commission's mail and telephone order rule, which requires that at the time an order is solicited a seller must have a "reasonable basis" to ship within a certain time and must provide reasonable notice of any inability to ship within that time period.

If regulations with respect to how auctions may be conducted are imposed by states or municipalities, our business costs may increase, which would harm our results of operations.

   Numerous states (including California, where our headquarters are located) and municipalities have regulations regarding the conduct of auctions and the liability of auctioneers. We are not aware that any legal determination has been made with respect to the applicability of these regulations to our online business, and little precedent exists in this area. One or more states or municipalities may attempt to impose these regulations upon us in the future, which could increase our cost of doing business.

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

The imposition of additional state and local taxes on Internet-based transactions would increase our cost of doing business and harm our ability to become profitable.

   We file state tax returns as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from those sales. These proposals, if adopted, could substantially impair the growth of Internet-based commerce and harm our ability to become profitable.

   United States federal law limits the ability of the states to impose taxes on Internet-based transactions. Until October 21, 2001, state and local taxes on Internet-based commerce that are discriminatory against Internet access are prohibited, unless the taxes were generally imposed and actually enforced before October 1, 1998. It is possible that this tax moratorium will not be renewed by October 21, 2001 or at all. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of state and local taxes could harm our ability to become profitable.

  Risks Related To This Offering

New investors in our common stock will experience immediate and substantial dilution.

   The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this
offering will, therefore, incur immediate dilution of $       per share of
common stock in net tangible book value, based on an assumed initial public
offering price of $       per share. In addition, we have issued options and
warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent outstanding options or warrants are ultimately exercised, there will be further dilution to investors in this offering.

The price of our common stock may fluctuate significantly, which could lead to losses for individual stockholders.

   The trading prices of many stocks of Internet-related companies have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or out of proportion to the operating performance of these companies. Because we are an Internet-related company, we expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Any negative change in the public's perception of the prospects of Internet-related companies could also depress our stock price, regardless of our results.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial in the opinion of our stockholders.

   Provisions of our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial in the opinion of our stockholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;
  . establishing a classified board of directors, which could discourage a takeover attempt;
  . prohibiting cumulative voting in the election of directors, which would limit the ability of less than a majority of stockholders to elect director candidates;
  . limiting the ability of stockholders to call special meetings of stockholders;
  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and
  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of DoveBid. Generally stated, section 203 prohibits significant stockholders from engaging in certain business combinations with their subject company without approval of the board or two-thirds of the independent stockholders.

Our directors, executive officers and major stockholders will control our business after this offering.

   After this offering, directors, executive officers, and current holders of 5% or more of our outstanding common stock will, in the aggregate, own
approximately    % of our outstanding common stock. As a result, these
stockholders will be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and will make some transactions more difficult or impossible without the support of these stockholders.

We have broad discretion to use the offering proceeds, and our investment of these proceeds may not yield a favorable, or any, return.

   The net proceeds of this offering are not allocated for specific uses. Thus, our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable, or any, return for us.

Substantial sales of our common stock by our stockholders could depress our stock price.

   Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock.
Of the           shares of common stock to be outstanding upon the closing of
this offering, the           shares offered by this prospectus will be freely
tradable without restriction or further registration. Substantially all of the
remaining           shares of our common stock held by existing stockholders
upon the completion of this offering are subject to lock-up agreements with the underwriters not to sell such shares for a 180 day period after the date of this prospectus. The underwriters have no current intention to waive any lock-
up agreements. Approximately           of these shares will be eligible for
resale upon the expiration of such 180-day period, although           will be
subject to sales volume restrictions under Rule 144. The remaining shares will become freely tradeable at various times after the 181st day following the date of this prospectus through July 2004 as repurchase restrictions and Rule 144
holding periods lapse. In addition the           shares (based on an average
conversion rate of $       per share) of common stock that will be issued upon
the automatic conversion of convertible subordinated notes with an aggregate
principal amount of $    million plus $         of accrued interest issued in
connection with acquisitions completed between December 1999 and July    , 2000
will become eligible for resale between December 2000 and July    , 2001
pursuant to Rule 144.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the shares of common stock offered
by us will be approximately $     , or approximately $     if the underwriters'
over-allotment option is exercised in full, at an assumed initial public
offering price of $    per share and after deducting estimated underwriting
discounts and commissions and offering expenses.

   We intend to use the net proceeds from this offering primarily for general corporate purposes, including funding operating losses, and acquiring or investing in assets, services, technologies or businesses that are complementary to our business. We are regularly involved in discussions regarding business combinations, but we do not have any present commitments or understandings to proceed with any transaction of this type.

   We will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have not paid any cash dividends on our capital stock since we incorporated in June 1999. However, prior to our incorporation, we were a limited liability company and made various cash and non-cash distributions to our members. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  .  on an actual basis;
  . on a pro forma basis to reflect i) the sale of 8,901,649 shares of Series C preferred stock for gross proceeds of $23.8 million in August 2000, and ii) the automatic conversion into common stock upon completion of this offering of all preferred stock and convertible subordinated notes in an aggregate principal amount of $28.2 million plus $0.5 million of accrued interest, at an assumed conversion price of
     $          per share (the mid-point of the range set forth on the cover page of this prospectus) or, from one transaction, at $10.50 per share; . on a pro forma as adjusted basis to reflect the sale of shares of common stock in this offering at an assumed initial public offering price of
     $   per share, after deducting estimated underwriting discounts and commissions and offering expenses.

   The table does not reflect 6,009,101 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.51 per share, as of June 30, 2000; and additional shares authorized for issuance under our plans. It also does not include an immediately exercisable warrant for 1,405,000 shares of Series C preferred stock at an exercise price of $2.67 per share. The table also does not give effect to the conversion of convertible subordinated notes in the principal amount of $1.7 million issued in acquisitions completed after June 30, 2000 that are insignificant for financial statement purposes.

   This table should be read in conjunction with our Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                        June 30, 2000
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                 (in thousands, except share
                                                     and per share data)
Convertible subordinated notes................. $ 24,600  $          $
Convertible preferred stock subject to
 redemption, $0.001 par value; 74,000,000
 shares authorized, 70,309,144 shares issued
 and outstanding, actual; 77,000,000 shares
 authorized, none issued and outstanding, pro
 forma; and           shares authorized, none
 issued and outstanding pro forma as adjusted..  130,158
Stockholders' equity (deficit):
  Common stock, $0.001 par value per share;
   70,000,000 shares authorized, 39,894,438
   shares issued and outstanding, actual;
   150,000,000 shares authorized,
   shares issued and outstanding, pro forma:
   150,000,000 shares authorized,      shares
   issued and outstanding, pro forma as
   adjusted....................................       40
  Additional paid-in capital...................   18,197
  Deferred stock-based compensation............   (1,920)
  Notes receivable from stockholders...........   (4,805)
  Translation adjustment.......................      (63)
  Accumulated deficit..........................  (42,770)
                                                --------  --------   --------
    Total stockholders' equity (deficit).......  (31,321)
                                                --------  --------   --------
      Total capitalization..................... $123,437  $          $
                                                ========  ========   ========

                                    DILUTION

   As of June 30, 2000, our pro forma net tangible book value was approximately
$67.7 million, or $   per share of common stock. Pro forma net tangible book
value per share represents the amount of our total tangible assets less total liabilities, divided by shares of common stock outstanding after giving effect to the automatic conversion into common stock upon completion of this offering of all preferred stock and convertible subordinated notes in an aggregate principal amount of $28.2 million plus $0.5 million of accrued interest, at an
assumed conversion price of $    per share (the mid-point of the range set
forth on the cover page of this prospectus) or, from one transaction, at $10.50 per share.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by buyers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

   After giving effect to the receipt of the net proceeds from the sale of the shares of our common stock at an assumed initial public offering price of $ per share and after deducting underwriting discounts and commissions and the estimated offering expenses, our pro forma net tangible book value as of June
30, 2000 would have been approximately $   million, or $   per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution of $   per share
to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share........................ $
  Pro forma net tangible book value per share as of June 30, 2000......
  Increase per share attributable to new investors..................... $
                                                                        --------
Pro forma net tangible book value per share after this offering........
                                                                        --------
Dilution per share to new investors.................................... $
                                                                        ========

   The following table summarizes as of June 30, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and offering expenses:

                                                           Total
                                    Shares Purchased   Consideration    Average
                                    ----------------- ----------------   Price
                                     Number   Percent  Amount  Percent Per Share
                                    --------- ------- -------- ------- ---------
Existing stockholders..............                %  $             %   $
New Investors......................                %                %
                                    ---------  ----   --------  ----
  Total............................                %  $             %
                                    =========  ====   ========  ====

   If the underwriters' over-allotment option is exercised in full, the following will occur:

  .  the number of shares of common stock held by existing stockholders will
     decrease to approximately    % of the total number of shares of our
     common stock outstanding after this offering; and
  .  the number of shares held by new investors will be increased to     , or
     approximately    % of the total number of our shares of our common stock
     outstanding after this offering.

   The above discussion and tables assume no exercise of any stock options or warrants for common stock outstanding as of June 30, 2000. As of June 30, 2000,
there were outstanding options to purchase a total of           shares of
common stock at a weighted average exercise price of $       per share and an
immediately exercisable warrant to purchase 1,405,000 shares of Series C preferred stock. If any of these options are exercised, there will be further dilution to new public investors. Please see "Capitalization," and "Management--Employee Benefit Plans." The above also does not give effect to the conversion of convertible subordinated debentures in the principal amount of $1.7 million issued in acquisitions completed after June 30, 2000 that are insignificant for financial statement purposes.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and are qualified by reference to, our Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statements of operations for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from, and are qualified by reference to, the financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements not included in this prospectus. The historical results presented below are not necessarily indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The statements of operations data for the six months ended June 30, 1999 and 2000 and the unaudited balance sheet data at June 30, 2000 are derived from unaudited interim financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, except for the mark down of inventory of $8.2 million, necessary for a fair presentation of the results of operations and financial condition for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year or any future period.

   The pro forma financial information for the year ended December 31, 1999 and the six months ended June 30, 2000 are derived from, and are qualified by reference to, the pro forma financial data appearing elsewhere in this prospectus. The pro forma statement of operations data for the year ended December 31, 1999 gives effect to nine acquisitions which occurred in February through July 2000 as if those acquisitions had occurred on January 1, 1999. The pro forma statement of operations data for the six months ended June 30, 2000 gives effect to these acquisitions as if they had occurred on January 1, 2000. The pro forma balance sheet data as of June 30, 2000 gives effect to two acquisitions which occurred in July 2000 and our sale of shares of Series C preferred stock in August 2000 as if those transactions had occurred on June 30, 2000.

   The pro forma information excludes the effects of acquisitions which are insignificant for the purpose of this presentation.

                                                                                                 Year Ended  Six Months
                                Years Ended December 31,                Six Months  Six Months  December 31, Ended June
                     -------------------------------------------------  Ended June  Ended June      1999      30, 2000
                        1995        1996      1997     1998     1999     30, 1999    30, 2000    Pro Forma    Pro Forma
                     ----------- ----------- -------  -------  -------  ----------- ----------- ------------ -----------
                     (unaudited) (unaudited)                            (unaudited) (unaudited) (unaudited)  (unaudited)
                                                  (in thousands, except per share data)
Statement of
 Operations Data:
Revenues...........    $19,533     $16,786   $13,679  $10,801  $12,504    $ 6,958    $ 21,180     $ 93,386    $  50,258
Cost of revenues...     11,620       8,565     7,004    5,679    5,788      2,573      12,115       60,383       32,600
                       -------     -------   -------  -------  -------    -------    --------     --------    ---------
Gross profit.......      7,913       8,221     6,675    5,122    6,716      4,385       9,065       33,003       17,658
Operating expenses:
 Provision for
  unusual
  inventory
  markdown.........         --          --        --       --       --         --       8,200           --        8,200
 Sales and
  marketing........      1,792       1,527     1,195    1,079    2,271        446      13,972       12,807       19,595
 General and
  administrative...      5,373       5,327     5,321    4,787    7,818      2,474      11,817       19,129       15,515
 Technology and
  development......         --          --        --       --      378         --       3,449          821        3,761
 Goodwill
  amortization.....         --          --        --       --       --         --       2,335        9,149        5,181
 Depreciation and
  other
  amortization.....        421         835       204      188      138         61       2,064          942        2,398
 Amortization of
  deferred
  compensation.....         --          --        --       --       51         --       1,210           51        1,210
 Impairment of
  goodwill.........         --          --     9,751       --       --         --          --           --           --
                       -------     -------   -------  -------  -------    -------    --------     --------    ---------
   Total operating
    expenses.......      7,586       7,689    16,471    6,054   10,656      2,981      43,047       42,899       55,860
                       -------     -------   -------  -------  -------    -------    --------     --------    ---------
Income (loss) from
 operations........        327         532    (9,796)    (932)  (3,940)     1,404     (33,982)      (9,896)     (38,202)
Interest and other
 income (expense),
 net...............         42          49        38       65      168        172       1,048       (2,604)          31
                       -------     -------   -------  -------  -------    -------    --------     --------    ---------
Income (loss)
 before income
 taxes.............        369         581    (9,758)    (867)  (3,772)     1,576     (32,934)     (12,500)     (38,171)
Income tax
 provision.........         --          --        --       --       --         --          --          132          131
                       -------     -------   -------  -------  -------    -------    --------     --------    ---------
Net income (loss)..        369         581    (9,758)    (867)  (3,772)     1,576     (32,934)     (12,368)    (38,040)
Preferred stock
 accretion.........         --          --        --       --     (369)        --      (3,678)        (369)     (3,678)
                       -------     -------   -------  -------  -------    -------    --------     --------    ---------
Net income (loss)
 attributable to
 common
 stockholders......    $   369     $   581   $(9,758) $  (867) $(4,141)   $ 1,576    $(36,612)    $(12,737)   $(41,718)
                       =======     =======   =======  =======  =======    =======    ========     ========    =========
Basic and diluted
 net income (loss)
 per common share..    $  0.02     $  0.02   $ (0.34) $ (0.03) $ (0.15)   $  0.06    $  (1.42)    $  (0.45)   $  (1.61)
                       =======     =======   =======  =======  =======    =======    ========     ========    =========
Weighted average
 common shares used
 to compute basic
 and diluted net
 income (loss) per
 common share......     23,199      28,999    28,988   28,618   28,403     28,533      25,841       28,403       25,841
                       =======     =======   =======  =======  =======    =======    ========     ========    =========

                                            December 31,                                    June 30,
                         ----------------------------------------------------   June 30,      2000
                            1995        1996        1997      1998     1999       2000      Pro Forma
                         ----------- ----------- ----------- -------  -------  ----------- -----------
                         (unaudited) (unaudited) (unaudited)                   (unaudited) (unaudited)
                                                       (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............   $   168     $ 4,545     $  267    $   229  $ 6,969   $ 35,616    $ 49,700
Working capital
 (deficit)..............      (302)        775       (173)    (1,407)   7,471     54,355      66,968
Total assets............    21,905      21,545      8,054      4,351   19,032    156,337     195,957
Long-term liabilities...        --          --        461        235    3,109     27,338      34,388
Total stockholders'
 equity (deficit).......    10,369      10,950       (268)    (1,435)  (7,058)   (31,321)    (31,321)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes.

Overview

   We incorporated in June 1999 as the successor to Dove Brothers, LLC. From March 1995 through June 1999, we conducted business as Dove Brothers, LLC. Prior to March 1995, we conducted business as Ross-Dove Company, Inc., which was the successor to Ross Mercantile Co., a sole proprietorship formed in 1937. In the past ten years, we have conducted industry-specific auctions across multiple vertical markets that have generated more than $3 billion in gross asset sales on behalf of corporations, government agencies and financial institutions, with net revenues to us of approximately $150 million.

   We facilitate the sale of used capital assets over the Internet through Webcast auctions and 24x7 online auctions. We began offering 24x7 online auctions in November 1999, and commenced our Webcast auctions in January 2000. Our Webcast auctions enable remote online buyers to compete with on-site buyers in real time for auctions of aggregated assets. Our 24x7 online auctions, which include featured online and continuous online auctions, offer both aggregated and unaggregated assets for sale. We generally do not take title to assets in our auctions or offer warranties on the assets sold. As a result of our recent acquisitions of capital asset dealers, we may buy assets for our own account and resell them through our online auctions. In addition, we may take title to assets for an auction sale to create a competitive advantage in securing a corporate seller's auction business, and where we believe there is an opportunity to earn a greater profit than we can achieve simply as an intermediary. In instances where we act as the principal seller in a transaction, we may refurbish or repair assets prior to selling them and provide a limited warranty. The cost of goods we sell as principal is included in cost of revenues. Through fiscal 1999, revenues and costs from principal sales were not significant. For the six months ended June 30, 2000 revenues from principal sales represented approximately 37% of our total revenues and those principal sales contributed to the increase in cost of revenues for this period.

   Revenues are generated from commissions earned on asset auctions, principal asset sales and fee-based services. Although fees are often negotiated and subject to competitive forces, the following description indicates the range of our operating fees, which may vary over time:

  Webcast auctions:

    Commission of 10%-12% paid by the buyer; commission of 0-10% plus reimbursement of our expenses paid by the seller.

  24x7 online auctions:

    Featured online auctions: Commission of 0-10% paid by the buyer; commission of 0-10% plus reimbursement of our expenses paid by the seller.

    Continuous online auctions: Commission of 5% paid by the seller.

   Our commissions are due upon completion of Webcast and 24x7 online auctions. In our Webcast auctions and featured auction events, we collect the purchase price from the buyer on behalf of the seller. On occasion we may guarantee the minimum proceeds that a seller in an auction will receive from the auction of specified assets. Of the more than 60 auctions that we conducted in the first seven months of 2000, minimum proceeds were guaranteed in six of these auctions, and in two instances the proceeds of the auction did not exceed the guaranteed amount.

   Revenues for Webcast auctions are recognized upon the completion of the auction. Revenues for our 24x7 online auctions are recognized when an auction sale is completed, subject to a reserve for nonpayment. Principal sales revenues are recognized when our assets are shipped, and our fee-based revenues are recognized when services are rendered.

   In 1995 Ross-Dove Company, Inc. joined with Koll Management Services, or KMS, to form our predecessor, Dove Brothers, LLC to focus on the auction of real estate. Goodwill of approximately $10 million was recorded at that time. In 1997 KMS withdrew from the business, as we determined to withdraw from the real estate auction business. At that time the remaining carrying value of the goodwill was written off.

Recent Acquisitions

   Since December 1999, we have acquired 14 businesses. These acquisitions increase the supply of assets to our auctions and extend our vertical market expertise, value-added services, and relationships with dealers and corporate customers. Our acquisitions have also extended our operations to Europe, Asia and Australia. A brief description of each of these acquisitions follows.

   On December 30, 1999, we acquired the businesses of two San Jose, California based printed circuit board equipment dealers, B&B Custom Circuit Supplies, Inc. (B&B) and Unidyne International, Inc. (Unidyne), for $3.25 million each. The consideration paid in each transaction consisted of $1.75 million in cash, $500,000 in retention obligation (as a reserve for seller warranties) and $1.0 million in convertible subordinated promissory notes. In connection with each of these acquisitions, we recorded $2.0 million of goodwill and other intangible assets. For the year ended June 30, 1999, B&B recorded revenues of $1.9 million and net income of $14,000. For the period July 1, 1999 through December 30, 1999, B&B recorded revenues of $1.6 million and a net loss of $965,000. For the period January 1, 1999 through December 30, 1999, Unidyne recorded revenues of $1.3 million and net income of $89,000.

   On February 29, 2000, we acquired all of the outstanding stock of a Branford, Connecticut based auctioneer and appraiser of used capital assets, Greenwich Industrial Services, LLC (Greenwich), for $6.25 million. The consideration paid consisted of $3.25 million in cash, $2.0 million of convertible subordinated promissory notes, and a $1.0 million cash earn-out. In connection with this acquisition, we recorded $4.4 million of goodwill and other intangible assets. For the year ended December 31, 1999, Greenwich recorded revenues of $7.8 million and net income of $790,000.

   On March 3, 2000, we acquired all of the outstanding stock of two affiliated Mequon, Wisconsin based companies, an appraiser, AccuVal Associates, Inc. (AccuVal), and an auctioneer, LiquiTec Industries, Incorporated (LiquiTec), for a total of $5.5 million. The consideration paid consisted of $1.65 million in cash, $2.85 million in convertible subordinated promissory notes and $1.0 million in subordinated promissory notes. In connection with the acquisition, we recorded $5.4 million of goodwill and other intangible assets. For the year ended December 31, 1999, AccuVal and LiquiTec recorded revenues of $3.7 million and net income of $723,000.

   On March 3, 2000, we acquired all of the outstanding stock of a Chicago, Illinois based auctioneer and appraiser of used capital assets, Philip Pollack & Company, Inc. (Pollack), for $4.5 million. The consideration paid consisted of $1.3 million in cash, $442,000 in deferred cash (as a reserve for seller warranties) and $2.75 million in convertible subordinated promissory notes. In connection with the acquisition, we recorded $4.5 million of goodwill and other intangible assets. For the ten months ended December 31, 1999, Pollack recorded revenues of $1.7 million and a net loss of $95,000.

   On March 3, 2000, we acquired all of the outstanding stock of a Mountain View, California based electronic test and measurement equipment dealer, Haltek Electronics dba Test Lab Company (Test Lab), for $6.75 million in cash and $250,000 in deferred cash (as a reserve for seller warranties). In connection with the acquisition, we recorded $4.8 million of goodwill and other intangible assets. For the year ended December 31, 1999, Test Lab recorded revenues of $7.4 million and net income of $479,000.

   On March 24, 2000, we acquired all of the outstanding stock of Norman Levy Associates, Inc. (Norman Levy), a Detroit, Michigan based auctioneer and appraiser of used capital assets, for $27.8 million. The consideration paid consisted of $17.55 million in cash, $250,000 in deferred cash and $10.0 million in convertible subordinated promissory notes. In connection with the acquisition, we recorded $29.6 million of goodwill and other intangible assets. For the eleven months ended March 24, 2000, Norman Levy recorded revenues of $9.7 million and net income of $154,000.

   On March 27, 2000, we acquired all of the outstanding stock of a Mountain View, California based software development company, One Web Place, Inc. (OWP), for an aggregate of 653,217 shares of our common stock that were issued in the transaction and our assumption of options that are exercisable for 180,116 shares of our common stock. The aggregate purchase price was $3.0 million, based on a per share value of $4.00 for our common stock, and we recorded $3.0 million of goodwill and other intangible assets. For the year ended
September 30, 1999, OWP recorded revenues of $78,000 and a net loss of $278,000.

   On May 18, 2000, we acquired all of the outstanding stock of a U.K. based dealer of used capital assets, Robert Carl Corporation (Carl), for total consideration of $2.2 million in cash. In connection with the acquisition, we recorded $700,000 of goodwill and other intangible assets. For the year ended December 31, 1999, Carl recorded revenues of $3.3 million and net income of $27,000.

   On June 15, 2000, we acquired all of the outstanding stock of a Netherlands based auction company and equipment dealer, Fairfield Industries B.V., (Fairfield) for $11.0 million. The consideration paid consisted of $6.0 million in cash and a $5.0 million convertible subordinated promissory note. In connection with the acquisition, we recorded $11.7 million of goodwill and other intangible assets. For the year ended September 30, 1999, Fairfield recorded revenues of $4.1 million and a net loss of $1.0 million.

   On July 3, 2000, we acquired all of the outstanding stock of an Alpharetta, Georgia based dealer of used, surplus and refurbished computers and computer-related equipment, Champion Computer Products, Inc. (Champion), for $11.3 million. The consideration paid consisted of $5.8 million in cash, $500,000 in retention obligation (as a reserve for seller warranties), $2.5 million in convertible subordinated promissory notes, $2.0 million in subordinated promissory notes, and a $500,000 earn-out. In connection with the acquisition, we recorded $10.1 million of goodwill and other intangible assets. For the year ended December 31, 1999, Champion recorded revenues of $42.9 million and net income of $218,000.

   On July 6, 2000, we acquired all of the outstanding stock of a Singapore based auction company, Victor Morris Team Pte Ltd. (Morris), along with certain related entities based in Thailand, Malaysia and Hong Kong, for $8.6 million. The consideration paid consisted of $4.6 million in cash, $2.0 million in deferred cash (as a reserve for seller warranties), $1.1 million in convertible subordinated promissory notes and an $800,000 cash earn-out. In connection with the acquisition, we recorded $7.2 million of goodwill and other intangible assets. For the year ended March 31, 2000, Victor Morris and its related entities recorded revenues of $1.6 million and net income of $49,000.

   On July 18, 2000, we acquired all of the outstanding stock of a Netherlands based auction company, C.L. Van Beusekom B.V. (Van Beusekom), for $3.9 million. The consideration paid consisted of $2.5 million in cash, $1.0 million in convertible subordinated promissory notes and $400,000 in subordinated promissory notes. In connection with the acquisition, we recorded $3.8 million of goodwill and other intangible assets. For the year ended December 31, 1999, Van Beusekom recorded revenues of $1.6 million and net income of $330,000.

   On July 28, 2000, we acquired substantially all of the assets and assumed certain of the liabilities of an Australian auction company, Masongreene Australasia Pty Ltd. (Masongreene), for $2.1 million. The consideration paid consisted of $1.0 million in cash, $350,000 in deferred cash (as a reserve for seller warranties) and a $750,000 convertible subordinated promissory note. In connection with the acquisition, we recorded $2.6 million of goodwill and other intangible assets. For the year ended June 30, 2000, Masongreene recorded revenues of $2.0 million and net income of $457,000.

   Each of the transactions described above has been accounted for as a purchase. The convertible subordinated promissory notes issued in these transactions convert into shares of our common stock automatically upon consummation of this offering, at a per share conversion rate equal to the mid-point of the offering range set forth on the final registration statement, except for the convertible subordinated promissory notes issued in connection with the Norman Levy transaction, which convert at $10.50 per share on the first day of the calendar month following the date of this offering. The convertible subordinated promissory notes issued in each of these transactions bear interest at rates between 5.74% and 7.0%.

   Please see "Index to Financial Statements" for pro forma financial statements reflecting these acquisitions and for the historical financial statements of each of the acquired businesses.

Results of Operations

  Six Months Ended June 30, 2000 and 1999.

   Revenues. Revenues increased from $7.0 million for the six months ended June 30, 1999 to $21.2 million for the six months ended June 30, 2000. The increase in revenues was attributed primarily to our recently completed business acquisitions, the launch of our 24x7 online auctions in November 1999 and the commencement of our Webcast auctions in January 2000. For the six months ended June 30, 2000, approximately $11.1 million of revenues were generated by businesses we acquired.

   Cost of Revenues. Cost of revenues includes advertising and promotion expenses, commissions, and outside labor and services incurred in connection with on-site and Webcast auctions. In addition, cost of revenues includes the cost of assets sold when we act as principal seller, direct appraisal cost, Webcast facilities cost, and technology equipment cost attributable to Webcasts and online auctions. Cost of revenues increased from $2.6 million, or 37% of revenues, for the six months ended June 30, 1999 to $12.1 million, or 57% of revenues, for the six months ended June 30, 2000. The increase in absolute dollars resulted from the overall increase in auction revenues as well as an increase in principal sales. The increase as a percentage of revenues was due primarily to an increase in principal sales.

   Provision for Unusual Inventory Markdown. In March 2000, we entered into a strategic relationship with Comdisco Inc. In connection with that relationship, we acquired inventory assets from Comdisco, entered into a marketing relationship for the ongoing supply of assets for resale, and issued Series C preferred stock to Comdisco. We subsequently recorded an $8.2 million charge for the decline in value of these inventory assets. The decline was primarily due to a delay imposed by the bankruptcy court in proceedings involving the debtor holding the assets. The assets also lost value because they were removed from an operating location before the sale. As of July 31, 2000 we had sold substantially all of this inventory.

   Sales and Marketing. Sales and marketing expenses consist primarily of advertising and promotional costs and salaries for sales and marketing personnel. Sales and marketing expenses increased from $446,000, or 6% of revenues, for the six months ended June 30, 1999 to $14.0 million, or 66% of revenues, for the six months ended June 30, 2000. The increase in absolute dollars and as a percentage of revenues was primarily due to advertising costs associated with the development of our business and promotion of our brand. We expect that our sales and marketing expenses will increase substantially in future periods as we continue to promote our brand and our auction services. In addition, we are contractually committed to make payments aggregating $10.0 million over a 12 month period which commenced in March 2000 for Internet marketing and promotion.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, operational, finance and administrative personnel, professional service fees, and general corporate expenses. General and administrative expenses increased from $2.5 million, or 36% of revenues, for the six months ended June 30, 1999 to $11.8 million, or 56% of revenues, for the six months ended June 30, 2000. The increase in absolute dollars and as a percentage of revenues was primarily due to our recent business acquisitions, and increased costs arising from the development and implementation of our online auction operations. We expect that general and administrative expenses will continue to increase in future periods as we continue to expand our business, and to a lesser extent as we bear the increased costs associated with operating as a public company.

   Technology and Development. Technology and development expenses consist primarily of salaries for technology personnel, costs associated with developing and supporting our Webcast and 24x7 online auctions, and technology and system consultant fees. We did not hire any technology personnel or begin development of our Webcast and online auctions until the third quarter of 1999 and therefore did not incur any technology and development expenses for the first six months of 1999. For the six months ended June 30, 2000, technology and development expenses were $3.4 million or 16% of revenue. We expect that technology and development expenses will increase in future periods as we continue to support the expansion of our business.

   Amortization of Goodwill. Amortization of goodwill is calculated on goodwill recorded as a result of business acquisitions. Goodwill is amortized over twelve to fifteen years, except for $3 million of goodwill from the acquisition of a software development company in March 2000 which is being amortized over one year. The increase in goodwill amortization is a result of acquisitions we completed in December 1999 and February through June 2000. Amortization expense is likely to increase if we acquire additional businesses.

   Depreciation and Other Amortization. Depreciation expense is calculated on property and equipment utilized in our business, including office furniture, computers, vehicles and leasehold improvements. Depreciation expense is recorded over the estimated useful lives of the respective asset or lease terms, typically three to five years. Other amortization expense is calculated on intangible assets and on the fair market value ascribed to a warrant to purchase 1,405,000 shares of Series C preferred stock issued in March 2000 in conjunction with a marketing agreement. Intangible assets are amortized over a four-year period. The warrant value is being amortized over the twelve-month term of the agreement.

   Amortization of Deferred Stock Compensation. Deferred stock compensation results from the grant of stock options and sales of restricted stock to employees at exercise prices subsequently deemed to be less than the fair value of the common stock on the grant date. We are amortizing this amount on an accelerated basis over the terms of the related agreements, typically four years. For the six months ended June 30, 2000, we amortized $1.2 million of deferred stock compensation expense. We expect to incur additional amortization expense of approximately $688,000 in 2000, $731,000 in 2001 and $394,000 in
2002.

   Interest Income, net. Interest income, net, is derived from interest earned on cash and cash equivalents offset by interest expense arising from notes payable. Interest income increased from $172,000 for the six months ended June 30, 1999 to $1.6 million for the six months ended June 30, 2000. The increases between the comparison periods were primarily a result of higher average cash and cash equivalents balances. The average cash balance increased in 2000 compared to 1999 primarily due to the sale of our Series C preferred stock. We recorded interest expense of zero and $515,000 for the six months ended June 30, 1999 and 2000, respectively.

   Net Income (Loss). Net income (loss) decreased from net income of $1.6 million for the six months ended June 30, 1999 to a net loss of $(32.9 million) for the six months ended June 30, 2000.

  Years Ended December 31, 1997, 1998 and 1999


   Revenues. Revenues were $13.7 million in 1997, $10.8 million in 1998, and $12.5 million in 1999. The decrease in 1998 revenues compared to 1997 was attributed primarily to a decline in our personal computer auctions as a result of fewer computers being available for auction because of the increasing popularity of build-to-order personal computer manufacturing and competing distribution channels, including manufacturer-owned resale stores and Internet sales and auctions. In addition, we dissolved our real estate auction business. Revenues in 1999 increased compared to 1998 as a result of our expansion into the textiles and biotechnology markets, and our increased revenues derived from auctions in the printed circuit board, disk drive and semiconductor vertical markets. In November 1999, we began offering 24x7 online auctions with the launch of our online marketplace. Revenues from our 24x7 online auctions were $371,000 in 1999. We launched our Webcast auctions in January 2000, and thus, we recorded no revenues from Webcast auctions in 1999.

   In 1998 and 1999, no single customer accounted for more than 10% of revenues. In 1997, one customer accounted for approximately 10% of our revenues.

   Cost of Revenues. Cost of revenues includes advertising and promotion expense, commissions, and outside labor and service cost incurred in connection with on-site and Webcast auctions. Cost of revenues decreased from $7.0 million in 1997 to $5.7 million in 1998, and increased to $5.8 million in 1999. Cost of revenues as a percentage of revenues increased from 51% in 1997 to 53% in 1998, and decreased to 46% in 1999. The percentage increase in 1998 compared to 1997 resulted primarily from incremental outside labor and service costs which we incurred in connection with international on-site auctions. The percentage decrease from 1998 to 1999 was primarily due to our expansion into less labor-intensive vertical markets.

   Sales and Marketing. Sales and marketing expenses consist primarily of advertising and promotional costs and salaries for sales and marketing personnel. Sales and marketing expenses were $1.2 million in 1997, $1.1 million in 1998 and increased to $2.3 million in 1999. Sales and marketing expenses as a percentage of revenues increased from 9% in 1997 to 10% in 1998 and to 18% in 1999. The percentage increase in 1998 compared to 1997 resulted from incremental business development costs associated with our efforts to expand into additional vertical markets. The increase in absolute dollars and as a percentage of revenues in 1999 compared to 1998 was primarily due to advertising costs associated with our entry into the online auction market.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, operational, technical, finance and administrative personnel, professional service fees, and general corporate expenses. General and administrative expenses decreased from $5.3 million in 1997 to $4.8 million in 1998, and increased to $7.8 million in 1999. General and administrative expenses as a percentage of revenues increased from 39% in 1997 to 44% in 1998 and to 63% in 1999. The decrease in absolute dollars in 1998 compared to 1997 was primarily due to the downsizing of our real estate auction operations. The increase in absolute dollars and as a percentage of revenues in 1999 compared to 1998 was primarily due to increased costs incurred in connection with the development and implementation of our online auctions.

   Technology and Development. Technology and development expenses consist primarily of salaries for technology personnel, costs associated with developing and supporting our Webcast and online auctions and technology, and system consultant fees. We did not hire any technology personnel or begin development of our Webcast and online auctions until the third quarter of 1999. For the year ended December 31, 1999, technology and development expenses were $378,000 or 3% of revenue.

   Depreciation and other Amortization. Depreciation expense is calculated on property and equipment utilized in our business, including office furniture, computers, vehicles and leasehold improvements. Depreciation expense is recorded over the estimated useful lives of the respective asset or lease terms, typically three to five years. Depreciation decreased from $204,000 in 1997 to $188,000 in 1998 and to $138,000 in 1999.

   Amortization of Deferred Stock Compensation. Deferred stock compensation results from the grant of stock options and sales of restricted stock to employees at exercise prices deemed to be less than the fair value of the common stock on the grant date. We are amortizing this amount on an accelerated basis over the terms of the related agreements, typically four years. We incurred total deferred stock compensation of $2.7 million in 1999 and amortized $51,000 of related expense in that period. We expect to incur amortization expense of at least $1.9 million in 2000, $731,000 in 2001 and $394,000 in 2002.

   Impairment of Goodwill. As a result of the withdrawal of KMS from our predecessor in 1997, we determined that future cash flows from the real estate asset line of business, if any, would not be sufficient to recover the carrying value of the goodwill recorded in connection with the establishment of our predecessor in 1995. The remaining goodwill was written off by a charge to earnings of approximately $9.8 million in 1997.

   Interest Income, net. Interest income, net, is derived from interest earned on cash and cash equivalents offset by interest expense arising from notes payable. Interest income increased from $86,000 in 1997 to $121,000 in 1998 and to $229,000 in 1999. The increases between the comparative periods were primarily a result of higher average cash and cash equivalents balances. The average cash balance increased in 1999 compared to 1998 primarily due to the sale of our Series A and Series B preferred stock. We recorded interest expense of $48,000 in 1997, $56,000 in 1998 and $61,000 in 1999.

   Income Taxes. Prior to June 1999, we operated as a limited liability company that was treated as a partnership for federal and state income tax purposes. As a limited liability company, we were subject to minimal taxes and fees in certain states; income or losses realized by the company were generally passed through to the individual members of the limited liability company. We incurred a net taxable loss in 1999 and therefore did not record a provision for income taxes in that period.

   As of December 31, 1999, we had $4.5 million of net operating loss carryforwards for federal income tax reporting purposes available to offset future taxable income. We may use these operating loss carryforwards to offset future federal income taxes. The carryforwards expire in years 2013 to 2015. Utilization of these operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in expiration of the operating loss carryforwards before full utilization.

   Net Income (Loss). Net loss decreased from $(9.8 million) in 1997 to $(867,000) in 1998, and increased to $(3.8 million) in 1999.

Liquidity and Capital Resources

   We have historically satisfied our cash requirements primarily through a combination of revenues from operations, private sales of convertible preferred stock, and to a lesser extent, borrowings under lines of credit. To date, we have raised net proceeds of $140.0 million through the sale of preferred stock, including $23.8 million in August 2000.

   Net cash provided by (used in) operating activities totaled $(44,000) in 1997, $249,000 in 1998, $(4.6 million) in 1999 and $(32.8 million) in the six months ended June 30, 2000. Operating cash flows resulted primarily from net losses we have experienced and year-end fluctuations in revenues from our on-site auctions.

   Net cash used in investing activities totaled $156,000 in 1997, $69,000 in 1998, $4.2 million in 1999 and $38.8 million in the six months ended June 30, 2000. In 1999 and the six months ended June 30, 2000, cash used in investing activities was primarily attributable to our 14 business acquisitions, and the purchase of computer hardware and software to support our auction business and growing employee base. In the future, we anticipate a substantial increase in capital expenditures and lease commitments consistent with anticipated growth in operations and personnel.

   Net cash provided by (used in) financing activities totaled $(4.1) million in 1997, $(218,000) in 1998, $15.6 million in 1999 and $100.2 million in the six months ended June 30, 2000. In 1997 and 1998, cash used in financing consisted primarily of repayment of short-term obligations. Cash provided in 1999 and in the six months ended June 30, 2000 was principally generated from the net proceeds from the issuance of preferred stock totaling $116.2 million.

   At June 30, 2000, we had cash and cash equivalents of $35.6 million. We expect to experience significant growth in our operating costs for the foreseeable future in order to continue our efforts to execute our business plan, particularly in the areas of technology and development, sales and marketing and general and administrative. As a result, we estimate that these operating costs will constitute a significant use of our cash resources. In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies. Although, we are regularly involved in discussions regarding business combinations, we do not have any present commitments or understandings to proceed with any transactions of this type regarding any acquisitions. We believe that our existing cash and cash equivalents will be sufficient to meet our working capital needs for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all. If we are unable to raise additional capital when required, our business, operations and results will likely suffer.

Quarterly Operating Results

   The following table presents our statement of operations data for each of the last ten quarters. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, except for the mark down of inventory of $8.2 million, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our audited financial statements and related notes included elsewhere in this prospectus. We expect our quarterly operating results to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                                                       Three Months Ended (unaudited)
                          --------------------------------------------------------------------------------------------
                                                       Dec.
                          Mar. 31, June 30, Sept. 30,  31,    Mar. 31, June 30, Sept. 30, Dec. 31,  Mar. 31,  June 30,
                            1998     1998     1998     1998     1999     1999     1999      1999      2000      2000
                          -------- -------- --------- ------  -------- -------- --------- --------  --------  --------
                                                               (in thousands)
Statement of Operations
 Data:
Revenues................   $2,977   $2,251   $2,842   $2,731   $2,531   $4,427   $2,669   $ 2,877   $  5,664  $ 15,516
Cost of revenues........    1,532    1,484    1,379    1,284    1,169    1,404    1,366     1,849      3,418     8,697
                           ------   ------   ------   ------   ------   ------   ------   -------   --------  --------
Gross profit............    1,445      767    1,463    1,447    1,362    3,023    1,303     1,028      2,246     6,819
Operating expenses:
 Provision for unusual
  inventory markdown....        -        -        -        -        -        -        -         -          -     8,200
 Sales and marketing....      241      278      288      272      226      220      205     1,620      4,687     9,285
 General and
  administrative........    1,070    1,176    1,112    1,429    1,048    1,426      706     4,638      5,634     6,183
 Technology and
  development...........       --       --       --       --       --       --       36       342      1,593     1,856
 Amortization of
  goodwill..............       --       --       --       --       --       --       --        --        365     1,970
 Depreciation and other
  amortization..........       23       23       27      115       31       30       27        50        563     1,501
 Amortization of
  deferred
  compensation..........       --       --       --       --       --       --       --        51        417       793
                           ------   ------   ------   ------   ------   ------   ------   -------   --------  --------
   Total operating
    expenses............    1,334    1,477    1,427    1,816    1,305    1,676      974     6,701     13,259    29,788
                           ------   ------   ------   ------   ------   ------   ------   -------   --------  --------
Income (loss) from
 operations.............      111     (710)      36     (369)      57    1,347      329    (5,673)   (11,013)  (22,969)
Interest and other
 income (expense), net..      (17)      73       32      (23)      (5)     178        6       (11)       395       653
                           ------   ------   ------   ------   ------   ------   ------   -------   --------  --------
Net income (loss).......   $   94   $ (637)  $   68   $ (392)  $   52   $1,525   $  335   $(5,684)  $(10,618) $(22,316)
                           ======   ======   ======   ======   ======   ======   ======   =======   ========  ========

   The increase in general and administrative expenses commencing in the fourth quarter of 1999 was due primarily to increased costs incurred in connection with the development and implementation of our online auction business. The operating results for the first and second quarters of 2000 include the effects of businesses we acquired from December 1999 through June 2000. These operating results are also impacted by increased costs incurred in connection with the development and implementation of our online auction business.

   Our quarterly revenues and operating results may vary significantly as a result of a variety of factors including, without limitation:

  . our ability to retain our current customers and attract new customers; . the amount and timing of operating costs relating to the expansion of our business;
  . the announcement or introduction of new products or services by us or our competitors;
  . costs related to acquisitions of businesses or new technology; and . changes in general economic and market conditions.

   As a result of these factors, and our recent migration to an Internet-based auction platform, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Qualitative and Quantitative Disclosures about Market Risk

   We are exposed to market risks inherent in our operations primarily related to interest rate and foreign currency risks. These risks arise from transactions and operations entered into in the normal course of business.

   Our exposure to changes in interest rates is principally confined to our cash and cash equivalents and notes payable. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short term instruments. We do not plan to use derivative financial instruments in our investment portfolio. Our exposure to changes in interest expense on notes payable is limited by use of fixed interest rate terms. Due to the short-term nature of our investments and obligations, we believe that there is no material financial market risk exposure. Therefore, no quantitative tabular disclosures have been provided.

   Four of the businesses we have acquired operate in foreign markets using the local currency as their functional currency. Our primary currency rate risk exposure is due to our U.S. dollar investments in these businesses. We manage our currency rate risk by operating on a decentralized, regional basis. As a result, our individual markets are not necessarily effected by changes in currency exchange rates.

Year 2000 Impact

   We have not experienced any problems with our computer systems relating to their inability to recognize appropriate dates related to the year 2000. We are also not aware of any material problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any year 2000 issues.

                                    BUSINESS

Overview

   We are a leading global auctioneer of used capital assets. Our auction services combine the experience and market expertise we developed from our 63 years as an auctioneer with the speed and global reach of the Internet. Our customers buy and sell assets through our Webcast auctions, which broadcast live auctions via the Internet, and through our 24x7 online auctions. We expect the expanded audience reached by our Webcast auction and 24x7 online auctions to attract sellers seeking to maximize the recoverable value of their used capital assets. Network effects will be realized as more sellers provide an increasing capital asset supply, thereby attracting an increasing number of buyers and increasing the demand for these assets.

   Since December 1999, we have acquired 14 businesses. These acquisitions extend our ability to provide global service to our corporate sellers, increase the supply of assets to our marketplace, extend our vertical market expertise and value-added services, and provide additional relationships with corporate customers.

Industry Background

  Dynamics of the Market for Used Capital Assets

   The market for used capital assets is currently fragmented and inefficient. Used capital assets can be characterized as either inside-the-building assets such as semiconductor fabrication, machine tools and food processing equipment, or outside-the-building assets such as maritime, aviation and construction equipment. We believe that the global market for used capital assets is at least $100 billion per year, and we believe that inside-the-building assets represent approximately 60% of this total.

   Capital assets that no longer fit the needs of their current owners often have substantial value to another business. For example, the technology leaders in many industries regularly replace productive assets prior to the expiration of their useful lives. Used capital assets may also become available for sale when factories are closed, businesses fail, or leased capital assets are returned to their lessors. Buyers in the used capital asset market include small businesses, corporations and dealers. In addition, as manufacturers across the world seek to move production to the most efficient locales, assets that cease to be utilized in one geographic region can be resold for use in another.

   Used capital assets have traditionally reached the market either in "aggregated" form, large groups of capital assets from a single corporate seller which are usually prompted by an event such as bankruptcy or plant closure, or in "unaggregated" form, in the ordinary course of business involving single lots of equipment. Aggregated capital assets are frequently sold through traditional on-site auctions, where buyers bid in person. These live auctions are enhanced through the selling efforts and ability of an auctioneer, the forces of competitive bidding and the time certainty of the auction event. However, because live auctions are practical only for large sales that justify the expense associated with preparing for, marketing and staging an event that will attract a sufficiently large and broad group of buyers, sales at live auctions represent a small percentage of the total used capital asset market.

   Unaggregated capital assets are rarely of sufficient value to justify the cost of a live auction and, consequently, are usually sold through direct selling efforts such as contacting equipment dealers or advertising in trade journals. The inefficiency of the market for these assets frequently results in depreciation and slow asset turnover. Unaggregated capital assets represent the majority of the inside-the-building, used capital assets not currently sold through live auctions.

  The Role of Dealers in the Used Capital Asset Market

   Dealers buy and sell capital assets for their own accounts and play a very significant role in facilitating the market for used capital asset sales. Most dealers focus on a particular vertical market and often have repair, refurbishment, warranty, and storage capabilities. As a result of their specialized focus, dealers are knowledgeable about their product lines, maintain relationships with buyers and sellers of these products and act as market makers.

  Market Inefficiency

   The current market for used capital assets lacks an efficient means through which to obtain information about buyers and sellers of, and the supply and demand for, used capital assets. In addition, the current market lacks an efficient manner through which to consummate transactions between the geographically dispersed buyers and sellers of used capital assets. Dealers contribute to the inefficient flow of information in the used capital asset market because they are generally small, specialized businesses with limited geographic reach. As a result of these inefficiencies, there are significant barriers to the purchase and sale of used capital assets. For example, in any given private sale or on-site auction, it is likely that there are numerous potential buyers who are either unaware of the sale or unwilling to spend the time and money to travel to the sale. Most corporate sellers face similar barriers because they often do not have either the time, experience or knowledge necessary to manage the sale of their capital assets.

Market Opportunity

   We believe that there is a significant opportunity to utilize the Internet to bring together the disjointed efforts of the numerous participants currently facilitating the sale of used capital assets. The Internet's ability to connect people in disparate locations and to allow continuous widespread access to information makes it well suited to address the inefficiencies of the existing used capital asset market. However, because of the expertise and value-added services offered by auctioneers and dealers to facilitate the sale of used capital assets, a stand-alone Internet-based market is an incomplete distribution channel. In order to capitalize on the opportunity created by the Internet, an auctioneer must:

  . provide a full range of auction services to buyers and sellers of both aggregated and unaggregated assets on a global basis;
  . deliver the extensive vertical market expertise that will attract participants into the market;
  . leverage relationships with dealers to draw them and their extensive supply and demand of assets into the marketplace;
  . offer the logistical services necessary to complete the transaction, such as valuation, inspection, rigging, shipping and settlement; and . have credibility as an effective and fair business auctioneer to attract the large global buyers and sellers that can help to provide a substantial flow of assets through the marketplace.

The DoveBid Approach

   Building on over 63 years of capital asset auction experience, we combine the experience of a leading auctioneer in the market for inside-the-building, used capital assets with the efficiency, liquidity and global reach of Internet-based commerce. We believe that our combination of experience, reputation, and technology positions us to overcome the historical limitations of the used capital asset market and become the leading online auctioneer for these assets. We feature:

  . Integrated Auction Services--We provide sellers with a complete range of auction services for capital asset disposition, from sales of individual pieces of equipment to sales of aggregated assets in an entire facility. Similarly, buyers can participate in a Webcast auction event as well as our 24x7 online auctions.
  . Global Participation--Our live Webcast auctions enable buyers from around the world to compete against on-site buyers, eliminating the costs associated with traveling to the auction site for buyers and increasing liquidity and prices for sellers.
  . Asset Valuation Services--We offer valuation services for a wide range of inside-the-building, used capital assets.

  . Value-Added Services--We provide or can assist our customers in securing the value-added services needed to complete the auction transaction.
  . Industry Credibility--We enhance the value of our auctions as a result of our reputation and experience built over our 63 years in the used capital asset market.

   We believe our integrated auction services offer the following benefits to our buyers and sellers:

    Buyers--Buyers benefit from access to a broad, deep, and continuously replenishing market for business assets provided by the global reach of the Internet. We believe that buyers also benefit from the asset pricing information derived from the open bidding in an active auction process. Buyers also benefit from lower transaction costs by participating in auctions without traveling to the auction site.

    Sellers--Sellers realize better pricing due to the expanded number of web-enabled buyers participating in our auctions. Additionally, sellers benefit from the time certainty that our auctions provide. Further, our ability to provide, directly or through our referral network, the value-added services needed to complete the auction transaction enables sellers to liquidate their assets efficiently.

The DoveBid Strategy

   Our objective is to become the leading global auctioneer of inside-the-building, used capital assets. Our strategy includes the following elements:

  Create Liquidity in Target Vertical Markets

   We will focus on vertical markets that can benefit from an Internet-based market and where we can establish a competitive advantage by virtue of our industry experience and market knowledge. We intend to utilize our experience and our extensive databases of over 200,000 buyers and sellers to attract customers and assets to our Webcast auctions and 24x7 online auctions. We have developed expertise in the metalworking and machine tool, semiconductor fabrication, computer, peripherals and data processing, disk drive and media manufacturing, biotechnology, medical and pharmaceutical, textile and apparel manufacturing and electronic test and measurement vertical markets. We intend to continue acquiring and establishing relationships with auctioneers and dealers in additional vertical markets. By leveraging our knowledge, experience and relationships with auctioneers and dealers, we will increase the supply of assets for sale, thereby attracting more buyers and, consequently, more sellers.

  Expand Globally

   We believe that the Internet is the best vehicle to address efficiently and economically the worldwide market for used capital assets. We plan to continue building our global presence by devoting additional resources to penetrate global markets by acquiring or partnering with overseas auctioneers and appraisers, providing our auction services in multilingual formats and actively marketing and promoting our services worldwide. We are focusing on Europe and Asia because of the increased demand for used capital assets in these regions.

  Build Strategic Relationships to Increase Asset Supply and Customer Traffic

   We intend to continue to enter into strategic agreements with leading Internet companies, such as our marketing agreement with Yahoo!, to promote and attract customers to our marketplace. We plan to continue to enter into relationships with online portals that specialize in our target vertical markets. We also will continue to seek agreements, such as our asset supply agreement with Comdisco, to establish a supply of assets for sale in our auctions.

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

  Expand Value-Added Services

   We believe that value-added services are an integral element of our auctions. We intend to expand our range of value-added support services for both buyers and sellers through internal growth as well as through acquisitions of dealers and service providers. We also plan to develop new strategic relationships with third parties that can enhance our services.

  Broaden Product Offerings

   We plan to expand our range of product offerings for buyers and sellers who participate in our auctions. Recently, we have begun to sell surplus business inventories and we plan to expand this business in the future. In addition, we have developed extensive databases of buyers, sellers and asset values. By leveraging these databases, we plan to offer buyers and sellers pricing and valuation information on a fee basis through our website. We also plan to offer asset life cycle management services to our corporate customers.

  Leverage and Invest in Technology

   Maintaining our leadership in the deployment of Internet technology in auction services is a key element of our strategy. We plan to continue investing in technology to support our future growth. Future investments will include enhancements to our Webcast technology and to our website, as well as additional alliances with key technology providers to deliver a superior online experience for buyers and sellers.

Products and Services

   We address the needs of worldwide buyers and sellers of used capital assets by providing an easy-to-use, comprehensive and integrated portfolio of auction and value-added services.

  Webcast Auctions

   Our Webcast auctions are live auctions broadcast via the Internet, enabling remote buyers to effectively compete with on-site buyers without having to physically attend the auction. Our Webcast technology allows auction participants to preview asset descriptions and photographs online and enter bids in real time using the telephone to bid against on-site buyers. Our technology eliminates the "latency" effect of live auctions broadcast over the Internet. We conducted our first Webcast auction in January 2000, and through July 31, 2000, we have completed 39 Webcast auctions.

   Webcast auctions are critical to establishing and maintaining relationships with corporate sellers because they provide the unique benefits of a live auction that many of our large corporate sellers demand: immediacy, convenience, and competition among interested buyers. In addition, Webcast auctions create an event that draws buyers to our marketplace and allows us to direct them to our 24x7 online auctions and other services.

   To participate in a Webcast auction, buyers can register over the Internet and receive a registration confirmation via email. Registration information is automatically passed on to our Customer Care systems where all customer information is consolidated into one database. This database is then available for our marketing and management purposes.

   In addition to providing the Webcast auction, we provide related services to help ensure the success of the auction such as:

  . valuation of assets;
  . marketing and promotion of the auction;
  . project management to reduce or eliminate the administrative or logistical burdens on a seller;
  . settlement and logistical support to ensure rapid transmittal of proceeds and removal of assets; and
  . complete financial reporting.

   We charge the seller for the auction-related services listed above.

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

   We offer our Webcast auctions through our website and through the DoveBid Broadcast Network. Through the DoveBid Broadcast Network, Internet portals with which we have an alliance can syndicate our auctions and broadcast them directly to their customers. DoveBid's alliance participants' audiences benefit by gaining access to an active and liquid marketplace for used capital assets. Since April 2000 we have entered into eight strategic alliances as part of the DoveBid Broadcast Network including with emachinetool.com and semiconbay.com.

   We share a portion of our auction commissions with the alliance portal through which the buyer originated. The DoveBid Broadcast Network allows us to extend our reach to a larger number of bidders, and provides our buyers and sellers with increased purchasing and selling opportunities.

   Although most of our live auctions are now Webcasts, we still occasionally offer live on-site auctions that are not Webcasts, usually because the expected gross proceeds are too small to justify the effort. The commission structure is generally the same in either case.

  24x7 Online Auctions

   We offer our 24x7 online auctions in different formats to best address the needs of an asset seller, including featured online auction events and continuous online auctions.

   Featured Online Auctions. Featured online auction events combine the asset aggregation and focused marketing of our Webcasts with the efficiency of our continuous online auctions. Featured online auctions are ideal for a seller for whom an on-site auction may be impracticable because of an insufficient pool of assets, or assets in multiple locations. For these sellers, we manage an end-to-end process: taking digital photos, writing and posting asset descriptions, marketing the auction to prospective bidders worldwide and providing settlement and financial reporting services. The process culminates in an online auction held during a predetermined time period using our standard continuous auction infrastructure.

   One popular form of featured online auction is a "vertical exchange," which is a regularly scheduled auction in which we aggregate assets within a particular vertical category from multiple sellers. Vertical exchanges have become an effective tool for bringing buyers to our site on a regular basis. We currently have four vertical exchanges--personal computers, semiconductor equipment, electronic test and measurement equipment, and printed circuit board equipment--and we expect that we will create new exchanges as our markets develop.

   Liquidations. A liquidation is an online auction event for a single corporate client that generally involves a greater number of assets than the typical featured online auction and lasts for a longer period of time. A liquidation may be the preferred online auction format for a corporate seller disposing of an entire line of equipment or a complete facility.

   Continuous Online Auctions. Our continuous online auctions enable customers to buy and sell used capital assets 24 hours a day, 7 days a week, using the Internet. These auctions are used by sellers seeking to dispose of an individual asset or a small group of assets. Assets are listed for sale for a period of time determined by the seller. In continuous online auctions the buyer and seller consummate the transaction independently of DoveBid. We do not take possession of either the item being sold or the buyer's payment for the item. The buyer and seller must arrange for the shipment and payment for the item.

   Additionally, we regularly acquire assets that we will sell as a principal through our 24x7 online auctions, subject to both the benefits and risks of doing so. At June 30, 2000, the book value of assets we held in inventory was approximately $13.3 million.

   In order to buy assets through our 24x7 online auctions, a buyer must first register on our website by completing a short online form. Once registered, buyers can search within a vertical market, and then for a specific item. Having identified an item, the buyer can "click through" to view a digital photograph of the asset, obtain detailed product information, and bid online for the item. Our 24x7 online auction technology offers features such as: AutoBid, where the auction engine will automatically update a buyer's bid until its threshold is reached; email notification when a buyer's bid has been surpassed; My DoveBid, which provides the capability to create a custom web page; and AssetAlert, which proactively notifies buyers when an asset they have interest in becomes available. At the closing of an auction, if a bid meets or exceeds a predetermined reserve price set by the seller, DoveBid automatically notifies the seller and buyer via email.

   Under the terms of our user agreement, if a seller receives one or more bids at or in excess of the asset reserve price, the seller is obligated to consummate a transaction. However, DoveBid cannot compel the seller or winning bidder to consummate the transaction, although we may suspend them from participating in our marketplace. If the buyer and seller are unable to consummate the transaction, DoveBid may waive the commission. Invoices for transaction fees are sent regularly via email to sellers.

  Valuation Services

   We believe that we are a leading market participant in the used capital asset valuation business. We have over 60 appraisers with experience across multiple asset categories. We intend to capitalize on the knowledge of our experienced personnel, proprietary databases, extensive resource library and expert contacts to provide valuation services to our auction clients and, independently, to third parties.

   We provide valuation services primarily to sellers, but also to buyers in auctions. In addition, we provide valuation services independent of auctions, including performing valuations of collateral. A valuation typically begins with a thorough review of published source materials that may be available to help to identify the parameters of a realistic value range. We maintain an extensive library of buyer's guides, auction guides, new equipment price lists, trade publications, technical journals, directories and specification manuals that helps to keep us informed about new and used equipment. In addition, we have maintained and continually update a database that tracks comparable sale information of capital assets and inventory. Software programs have been designed and implemented to allow for the instantaneous comparison of the assets being evaluated to similar assets that have recently been sold thereby enabling us to offer efficient valuation services.

   When we provide valuation services independent of an auction, we are usually paid a flat fee. In connection with auction business development and assisting our corporate auction customers, we frequently provide valuation guidance without charging a separate fee, for example assisting a seller in setting reserve prices. On occasion we will charge a valuation fee in connection with an auction, depending on the complexity of the valuation and the reporting requirements of the engagement.

  Other Value-Added Services

   Most participants in the market for used capital assets require additional services to complete the auction transaction. We have in-house capabilities to provide a number of these services directly. In addition, we have an extensive referral network that provides our customers with access to additional services. We believe the ability to offer, or refer our customers to experienced providers of, value-added services is a key differentiating factor.

   Currently we provide the following services:

  . repair and refurbishment
  . calibration
  . warehousing
  . digital photography (in house and by referral to Document Services
    International)

   We have entered into strategic business relationships and have an extensive referral network through which our customers have access to the following services:

  . logistics and freight

  . rigging
  . financing (through Lendx)
  . escrow (through i-Escrow)
  . asset management systems (through Datastream Systems)
  . insurance
  . inspection

   In the future we may provide these services directly or through a third party under the DoveBid brand.

Markets

   Capital assets fall within specific vertical markets, some of which are better suited for an online marketplace than others. We intend to participate in vertical markets that have the following characteristics:

   Technological Innovation--Vertical markets characterized by assets with rapid technological innovation are attractive because these markets have a continuous flow of assets from technologically advanced users to mainstream users.

   Long Useful Life--Assets with a long useful life are attractive because they have a longer potential selling period in the market for used capital assets. The functional longevity of such assets is likely to attract buyers who otherwise would be limited to new asset purchases.

   Ease of Asset Identification--Vertical markets comprised of assets that can be clearly specified using a defined set of characteristics (e.g., model number, serial number) are attractive because such assets are easier for buyers to identify and verify.

   Vertical Market Expertise--A vertical market that requires expertise to facilitate a sale is attractive because we believe we can leverage our experience to add value. Vertical market expertise requires a deep understanding of customer needs, products, market dynamics, and unique processes for conducting commerce within an industry. Our vertical market expertise has been developed through direct experience serving customers over long periods of time.

   We have initially targeted the following used capital asset vertical markets:

  . Biotech / Medical / Pharmaceutical
  . Computers / Peripherals and Data Processing
  . Disk Drive / Media Manufacturing
  . Electronic Commodities
  . Electronic Test and Measurement
  . Food and Chemical Processing
  . Metalworking and Machine Tools
  . Office Furnishings and Equipment
  . Packaging and Converting
  . Plant Support / Material Handling / Facility Equipment
  . Plastics and Rubber
  . Post Production / Audio / Video / Broadcast
  . Power Production
  . Printed Circuit Board Fabrication / Insertion and Assembly
  . Printing
  . Semiconductor Fabrication
  . Telecommunications
  . Textile and Apparel Manufacturing
  . Woodworking / Mills

Customers

   We have conducted numerous on-site auctions for major corporations throughout the course of our 63 year operating history. Our customers have included:

     . Boeing                             . Northrup Grumman
     . DaimlerChrysler                    . Packard Bell NEC
     . General Dynamics                   . Quantum
     . IBM                                . Raytheon
     . KAO Day                            . Rockwell
     . Lockheed Martin                    . Thiokol
     . MEMC Electronic Materials

   Additionally, we have conducted Webcast auctions and/or featured online auctions for Columbia Sportswear, DaimlerChrysler, Lockheed Martin, Northrup Grumman, Oread, Packard Bell NEC, Philips Semiconductor, Raytheon and Teledyne, among others.

  Case Study-Raytheon

   The following case study illustrates how we have helped our customer, Raytheon, improve the effectiveness of its asset management program. Raytheon is a large defense contractor whose business has been affected by the significant reorganizations, acquisitions and changes in the defense industry.

   Our relationship with Raytheon began in the 1980s when it became the first major corporation to enter into a national contract with us. Since that time we have conducted more than 40 public auctions on behalf of Raytheon. In 2000 we have completed two Webcast auctions for Raytheon of assets with aggregate sales of $2.0 million. Raytheon has committed to another Webcast auction in August 2000.

   Raytheon has also elected to conduct a featured online auction of semiconductor fabrication assets which are geographically dispersed throughout the United States. Our ability to provide both full service Webcast auctions for large quantities of assets encompassing multiple vertical markets as well as lower cost featured online auctions for unaggregated assets has provided Raytheon with an efficient and easy to manage approach to its capital asset dispositions.

Strategic Investors

   We have formed strategic relationships with firms who are also investors in our company. These relationships are aimed at making assets available through our Webcast and 24x7 online auctions, at increasing the traffic to our website and expanding the range of value-added services we can offer sellers, buyers and dealers. Our strategic investors include the following:

   Comdisco. We have an asset sale and co-marketing agreement with Comdisco, a leasing and finance company, through which our customers have access to a full range of Comdisco's asset management and leasing services for their capital assets. In addition, we have specific rights to auction assets being sold by Comdisco that fall within two of our vertical markets for an initial period of one year subject to our satisfactory performance under the contract. We purchased $13 million of used capital assets for sale at auction from Comdisco for a combination of shares of our Series C preferred stock with an aggregate value of $10 million at $2.67 per share and $3 million in cash.

   Yahoo!. We have entered into a marketing agreement with Yahoo! under which Yahoo! will advertise and promote our services as a business-to-business auctioneer. We will pay to Yahoo! marketing and promotional fees over a period of approximately twelve months and we will also purchase additional advertising with Yahoo! based on the amount of our auction commissions derived from customers originated through Yahoo!.

   Sun Microsystems and Datastream Systems are also investors with whom we have entered into agreements to help attract assets to our auctions. In addition, our agreement with Datastream Systems is intended to attract customers to our auctions.

Sales, Marketing and Customer Service

  Sales

   We sell our integrated auction services through a direct sales force and vertical market managers. Our direct sales force markets our services to large corporations to sell their used capital assets through our auctions. Our direct sales force also targets large dealers, both as buyers for auctioned assets as well as sellers of assets on our marketplace. As of July 31, 2000, we had 44 direct sales personnel.

   Our vertical market managers focus on small and medium sized resellers and corporations within targeted vertical markets. These managers market our integrated auction services in their respective vertical markets and source unaggregated assets. Our vertical market managers also focus on attracting customers to our auctions. As of July 31, 2000, we had eight vertical market managers and we intend to continue to add managers in our targeted vertical markets.

  Marketing Programs

   Our marketing programs include traditional and Internet-based marketing initiatives. General awareness programs feature activities in our market, public relations initiatives, participation in a variety of industry conferences, and trade shows. We also promote our services through advertising on the Internet, business periodicals, local and national newspapers, and vertical industry trade publications. Our direct marketing initiatives include email, fax and mail which leverage our extensive customer databases.

  Customer Service

   We devote significant resources to providing personalized, timely customer service and support. Customer support inquiries are handled via phone or email, with customer email inquiries typically answered within 24 hours. The Help area of our web site contains extensive information about buying and selling on DoveBid, as well as information on and links to value-added services, including logistics, escrow, inspection, appraisal, digital photography and financing. Help buttons on every page of the site take customers to the specific customer service topic they need. In addition, our Customer Care group provides personalized assistance to help customers through the entire auction process, including registration, listing of assets, bidding, navigation and usage of our website, settlement and logistics. Part of our customer support includes an asset loading service through which sellers can upload descriptions of assets for auction from any location.

   We use a customer relationship application for the management of all customer service information and customer data. Our customer relationship management and transaction processing systems include industry-standard security features to protect the privacy and integrity of customer data.

Technology and Operations

   To establish a secure and reliable marketplace for buyers and sellers of used capital assets, our underlying infrastructure was built on industry standard software and hardware. This infrastructure enables us to continuously enhance the features and functionality of our services to meet the evolving needs of our users.

  Functionality

   Our systems are designed to replace the manual processes traditionally used by buyers and sellers in the used capital asset market with automated processes that integrate dynamic pricing with electronic commerce. We rely on technology developed by third parties to implement our solution and to create the functionality described below.

   Webcast Auctions. Our Webcast capability is based upon Mshow.com's patent pending technology that allows users with varying levels of bandwidth and firewall configurations to share a rich media experience through real-time delivery of interactive web presentations. It also integrates telephone audio bridges, online polling and voting and displays media that can be viewed via a web browser. Such media include PowerPoint slides, images, animations, pre-recorded audio/video, streaming audio/video and 3D graphics.

   The interactive Webcast application enables two primary types of auction participants. An active (bidding) participant launches the application from his computer and dials into a traditional telephone conference call bridge. The user listens to the auction over the telephone while the application triggers the automatic advancement of the auction lot images and descriptions on the screen. The interactive auction server is operated in concert with the telephone's touch-tone system and communicates the bid by the phone touch-tone pad. In the passive (non-bidding) mode, the user can listen to the auction over the Internet.

   24x7 Online Auctions. Our online auction functionality is designed to meet the needs of both buyers and sellers. At the core of our online auction system is a database that maintains all buyer, seller, and transaction information. Both buyers and sellers register through the same basic process, and provide us with demographic information as well as industry interests.

   Our Website enables sellers to list and monitor assets. Sellers have password-based access to administrative screens which allow them to list assets, individually or in bulk uploads, as well as track all open auctions and revenue from those auctions. This seller-based accounting information is also downloadable in a standard format and can be imported into a variety of programs. Sellers are also provided with notification emails regarding the status of their assets on the site. Sellers can choose from a range of auction lengths, specify minimum bids, bid increments, reserve prices and choose the auction ending type. Sellers are also able to enter asset descriptors such as location, weight and manufacturer and provide a description. Sellers may also upload an image of the asset to be sold, and specify payment methods.

   Buyers have access to a number of features to locate assets, track auctions, and receive notification when certain assets are posted to the DoveBid website. Three forms of searching are offered: category based browsing of assets in our 19 vertical markets, basic text search, and advanced text search. The advanced search capability allows the buyer to search only selected areas of the website. Our My DoveBid feature allows users to create a customized page of auctions so that they can easily track a number of auctions with assets of interest. Any asset can be added to a user's AuctionWatch with a single click while browsing the asset. The AssetAlert feature allows buyers to determine when certain assets are added to the DoveBid website. By specifying keywords, the user sets the AssetAlert feature to send a notification email when certain assets are added. This notification email provides brief descriptions and direct links back to such assets.

   Buyers bid using the password established during registration on the DoveBid website. A buyer may place a single bid, or use the DoveBid AutoBid feature. This feature allows the buyer to specify the maximum price it is willing to pay, and allows the DoveBid website to automatically manage the bidding process. Bidders are automatically sent emails notifying them of successful bids, or when another buyer has outbid them.

   DoveBid supports three auction closing formats: fixed time closing, auto-extension and buyout. The fixed time closing auction format stops bidding at a specific time which is tracked by the server. The auto-extension format provides for automatic extension of the closing time of the auction if there is bidding activity in the final minutes prior to close. The buyout format allows the seller to set a desired price that when met will automatically close the auction and award the sale to the winning bidder.

  Infrastructure

   We have designed our website and supporting infrastructure to be highly robust and to support new products and increased traffic. Our servers are hosted in a physically and network-secure environment at GlobalCenter. The GlobalCenter data center features redundant power sources and redundant high-speed network connections. This network connectivity offers us high performance and immediate scalability as our website traffic increases. In addition, our servers are monitored twenty-four hours a day by software "agents" which immediately notify DoveBid operations staff of any anomalies.

   Our applications support multiple layers of security, including password protected log-ins, encryption technology to safeguard information transmitted in web sessions and firewalls to help prevent unauthorized access to our network and servers. We devote significant efforts to ensure that our system is protected from intrusion, but individuals, using rapidly evolving techniques and technologies may be successful in gaining unauthorized entry to our system or disrupting service. If we experience an attack from an individual or group, our services could be disrupted indefinitely, during which time we may not be able to conduct auctions or other business.

   Our software is based on applications developed by third parties and modified to fit our needs. We have implemented software that will support future generations of web-based technology, such as applications that utilize extensible mark-up language, or XML, a language that facilitates the creation of large, secure cross-platform applications and documents.

Competition

   We believe that the principal competitive factors affecting our market include the following:

  . an integrated auction capability;
  . vertical market expertise;
  . a critical mass of buyers and sellers;
  . relationships with capital asset dealers;
  . an ability to implement an array of value-added services;
  . customer service; and
  . a user-friendly technology interface.

Although we believe that we compete favorably with respect to each of these factors, the market for online auctions is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

   A number of companies provide services or products to the capital asset auction market, and existing and potential customers can, or will be able to, choose from a variety of current and potential competitors' services. Competition in this market is rapidly evolving and intense, and we expect competition to intensify in the future.

   We currently compete with a number of established companies engaged in traditional on-site business-to-business auctions. We also compete with a number of new online auction firms that are focusing on the same capital market as we are. There are also providers of business-to-business online marketplaces and online auction services that currently focus on other industries or specific vertical markets that could expand the scope of their business to include used capital assets. Other potential competitors include established business-to-business marketplaces such as FreeMarkets or VerticalNet, established business-to-consumer auction sites such as Egghead or uBid, and consumer-to-consumer auction sites such as Amazon.com or eBay. Many of these providers have significantly greater installed customer bases, greater financial resources and have the opportunity to offer additional products to those customers as additional components of their respective application suites.

   Many of our current and potential competitors have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition.

Intellectual Property

   Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights, including our database of buyers, sellers and transaction information and our internally developed software. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright, patent and trademark laws to accomplish these goals.

   In addition, we seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

   Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third party copying or use. Use by others of our proprietary rights could materially harm our business.

   It is also possible that third parties will claim that we have infringed their current or future products. Any claims, regardless of merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

Regulation

   As with many Internet-based businesses, we operate in an environment of uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation applicable to online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commercial medium, and governmental agencies have not yet been able to adapt existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because our services are offered worldwide, and we facilitate sales of goods to clients worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business.

   Because we are an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines and penalties and could result in our inability to enforce agreements in that jurisdiction.

   Numerous states have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We and the auctioneers we employ are bonded and regulated under the laws of the State of California and maintain licenses or bonds as required in other jurisdictions where we conduct a substantial number of auctions.

Employees

   As of July 31, 2000, we had 468 employees. We believe that we have good relationships with our employees. We have never had a significant work stoppage, and none of our employees is represented under a collective bargaining agreement.

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

Facilities

   Our headquarters, including our principal administrative and marketing facilities, are located in approximately 20,000 square feet of space we have leased in Foster City, California under a lease expiring May 31, 2004. This facility is leased from Dove Holdings, Inc., an entity controlled by Ross and Kirk Dove. See "Certain Transactions." In addition, we also lease approximately 165,000 square feet of office and warehouse facilities in other locations throughout North America, Europe and Asia. We believe that our existing facilities are adequate to meet our requirements for the foreseeable future.

Legal Proceedings

   We are not currently subject to any legal proceedings that we expect will have a material impact on us. We are subject to legal proceedings now, and likely will be in the future, that arise in the course of our business, and we cannot assure you that any such proceeding will not have a material adverse effect on us.

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

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the name, age and position of each of our executive officers and directors. Ages are as of July 31, 2000.

 Name                                 Age                Position
 ----                                 ---                --------
 Ross Dove*..........................  47 Chairman of the Board, Chief
                                          Executive Officer

 Jeffrey M. Crowe....................  43 President, Chief Operating Officer
                                          and Director

 Kirk Dove*..........................  45 President of Auction Services, Chief
                                          Auctioneer and Director

 Robert C. Levy......................  42 President of International Auction
                                          Services and Director

 Cory M. Ravid.......................  35 Chief Financial Officer and Secretary

 Francis M. Juliano..................  33 Chief Technical Officer and Vice
                                          President of E-Commerce

 James Hume..........................  46 Vice President of Operations

 Timothy J. Reed.....................  30 Vice President of Business
                                          Development

 Lynn B. Corsiglia...................  42 Vice President of Human Resources

 Daphne Li...........................  33 Vice President of Corporate Marketing
                                          and Strategy

 David S. Gronik.....................  43 President of DoveBid Valuation
                                          Services

 William Burnham.....................  29 Director(1)

 A. Grant Heidrich, III..............  47 Director(1)

 David S. Pottruck...................  52 Director(2)

 William Price.......................  44 Director(1)

 Todd Rulon-Miller...................  49 Director(2)

 W. Blake Winchell...................  46 Director(2)

---------------------
 * Ross Dove and Kirk Dove are brothers.

(1) Member of Audit Committee

(2) Member of Compensation Committee

   Ross Dove has served as our chairman of the board and chief executive officer since June 1999. Ross Dove served as the chairman of the board and chief executive officer of our predecessors Ross-Dove Company and Dove Brothers, LLC, from 1980 to 1999.

   Jeffrey M. Crowe has served as our president and chief operating officer since November 1999 and a director since December 1999. Prior to joining DoveBid, Mr. Crowe was co-founder, president, chief executive officer and a board member of Edify Corporation, an Internet and voice e-commerce company, from May 1990 to November 1999.

   Kirk Dove has served as our president of auction services and as chief auctioneer and a director since June 1999. Kirk Dove served as president of our predecessors Ross-Dove Company and Dove Brothers, LLC from 1984 to 1999.

   Robert C. Levy has served as our president of international auction services since March 2000 and as a director since April 2000. Prior to joining DoveBid, Mr. Levy was with Norman Levy Associates, Inc., an auctioneer and valuation company, from 1980 to March 2000, serving most recently as president.

   Cory M. Ravid has served as our chief financial officer and secretary since October 1999. From January 1997 to October 1999, Mr. Ravid served as chief financial officer and partner at The Parkside Group, a private equity buyout firm. In addition, Mr. Ravid was chief financial officer of MacGregor Golf from August 1998 to August 1999. Mr. Ravid was first the corporate controller and then the chief financial officer and general counsel at DuPont Flooring Systems from February 1994 to December 1996.

   Francis M. Juliano has served as our chief technical officer and vice president of e-commerce since December 1999. Prior to joining DoveBid, Mr. Juliano was the director of technology and product development for Office Depot Online, an office supply company, from March 1998 to December 1999. Previously, Mr. Juliano was vice-president of technology and development of Cybernet International, an international trading company, from March 1997 to March 1998. In addition, Mr. Juliano was the director of technology for Scholastic New Media, an educational publisher, from July 1995 to March 1997.

   James Hume has served as our vice president of operations since January 2000. Prior to joining DoveBid, Mr. Hume was vice president of corporate materials and supplier management with Sanmina Corporation, an electronic contract manufacturing company, from May 1997 to January 2000. Prior to that, Mr. Hume was senior manager of enterprise services at Sun Microsystems, an enterprise networking company, from July 1995 to May 1997.

   Timothy J. Reed has served as our vice president of business development since March 2000. Prior to joining DoveBid, Mr. Reed was vice president of marketing and business development at Engage Technologies, an online marketing solutions company, from November 1998 to March 2000. Prior to that he was the director of marketing and business development of Internet Profiles Corporation, a wholly owned subsidiary of Engage Technologies, from June 1996 to November 1998.

   Lynn B. Corsiglia has served as our vice president of human resources since March 2000. Prior to joining DoveBid, Ms. Corsiglia was vice president of human resources for Calico Commerce, Inc., a software manufacturer, from March 1998 to March 2000. She was the director of human resources for Netscape Communications, Inc., a software technology company, from November 1995 to March 1998. Prior to that she was a senior manager of human resources for Sybase, Inc. from November 1992 to October 1995.

   Daphne Li has served as our vice president of corporate marketing and strategy since April 2000. Prior to joining DoveBid, Ms. Li was first a consultant and then a manager at Bain & Company, a management consulting firm, from September 1994 to March 2000.

   David S. Gronik has served as our president of DoveBid Valuation Services since March 2000. Prior to joining DoveBid, Mr. Gronik was the founder and president of both AccuVal Associates, a valuation company, and LiquiTec Industries, an auctioneer, from June 1988 to March 2000.

   William Burnham has served as a director of DoveBid since February 2000. Mr. Burnham has been the managing director of the general partner of Softbank Venture Capital L.P., a venture capital investment company, since April 2000. Prior to Softbank Venture Capital, Mr. Burnham was a general partner of Softbank Capital Partners, a venture capital firm, from August 1999 to April 2000. Prior to Softbank Capital Partners, Mr. Burnham was a vice president and senior research analyst for Credit Suisse First Boston's Technology Group, an investment banking firm, from July 1998 to August 1999. Prior to that, Mr. Burnham was a senior research analyst at the investment banking firms of Deutsche Morgan Grenfell from May 1998 to July 1998 and Piper Jaffray Inc. from April 1997 to May 1998. Prior to Piper Jaffray, Mr. Burnham was a senior associate at the management consulting firm of Booz, Allen & Hamilton. Mr. Burnham is also a director of Buy.com Inc.

   A. Grant Heidrich, III has served as a director of DoveBid since October 1999. Mr. Heidrich has been a general partner at the Mayfield Fund, a venture capital firm, since 1982. Mr. Heidrich is a director of Millenium
Pharmaceuticals, Inc. and Tularik Inc.

   David S. Pottruck has served as a director of DoveBid since December 1999. Since June 1992 Mr. Pottruck has been the president, and since June 1997 the co-chief executive officer, of The Charles Schwab Corporation, of which he is also a director. Mr. Pottruck is also a director of McKesson HBOC, Inc., and Intel Corporation.

   William Price has served as a director of DoveBid since February 2000. Mr. Price has been the managing director of Tarrant Partners, the parent of Texas Pacific Group, since September 1992 and is a founding director of Texas Pacific Group, a private equity investment fund. Mr. Price is also a director of Aerfi Group plc, Beldin & Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Del Monte Foods Company, Denbury Resources, Inc., and First World Communications.

   Todd Rulon-Miller has served as a director of DoveBid since December 1999. Mr. Rulon-Miller has been a partner of Apogee Venture Group, a venture capital firm, since June 1998. Prior to that Mr. Rulon-Miller was a vice president of sales at Netscape Communications, a software technology company, from October 1994 to October 1997. Mr. Rulon-Miller is also a director of Active Software, Inc.

   W. Blake Winchell has served as a director of DoveBid since June 1999. Mr. Winchell has been a general partner of Fremont Ventures, a venture capital firm, since December 1998. Prior to that Mr. Winchell was a managing director with Generation Ventures, a venture capital firm, from 1996 to 1999, and a managing director with the Channel Investment Group from 1991 to 1996. Mr. Winchell is also a director of Bay View Capital Corporation.

Board Committees

   Our board has three committees, the audit committee, the compensation committee and the executive committee. The audit committee consists of Messrs. Burnham, Heidrich and Price. The compensation committee consists of Messrs. Pottruck, Rulon-Miller and Winchell. The executive committee consists of Messrs. Ross and Kirk Dove, Burnham, Crowe, Heidrich, Rulon-Miller and Winchell. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. The executive committee is empowered to take all action of the board except actions required by law to be taken by the full board.

Compensation Committee Interlocks and Insider Participation

   Before December 17, 1999, our board of directors did not have a compensation committee and all material compensation decisions were made by the full board of directors. In December 1999 we formed a compensation committee consisting of Messrs. Pottruck and Winchell. Mr. Rulon-Miller was appointed to the committee in March 2000. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for reasonable expenses in attending board and board committee meetings. In December 1999, we granted to each of David S. Pottruck and Todd Rulon-Miller options to purchase 200,000 shares of our common stock at an exercise price of $0.77 per share. These options were granted under our 1999 Stock Option Plan at an exercise price equal to the then fair market value of our stock aggregating $154,000.

   Members of the board who are not employees of DoveBid, or any parent, subsidiary or affiliate of DoveBid, will be eligible to participate in the 2000 Equity Incentive Plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant. Each non-employee director who becomes a member of the board on or after the effective date of the registration statement of which this prospectus forms a part, will be granted an option to purchase 100,000 shares. Immediately following each annual meeting of our stockholders, each eligible director will automatically be granted an additional option to purchase 25,000 shares if the director has served continuously as a member of the board since the date of the non-employee director's last stock option grant. All options granted to non-employee directors will vest over a four year period at a rate of 25% of the total shares granted on the first one year anniversary of the date of grant, and thereafter as to 6.25% of the total shares granted after each subsequent three month period. All options granted to non-employee directors will be immediately exercisable subject to a repurchase right by us for any unvested shares. In the event of our dissolution or liquidation or a "change in control" transaction as described in "Employment Contracts and Change of Control Arrangements," options granted under the plan will become 100% vested and exercisable in full.

Executive Compensation

   The following table sets forth all compensation paid or accrued during 1999 to our Chief Executive Officer and each of our other executive officers whose salary and bonus for 1999 were more than $100,000.

                           Summary Compensation Table

                                              Annual             Long-Term
                                           Compensation     Compensation Awards
                                         ----------------- ---------------------
                                                           Restricted Securities
                                                             Stock    Underlying
Name and Principal Positions              Salary   Bonus     Awards    Options
----------------------------             -------- -------- ---------- ----------
Ross Dove
 Chairman of the Board and Chief
  Executive Officer..................... $298,000 $400,000    --         --
Kirk Dove
 President of Auction Services, Chief
  Auctioneer and Director............... $341,000 $400,000    --         --

   See "Employment Contracts and Change of Control Arrangements" for compensation information regarding other of our executive officers.

  Option Grants and Restricted Stock Purchases in 1999

   None of the persons listed in the Summary Compensation Table received grants of stock options from us during 1999. See "Employment Contracts and Change of Control Arrangements," for additional information regarding options granted to, and shares of restricted stock sold to, others of our executive officers.

Employee Benefit Plans

   1999 Stock Option Plan. As of July 31, 2000, options to purchase 10,780,590 shares of our common stock were outstanding under our 1999 Stock Option Plan and 2,361,560 shares of our common stock remained available for issuance upon the exercise of options that may be granted in the future. The options outstanding as of July 31, 2000 had a weighted average exercise price of $2.53 per share. Our 2000 Equity Incentive Plan will be effective upon the effectiveness of this offering. As a result, no options will be granted under our 1999 Stock Option Plan after this offering. However, any outstanding options under our 1999 Stock Option Plan will remain outstanding and subject to our 1999 Stock Option Plan until exercise or until they terminate or expire by their terms. Options granted under our 1999 Stock Option Plan are subject to terms substantially similar to those described below with respect to options to be granted under our 2000 Equity Incentive Plan.

   2000 Equity Incentive Plan. Our 2000 Equity Incentive Plan will become effective on the date of this prospectus and will serve as the successor to our 1999 Stock Option Plan. We have reserved 10,000,000 shares of our common stock to be issued under our 2000 Equity Incentive Plan. In addition, shares under the 1999 Stock Option Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under this plan that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under our 2000 Equity Incentive Plan.

   On each January 1, the aggregate number of shares reserved for issuance under our 2000 Equity Incentive Plan will increase automatically by a number of shares equal to 5% of our outstanding shares on December 31 of the preceding year. Our 2000 Equity Incentive Plan will terminate after 10 years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. The plan will authorize the award of options, restricted stock awards and stock bonuses.

   Our 2000 Equity Incentive Plan will provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to our employees. All awards other than incentive stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.

   Options may be exercisable only as they vest or may be immediately exercisable with the shares issued subject to our right of repurchase. In general, options will vest over a four-year period. The maximum term of options granted under our 2000 Equity Incentive Plan is 10 years.

   The purchase price for any restricted stock awarded under the 2000 Equity Incentive Plan will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of certain services or performance goals.

   If we are dissolved or liquidated or have a "change in control" transaction, the vesting of all outstanding awards may be assumed or substituted by the successor company. However, if an optionee is terminated within one year from the date of such "change in control" transaction, the vesting of such optionee's outstanding awards will accelerate as to an additional 25% of the shares that are unvested on the date of the "change in control" transaction. In the discretion of the compensation committee the vesting of these awards may be further accelerated upon one of these transactions.

   2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan will become effective on the date of this prospectus. We have initially reserved 1,000,000 shares of our common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under our 2000 Employee Stock Purchase Plan will increase automatically by a number of shares equal to 1% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under our 2000 Employee Stock Purchase Plan may not exceed 10,000,000 shares.

   Our 2000 Employee Stock Purchase Plan will be administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding. Employees generally will be eligible to participate in our 2000 Employee Stock Purchase Plan if they are employed before the beginning of the applicable offering period and they are customarily employed by us for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us.

   Under our 2000 Employee Stock Purchase Plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 10% of their compensation and are subject to maximum purchase limitations.

   Except for the first offering period, each offering period under our 2000 Employee Stock Purchase Plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the date of this prospectus. Offering periods and purchase periods will begin on April 1 and October 1 of each year. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be April 1 or October 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.

   The purchase price for our common stock purchased under the plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the offering dates, purchase dates and duration of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period. Our 2000 Employee Stock Purchase Plan will provide that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event will continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan.

   Our 2000 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The plan will terminate 10 years from the date the plan was adopted unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding commitment to purchase shares previously made under the plan.

   Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under our 2000 Employee Stock Purchase Plan. The board will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

  401(k) Plan

   We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 21 years old and who have been employed with us for at least 90 days are generally eligible to participate and may enter the plan on the first day of the month following the date the employee meets the eligibility requirements. Participants may make pre-tax contributions to the plan of up to 15% of their eligible compensation, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions to the 401(k) plan in an amount not to exceed 100% of each participant's first 15% of compensation contributed as pre-tax contributions to the plan for the plan year. Contributions by the participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment Contracts and Change of Control Arrangements

   From time to time we have entered employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table."

   Ross Dove. Ross Dove receives an annual salary of $350,000 and a minimum annual bonus of $200,000. His employment with us is at will. In February 2000, Ross Dove entered into a stock repurchase agreement with us and The Dove Holdings Corporation. Under this agreement, in the event of any termination of Mr. Dove's employment by us for "cause" or by Mr. Dove for other than "good reason," Dove Bid shall have the right to repurchase up to 4,230,004 shares of our common stock held by Mr. Dove through The Dove Holdings Corporation at a purchase price of $0.33 per share. The number of shares subject to repurchase decreases by 3.57% per full calendar month over a period of 28 months which commenced on February 25, 2000 and terminates on July 1, 2002. Termination for "good reason" would involve changes in Mr. Dove's role with us without his consent. The stock repurchase agreement terminates upon a "change of control" or if Mr. Dove's employment is terminated without cause or for good reason. A "change of control" includes:

  . an acquisition of 50% or more of our outstanding stock by a person other than a person related to DoveBid;
  . a merger or consolidation of DoveBid after which our then-current stockholders own less than a majority of the voting power of the surviving corporation; or
  . a sale of all or substantially all of our assets.

   Kirk Dove. Kirk Dove receives an annual salary of $350,000 and a minimum annual bonus of $200,000. His employment with us is at will. In February 2000, Kirk Dove entered into a stock repurchase agreement with us and The Dove Holdings Corporation. Under the terms of this agreement, in the event of any termination of Mr. Dove's employment by us for cause or by Mr. Dove for other than good reason, DoveBid has a right to repurchase up to 4,230,004 shares of our common stock held by Mr. Dove through The Dove Holdings Corporation on the same terms and conditions as in Ross Dove's stock repurchase agreement with us.

   Jeffrey M. Crowe. In November 1999, Jeffrey Crowe accepted our offer of employment. His employment letter provides that Mr. Crowe is entitled to receive an annual salary of $300,000 with annual target bonuses of up to $100,000. His employment with us is on an at-will basis. In connection with his employment, Mr. Crowe purchased 4,800,000 shares of our common stock at a purchase price of $0.33 per share with a promissory note with an annual interest rate equal to 5.92% compounded monthly payable to DoveBid in November 2004. These shares are subject to a right of repurchase that lapses as to one-fourth of these shares in November 29, 2000, with the repurchase right lapsing ratably monthly over 36 months after that. In addition, pursuant to the terms of his employment letter, in January 2000 Mr. Crowe purchased 500,000 shares of our common stock from The Dove Holdings Corporation at a purchase price of $1.50 per share.

   We have the right to terminate Mr. Crowe's employment upon his disability or for cause. Mr. Crowe has the right to terminate the arrangement for "good reason," essentially consisting of changes in his role with us without his consent. In the event of any termination of Mr. Crowe's employment by us without cause or by Mr. Crowe for good reason, within one year of the date of commencement of his employment with us, all of Mr. Crowe's shares purchased in connection with his employment that would have otherwise vested through the first anniversary of such commencement date and for such additional period as any cash severance is paid to Mr. Crowe after such first anniversary, vest immediately. If such termination occurs on or after the first anniversary of the commencement date of Mr. Crowe's employment with us, Mr. Crowe will be entitled to receive six months of accelerated vesting of any unvested options.

   If termination of Mr. Crowe's employment by us without "cause" or by Mr. Crowe for "good reason" occurs within 60 days prior to or one year following a "change of control" that occurs within one year of the date of commencement of employment with us, Mr. Crowe will be entitled to receive a cash severance payment equal to one year's base salary plus his annual bonus, and two years of accelerated vesting of the shares purchased in connection with his employment. If such termination occurs within 60 days prior to or one year following a change of control that occurs after the first anniversary of such commencement date, Mr. Crowe will be entitled to receive a cash severance payment equal to one year's base salary plus his annual bonus and immediate vesting of all shares purchased in connection with his employment with us. A "change of control" includes:

  . an acquisition of 50% or more of our outstanding stock by a person other than a person related to DoveBid;

  . a merger or consolidation of DoveBid after which our then-current stockholders own less than a majority of the voting power of the surviving corporation;
  . a sale of all or substantially all of our assets; or . the replacement of more than a majority of our incumbent directors.

   Cory M. Ravid. In September 1999, Cory Ravid accepted our offer of employment. His employment letter provides that Mr. Ravid is entitled to receive an initial annual salary of $225,000 with annual bonuses of up to 40% of his annual base salary. His employment with us is on an at-will basis. In connection with his employment letter, Mr. Ravid purchased 700,000 shares of our common stock at a purchase price of $0.33 per share with a promissory note with an annual interest rate equal to 5.92% compounded monthly payable to DoveBid in November 2004. These shares are subject to a right of repurchase that lapses as to one-fourth of these shares on October 15, 2000, with the repurchase right lapsing ratably monthly over a 36 month period after that. We have similar right to terminate Mr. Ravid's employment and he has the right to terminate his employment with us for "good reason" on terms similar to those of Mr. Crowe's arrangement with us. Similar provisions have also been provided for termination in connection with a change of control.

   Francis M. Juliano. In November 1999, Francis Juliano accepted our offer of employment. His employment letter provides that Mr. Juliano is entitled to receive an annual salary of $200,000 with annual bonuses of up to 30% of his annual base salary. In connection with his employment, Mr. Juliano purchased 600,000 shares of our common stock at a purchase price of $0.77 per share, which he purchased with a promissory note with an annual interest rate equal to 6.04% compounded monthly payable to DoveBid in January 2004. These shares are subject to a right of repurchase that lapses as to one-fourth of these shares on January 14, 2001, with the repurchase right lapsing quarterly over a three year period after that. In the event of any termination of Mr. Juliano's employment by us without "cause," Mr. Juliano will receive a cash payment of $100,000. In March 2000, Mr. Juliano was granted options to purchase an additional 100,000 shares of our common stock at an exercise price of $2.50 per share. These options vest 100% on November 19, 2004, Mr. Juliano's fifth anniversary of employment with us.

   Robert C. Levy. In March 2000, Robert Levy accepted our offer of employment. His employment letter provides that Mr. Levy is entitled to receive an annual salary of $225,000 with an annual bonus of $100,000. In connection with his employment, Mr. Levy was issued options for 200,000 shares of our common stock with an exercise price of $4.00 per share. One-fourth of these options vest on March 24, 2001, and the remainder vest quarterly over the following three years. In the event of any termination of Robert Levy's employment by us without "cause," Mr. Levy will receive a cash payment of $112,000 and a pro rata portion of his annual bonus.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to DoveBid or its stockholders;
  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
  . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements;

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and
  . the rights conferred in the bylaws are not exclusive.

   In addition to the indemnification required in our certificate of incorporation and bylaws, before the completion of this offering, we intend to enter into indemnity agreements with our current directors and officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of DoveBid. We have also obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

Sales of Our Common Stock and Preferred Stock

  Common Stock

   In October 1997, The Dove Holdings Corporation, Ross Dove and Kirk Dove (collectively the "Dove Group") entered into an agreement with Koll Management Services, Inc. ("Koll") for the Dove Group's purchase of Koll's membership interests in Dove Brothers, LLC, which was then known as Koll-Dove Global Disposition Services (the "Koll Buyout Agreement"). Under the terms of the Koll Buyout Agreement, the consideration consisted of $2,400,000 due in 36 monthly installments of $25,000 each, followed by one payment of $1,100,000 due October 31, 2000, and one payment of $400,000 due in October 31, 2001. Koll also received, in addition to the purchase price due from the Dove Group, a limited partnership interest in a website known as RealBid equivalent to 50% of any ownership interest in RealBid acquired by any member of the Dove Group on or before September 30, 2000, 25% of the pre-tax income of Dove Brothers, LLC and its subsidiaries for the calendar years 1998, 1999 and 2000, and 25% of the net proceeds of certain capital events of Dove Brothers, LLC occurring on or before September 30, 2000. These certain capital events were a sale or issuance of any ownership, membership units or other securities, or rights whether through a public offering or a private transaction, a loan or refinancing used for any purpose other than working capital in the ordinary course of business and a sale of assets out of the ordinary course of business. The Dove Holdings Corporation and Ross Dove and Kirk Dove secured their obligations to Koll through a security interest in their membership interests in Dove Brothers, LLC. No proceeds became due under the 25% pre-tax income or capital events provision.

   In June 1999, Dove Brothers, LLC distributed its 66-2/3% interest in National Loan Exchange, Inc. ("NLEX"), a subsidiary of Dove Brothers, LLC, to the members of Dove Brothers, LLC, which at that time were The Dove Holdings Corporation, Ross Dove and Kirk Dove. Thereafter, The Dove Holdings Corporation, Ross Dove and Kirk Dove transferred to Koll a portion of their membership interests in Dove Brothers, LLC and a portion of their shares of the common stock of NLEX, in partial satisfaction of the remaining purchase price obligation outstanding under the Koll Buyout Agreement described above. In addition, Dove Brothers, LLC agreed to assume and pay to Koll the remaining balance of the purchase price under the Koll Buyout Agreement, which was $1.0 million, after the forgiveness of $400,000, in one payment due in March 2000, and The Dove Holdings Corporation, Ross Dove and Kirk Dove jointly and severally guaranteed such payment by Dove Brothers, LLC. In exchange, Koll released The Dove Holdings Corporation, Ross Dove and Kirk Dove from all further obligations under the Koll Buyout Agreement.

   On June 4, 1999, in connection with the formation of DoveBid, Inc., we issued, in exchange for the contribution of all of the membership interests in Dove Brothers, LLC, a total of 28,212,121 shares of our common stock to the following persons:

                                                                     Shares of
   Buyer                                                            Common Stock
   -----                                                            ------------
   The Dove Holdings Corporation...................................  25,688,135
   Ross Dove.......................................................     254,417
   Kirk Dove.......................................................     254,417
   Koll Management Services, Inc...................................   2,015,152

   The Dove Holdings Corporation holds    % of our stock and is beneficially
owned by Ross and Kirk Dove. Ross Dove is the chairman of our board of directors and is our chief executive officer. Kirk Dove is one of our directors and is our president of auction services and chief auctioneer.

   In June 1999 we entered into a Stockholders' Agreement, which was amended on October 1999 and in February 2000, with our largest stockholders. Among other things the Stockholders' Agreement imposed limits on the ability of The Dove Holdings Corporation, Ross Dove or Kirk Dove to transfer or encumber shares of our common stock. This agreement expires upon completion of this offering. In January 2000, The Dove Holdings Corporation sold 500,000 shares to Jeffrey Crowe, 333,334 shares to Fremont Ventures, 666,667 shares to David Pottruck, 183,332 shares to Cory Ravid and 400,000 shares to Todd Rulon-Miller, each at a per share price of $1.50.

  Preferred Stock

   Series A preferred stock financing. On June 14, 1999, we sold 12,090,909 shares of our Series A preferred stock for $0.33 per share. Each share of Series A preferred stock currently is convertible into one share of common stock. The following directors, executive officers and/or 5% stockholders purchased our Series A preferred stock:

  . Fremont Ventures I, L.P.--12,090,909 shares. Fremont Ventures holds   %
    of our stock. W. Blake Winchell, one of our directors, is a partner of Fremont Ventures I, L.P.

   In connection with its purchase of our Series A preferred stock on June 14, 1999, Fremont Ventures I, L.P. entered into a Put/Call Agreement with The Dove Holdings Corporation whereby Fremont Ventures granted The Dove Holdings Corporation the right, exercisable from February 15, 2000 to March 1, 2001, to require Fremont Ventures to purchase up to 2,000,000 shares of our common stock owned by The Dove Holdings Corporation at a purchase price of $0.77 per share. In the same agreement The Dove Holdings Corporation granted Fremont Ventures the right, exercisable at any time from February 15, 2000 to March 1, 2001, to require The Dove Holdings Corporation the right to sell to Fremont Ventures up to 2,000,000 shares of our common stock owned by The Dove Holdings Corporation at a purchase price of $2.48 per share. The put/call rights granted under the Put/Call Agreement will terminate upon the completion of this offering. In February 2000 Fremont Ventures exercised its right to purchase the shares under the Put/Call Agreement.

   Series B preferred stock financing. On October 18, 1999, we sold 15,870,129 shares of our Series B preferred stock at a price of $0.77 per share. Each share of Series B preferred stock currently is convertible into one share of common stock. The following directors, executive officers and/or 5% stockholders purchased our Series B preferred stock:

  . Fremont Ventures I, L.P.--5,194,805 shares;
  . Entities affiliated with the Mayfield Fund--10,389,610 shares.

   Fremont Ventures holds   % of our stock and the entities affiliated with the
Mayfield Fund hold   % of our stock. A. Grant Heidrich, III, one of our
directors, is a partner of the Mayfield Fund.

   Series C preferred stock financing. Between February 25, 2000 and March 8, 2000 and in August 2000, we sold shares of our Series C preferred stock at a price of $2.67 per share. Each share of Series C preferred stock is convertible into one share of common stock. The following directors, executive officers and/or 5% stockholders purchased our Series C preferred stock:

  . Fremont Ventures I, L.P.--1,123,596 shares;
  . Entities affiliated with the Mayfield Fund--4,494,384 shares;
  . Entities affiliated with SOFTBANK Corp.--14,981,274 shares;
  . Entities affiliated with TPG Advisors III, Inc.--6,311,058 shares; . Entities affiliated with T3 Advisors, Inc.--2,801,666 shares.

   Fremont Ventures holds   % of our stock; the entities affiliated with the
Mayfield Fund hold   % of our stock; the entities affiliated with SOFTBANK
Corp. hold   % of our stock; the entities affiliated with TPG Advisors III,
Inc. hold   % of our stock; and the entities affiliated with T3 Advisors, Inc.
hold   % of our stock.

   The aggregate price paid by investors who purchased our Series C preferred stock between February 25, 2000 and March 8, 2000 and in August 2000 equals
     compared to     , which is the aggregate value, based on an assumed
initial public offering price of $    per share of the common stock into which
such shares of preferred stock will automatically convert upon the completion of this offering the midpoint of the offering range.

   Stockholder and Other Agreements. In connection with our preferred stock sales we and our largest stockholders entered into Stockholder Agreements by which Messrs. Winchell, Heidrich, Burnham and Price were appointed to our board. We also granted registration rights to the preferred stock investors. These rights are further described under "Description of Capital Stock-- Registration Rights."

   The percentages of our shares held by the persons and entities listed above is as of July 31, 2000 and is calculated on the same basis as under "Principal Stockholders" below.

Loans to Executive Officers

   Jeffrey M. Crowe. In November 1999, Jeffrey Crowe purchased 4,800,000 shares of our common stock, with a $1,579,200 secured full recourse promissory note with an annual interest rate equal to 5.92% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Crowe ceases to be an employee or consultant of ours.

   Cory M. Ravid. In November 1999, Cory Ravid purchased 700,000 shares of our common stock, with a $230,300 secured full recourse promissory note with an annual interest rate equal to 5.92% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Ravid ceases to be an employee or consultant of ours.

   Francis M. Juliano. In January 2000, Francis Juliano purchased 600,000 shares of our common stock, with a $461,400 secured full recourse promissory note with an annual interest rate equal to 6.04% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Juliano ceases to be an employee or consultant of ours.

   James Hume. In January 2000, James Hume purchased 700,000 shares of our common stock, with a $538,300 secured full recourse promissory note with an annual interest rate equal to 6.04% compounded monthly. The note also provides that we may also accelerate payment of the amounts outstanding under the loan in the event Mr. Hume ceases to be an employee or consultant of ours.

   Timothy J. Reed. In March 2000, Timothy Reed purchased 220,000 shares of our common stock, with a $549,780 secured full recourse promissory note with an annual interest rate equal to 6.60% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Reed ceases to be an employee or consultant of ours.

   Lynn B. Corsiglia. In March 2000, Lynn Corsiglia purchased 220,000 shares of our common stock, with a $549,780 secured full recourse promissory note with an annual interest rate equal to 6.60% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Ms. Corsiglia ceases to be an employee or consultant of ours.

   Daphne Li. In July 2000, Daphne Li purchased 220,000 shares of our common stock, with a $549,780 secured full recourse promissory note with an annual interest rate equal to 6.42% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Ms. Li ceases to be an employee or consultant of ours.

Real Property Lease

   We lease our headquarters office space at 1241 E. Hillsdale Boulevard in Foster City, California from a corporation in which some of our directors and officers have an interest. The lessor under the lease is Dove

Holdings, Inc., the shareholders of which are Ross Dove and Kirk Dove. The lease commenced on December 1, 1997 and expires on May 31, 2004. The annual rent under the lease is $1.2 million and is adjusted based on increases in the Consumer Price Index for the San Francisco-Oakland-San Jose metropolitan area. We believe that this lease was negotiated on terms no less favorable than could be obtained from unaffiliated third parties.

Other Transactions

   For a description of our employment agreements with Ross and Kirk Dove, Mr. Crowe, Mr. Ravid, Mr. Juliano and Mr. Levy, please see "Management-Employment Contracts and Change of Control Arrangements."

Stock Option Grants to Certain Directors

   In December 1999, we granted to each of David S. Pottruck and Todd Rulon-Miller options to purchase 200,000 shares of our common stock at an exercise price $0.77 per share. These options were granted under our 1999 Stock Option Plan.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of July 31, 2000 and as adjusted to reflect the sale of the common stock in this offering by:

  . each stockholder known by us to be the beneficial owner of more than 5%
    of our common stock;
  . each of our directors;
  . each executive officer listed in the Summary Compensation Table; and . all executive officers and directors as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of July 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

   The number of shares of common stock outstanding after this offering
includes       shares of common stock being offered and does not include the shares which are subject to the underwriters' over-allotment option. The percentage of common stock outstanding before and after the offering is based
on       shares of common stock outstanding on July 31, 2000, giving effect to the automatic conversion into common stock on completion of this offering of all outstanding preferred stock and of convertible subordinated promissory notes in an aggregate principal amount of $29.9 million issued in connection
with recent acquisitions (based on an average conversion rate of $    per
share). Unless otherwise indicated, the address of each of the individuals and entities named below is c/o DoveBid, Inc. 1241 E. Hillsdale Boulevard, Foster City, California 94404.

                                                   Percentage of Outstanding
                                                   Shares Beneficially Owned
                                                 ------------------------------
                               Number of Shares
Name of Beneficial Owner      Beneficially Owned Before Offering After Offering
------------------------      ------------------ --------------- --------------
The Dove Holdings
 Corporation(1).............      19,754,802
Kirk Dove(2)................      20,004,417
Ross Dove(2)................      20,004,417
Fremont Ventures I,
 L.P.(3)....................      21,217,597
 50 Fremont Street
 San Francisco, California
  94105
Entities affiliated with the
 Mayfield Fund(4)...........      15,221,450
 2800 Sand Hill Road, Suite
  250
 Menlo Park, California
  94025
Entities affiliated with
 SOFTBANK Corp.(5)..........      14,981,274
 24-1, Nihonbashi-
  Hakozakicho
 Chuo-ku, Tokyo 103-8501,
  JAPAN
TPG Advisors III, Inc.......       6,175,965
 201 Main Street, Suite 2420
 Fort Worth, TX 76102(6)
Entities affiliated with T3
 Advisors, Inc..............       2,721,891
 201 Main Street, Suite 2420
 Fort Worth, TX 76102(7)
Jeffrey M. Crowe............       5,181,000
William Burnham(5)..........      14,981,274
A. Grant Heidrich, III(4)...      15,221,450
Robert C. Levy..............         412,361
David S. Pottruck...........         866,667
William Price(8)............       8,897,856
Todd Rulon-Miller...........         590,000
W. Blake Winchell(3)........      21,217,597
All 17 directors and
 executive officers as a
 group(9)...................      91,259,341

--------
 *  Less than 1%

(1) Ross Dove and Kirk Dove are the sole natural persons who exercise voting and/or dispositive powers for the shares held by The Dove Holdings Corporation.

(2) Includes 19,754,802 shares of common stock owned by The Dove Holdings Corporation, which is owned equally by Ross Dove and Kirk Dove.

(3) Represents 21,217,597 shares held by Fremont Ventures I, L.P.[, which includes 2,000,000 shares that Fremont Ventures I, L.P. purchased from The Dove Holdings Corporation pursuant to the terms of the Second Amended and Restated Put/Call Agreement, dated as of February 25, 2000 between Fremont Ventures I, L.P. and The Dove Holdings Corporation]. FV, L.P. is the general partner of Fremont Ventures I, L.P. Fremont Resources, Inc. ("FRI") is the general partner and Fremont Sequoia Holdings, L.P., an affiliate of FRI, W. Blake Winchell, M. Hannah Sullivan and Paul A. White are the limited partners of FV, L.P. The directors of Fremont Resources, Inc. are Alan M. Dachs, Jon S. Higgins, Richard S. Kopf, S. D. Bechtel, Jr., H. J. Haynes, C. W. Hull and Robert Jaunich II. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares with are, or may be deemed to be beneficially owned by Fremont Ventures, L.P., but disclaim such beneficial ownership.

(4) Represents 13,264,327 shares held by Mayfield X, L.P., 1,505,479 shares held by Mayfield Principals' Fund, L.L.C., and 451,644 shares held by Mayfield Associates Fund V, L.P. Mayfield X Management L.L.C. is the general partner of Mayfield X, L.P. and Mayfield Associates Fund V, L.P. and the managing member of Mayfield Principals' Fund L.L.C. The managing directors of Mayfield X Management L.L.C.

   are A. Grant Heidrich, III, Michael Levinthal, William D. Unger, William G. Van Auken, III, Kevin A. Fong, Yogen Dalal, Russell C. Hirsh, Warde S. Hutton, George A. Palor, Todd A. Brooks, Robert T. Vasan and David J. Ladd. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which are, or may be deemed to be beneficially owned by Mayfield X, L.P., Mayfield Associates Fund V, L.P. and Mayfield Principals' Fund, L.L.C., but disclaim such beneficial ownership.

(5) Includes 14,767,042 shares held by SOFTBANK Capital Partners LP and 214,232 shares held by SOFTBANK Capital Advisors Fund LP. SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. As a result, securities beneficially owned by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP may be deemed beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SOFTBANK Capital Partners Investment Inc. and by any of Mr. Ronald D. Fisher, Mr. Charles R. Lax or Mr. William L. Burnham, all of whom are members of SOFTBANK Capital Partners LLC. As a result, securities beneficially owned by SOFTBANK Capital Partners LLC may be deemed beneficially owned by SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax and Mr. Burnham. SOFTBANK Capital Partners Investment Inc. is a wholly-owned subsidiary of SOFTBANK Holdings Inc. Accordingly, securities owned by SOFTBANK Capital Partners Investment Inc. may be deemed beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corp. Mr. Masayoshi Son, President and Chief Executive Officer of SOFTBANK Corp., owns an approximately 38.27% interest in SOFTBANK Corp. Accordingly, securities owned by SOFTBANK Holdings Inc. may be deemed beneficially owned by SOFTBANK Corp. and Mr. Son. SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC, SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax, Mr. Burnham, SOFTBANK Holdings Inc., SOFTBANK Corp. and Mr. Son disclaim beneficial ownership of shares owned directly by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, respectively, except to the extent of their respective pecuniary interests, if any, therein.

(6) TPG Advisors III, Inc. indirectly through TPG Genpar III, L.P. controls each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P., FOF Partners III-B, L.P., and TPG Dutch Parallel III, C.V. (collectively, the "TPG III Entities"), which directly own the aggregate number of shares listed above. The directors and sole shareholders of TPG Advisors III, Inc. are David Bonderman, James G. Coulter and William S. Price, III, each of whom may be deemed to have shared voting and dispositive power over such shares but disclaim such beneficial ownership.

(7) T3 Advisors, Inc. indirectly through T3 Genpar, L.P. controls each of T3 Partners, L.P., T3 Parallel, L.P., T3 Investors, L.P., and T3 Dutch Parallel, C.V. (collectively, the "T3 Entities"), which directly own the aggregate number of shares listed above. The directors and sole shareholders of T3 Advisors, Inc. are David Bonderman, James G. Coulter and William S. Price, III. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which may be deemed to be beneficially owned by T3 Advisors, Inc. or the T3 Entities, but disclaim beneficial ownership.

(8) Includes shares listed above as beneficially owned by TPG Advisors III, Inc. and T3 Advisors, Inc., each of which may be deemed an affiliate of Mr. Price. Mr. Price may be deemed to have shared voting and dispositive power over these shares but disclaims beneficial ownership.

(9) Includes [17,999,292] outstanding shares that are subject to repurchase rights that lapse over time.

                          DESCRIPTION OF CAPITAL STOCK

   Immediately following the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, and 77,000,000 shares of preferred stock, $0.001 par value per share. As of July 31, 2000, giving effect to the automatic conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were outstanding 110,467,279 shares of common stock held of record by approximately
155 stockholders. An additional       shares of common stock will be issued on
the closing of this offering to the holders of convertible subordinated promissory notes that convert into common stock upon closing of this offering.

   Following the closing of this offering, we intend to amend and restate our certificate of incorporation. Our amended and restated certificate of incorporation, as we propose to file it, and bylaws, described below, are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

   Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of DoveBid, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock.

Preferred Stock

   Upon the closing of this offering, each outstanding share of preferred stock will be converted into shares of common stock.

   Following the offering, we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of the series. The Board of Directors can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of DoveBid and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

   In connection with its purchase of shares of our Series C preferred stock, we issued to Yahoo! a warrant exercisable to purchase a total of 1,405,000 shares of our Series C preferred stock at an exercise price, subject to certain adjustments, of $2.67 per share. Following the closing of this offering, the warrants will automatically become exercisable for the same number of shares of common stock at the same exercise price per share. Yahoo! may exercise such warrant by means of either a cash payment in an amount equal to the exercise price or a net issue exercise whereby Yahoo! would receive shares equal to the value of the warrant, as calculated pursuant to the terms set forth therein. The warrant expires upon the earlier to occur of March 8, 2004 or the termination of our advertising and promotion agreement with Yahoo! upon the occurrence of certain events.

Registration Rights

   As a result of investors' rights agreements entered into in connection with the sales of our preferred stock, the holders of approximately 92,679,395 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933 (the "Securities Act"), as described below.

   Demand Registration Rights. At any time beginning six months after the completion of this offering, the holders of at least 20% of the shares of common stock issued upon conversion of our preferred stock can request that we register all or a portion of our shares. We will only be required to file two registration statements in response to these demand registration rights. We may postpone the filing of a registration statement for up to 120 days once in a 12 month period if we determine that the filing would be seriously detrimental to us or our stockholders.

   Piggyback Registration Rights. If we register any securities for public sale, the holders of the shares of common stock issued upon conversion of our preferred stock will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders to 30% of the total shares covered by the registration statement due to marketing reasons.

   Form S-3 Registration Rights. The holders of the shares of common stock issued upon conversion of our preferred stock can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the aggregate price of the shares offered to the public is at least $1.0 million. The holders may only require us to file two registration statements on Form S-3 per calendar year.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

   The registration rights described above will expire with respect to a particular stockholder if at such date he, she or it can sell all of its shares in a three-month period under Rule 144 of the Securities Act. In any event, the registration rights described above will expire five years after this offering is completed.

   All holders of these registration rights have signed agreements with the underwriters prohibiting the exercise of these registration rights for 180 days following the date of this prospectus.

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

  Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," meaning a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the date that the stockholder became an "interested stockholder" unless:

  . the transaction is approved by the Board of Directors prior to the date the "interested stockholder" attained that status;
  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
  . on or subsequent to such date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

  Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws provide that:
  . following the completion of this offering, no action shall be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws and that stockholders may not act by written consent;
  . following the completion of this offering, the approval of two-thirds of the stockholders shall be required to adopt, amend or repeal our bylaws; . stockholders may not call special meetings of the stockholders or fill vacancies on the Board of Directors;
  . upon the completion of this offering, our Board of Directors will be divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms; and
  . we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

   These provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC.

Listing

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "DOVE."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock, including shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. Furthermore, as described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   All of the shares of common stock being sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by our "affiliates," as defined in Rule 144 under the Securities Act, which may generally only be sold in compliance with the
limitations of Rule 144, described below. The remaining      shares were issued
and sold by us in private transactions and are deemed restricted securities under Rule 144. These shares may be sold in the public market only if registered under the Securities Act or if exempt from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below. All of these remaining shares will be available for sale under Rules 144 and 701 upon the expiration of agreements between our stockholders and the underwriters at varying dates beginning 180 days after the date of this prospectus. As a result of the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701 and assuming the exercise of all outstanding options and warrants, the following shares will be eligible for sale in the public market at the following times:

 Number
   of
 Shares                                 Date
 ------                                 ----
        After the date of those prospectus, freely tradeable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up.

        After 180 days from the date of this prospectus, the 180-day lock-up terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations) or Rule 144(k) or Rule 701.

        After one year from the date of this prospectus these shares are saleable under Rule 144 and Rule 701.

        After two years from the date of this prospectus these shares are saleable under Rule 144 and Rule 701.

   In addition, the      shares of common stock that will be issued upon the
automatic conversion of $29.9 million of convertible subordinated notes issued in connection with acquisitions completed between December 1999 and July 31, 2000, and additional shares issued in another acquisition, will become eligible for resale between December 2000 and July 31, 2001 pursuant to Rule 144.

   Lock-Up Agreements. All of our officers and directors and substantially all of our stockholders have signed lock-up agreements under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted shares of our common stock for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately      shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

   Rule 144(k). Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchased his or her shares from us under a written compensatory stock purchase plan or option plan or other written agreement may be eligible to sell their shares beginning 90 days after the date of this prospectus, subject to the manner of sale provisions of Rule 144. Affiliates who purchase or receive shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to sell their shares beginning 90 days after the date of this prospectus under Rule 701 without compliance with the Rule 144 holding period requirements. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

   Registration Rights. On the date 180 days after the date of this prospectus, the holders of 92,679,395 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

   Stock Options. Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our stock option and employee stock purchase plans. As of June 30, 2000, options to purchase 6,009,101 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements described
above, at least      shares of common stock will be subject to vested options,
based on the number of options outstanding as of July 31, 2000. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock up agreements expire.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective number of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Thomas Weisel Partners LLC.........................................
   U.S. Bancorp Piper Jaffray Inc. ...................................
                                                                         ----
     Total............................................................
                                                                         ====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses that we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................       $              $              $              $
   Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

   Our officers, directors, and substantially all stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to        shares of the common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "DOVE."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors that will be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous of public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action from damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus for DoveBid. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters. As of the date of this prospectus F&W Investments 1999, an investment partnership affiliated with Fenwick & West LLP, holds 187,266 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of DoveBid, Inc., and subsidiary at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The combined financial statements of AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated at December 31, 1998 and 1999, and for the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Greenwich Industrial Services, LLC at December 31, 1998 and 1999, and for the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Haltek Electronics dba Test Lab at June 30 1999 and December 31, 1999, and for the year ended June 30, 1999 and for the six months ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Philip Pollack & Co., Inc. at February 28, 1998, February 28, 1999 and December 31, 1999, and for each of the two years in the period ended February 28, 1999 and for the ten months ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Norman Levy Associates, Inc. and subsidiaries at March 24, 2000 and for the eleven months ended March 24, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Norman Levy Associates, Inc. and subsidiaries at April 30, 1998 and 1999 and for the years then ended appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Champion Computer Products, Inc., as of December 31, 1999 and for the year then ended, appearing in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Fairfield Industries B.V. as of September 30, 1997, 1998 and 1999 and for each of the three years in the period ended September 1999, appearing in this prospectus and registration statement have been audited by KPMG Accountants N.V., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Victor Morris Team as of March 31, 2000 and March 31, 1999 and for each of the two years in the period ended March 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of One Web Place, Inc. as of September 30, 1999 and for the year then ended, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to DoveBid, Inc. and the common stock we are offering, reference is made to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Commission upon the payment of fees prescribed by it. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public room and the web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

Dovebid, Inc. Unaudited Pro Forma Consolidated Financial Information
  Overview................................................................  F-3
  Unaudited Pro Forma Consolidated Balance Sheet at June 30, 2000.........  F-6
  Unaudited Pro Forma Condensed Consolidated Statement of Operations Six
   Months Ended June 30, 2000.............................................  F-7
  Unaudited Pro Forma Condensed Consolidated Statement of Operations Year
   Ended December 31, 1999................................................  F-8
  Notes to Unaudited Pro Forma Consolidated Financial Information.........  F-9
Dovebid, Inc. Unaudited Interim Financial Statements
  Unaudited Consolidated Balance Sheets................................... F-11
  Unaudited Consolidated Statements of Operations......................... F-12
  Unaudited Consolidated Statements of Changes in Convertible Preferred
   Stock and Changes in Stockholders' Equity (Deficit).................... F-13
  Unaudited Consolidated Statements of Cash Flows......................... F-14
  Notes to Unaudited Consolidated Financial Statements.................... F-15
DoveBid, Inc. Consolidated Financial Statements
  Report of Independent Auditors.......................................... F-25
  Consolidated Balance Sheets............................................. F-26
  Consolidated Statements of Operations................................... F-27
  Consolidated Statements of Changes in Convertible Preferred Stock and
   Changes in Stockholders' Equity (Deficit).............................. F-28
  Consolidated Statements of Cash Flows................................... F-29
  Notes to Consolidated Financial Statements.............................. F-30
AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated
 Combined Financial Statements
  Report of Independent Auditors.......................................... F-44
  Combined Balance Sheets................................................. F-45
  Combined Statements of Income and Retained Earnings..................... F-46
  Combined Statements of Cash Flows....................................... F-47
  Notes to Combined Financial Statements.................................. F-48
Greenwich Industrial Services, LLC Financial Statements
  Report of Independent Auditors.......................................... F-51
  Balance Sheets.......................................................... F-52
  Statements of Operations and Members' Equity............................ F-53
  Statements of Cash Flows................................................ F-54
  Notes to Financial Statements........................................... F-55

Haltek Electronics dba Test Lab Financial Statements
  Report of Independent Auditors........................................... F-59
  Balance Sheets........................................................... F-60
  Statements of Operations................................................. F-61
  Statements of Shareholders' Equity....................................... F-62
  Statements of Cash Flows................................................. F-63
  Notes to Financial Statements............................................ F-64

Philip Pollack & Co. Inc. Financial Statements
  Report of Independent Auditors........................................   F-67
  Balance Sheets........................................................   F-68
  Statements of Income and Retained Earnings............................   F-69
  Statements of Cash Flows..............................................   F-70
  Notes to Financial Statements.........................................   F-71
Norman Levy Associates, Inc. Consolidated Financial Statements
  Report of Independent Certified Public Accountants....................   F-74
  Report of Independent Auditors........................................   F-75
  Consolidated Balance Sheets...........................................   F-76
  Consolidated Statements of Operations and Retained Earnings...........   F-77
  Consolidated Statements of Cash Flows.................................   F-78
  Notes to Consolidated Financial Statements............................   F-79
Champion Computer Products, Inc. Financial Statements
  Report of Independent Public Accountants..............................   F-83
  Balance Sheet.........................................................   F-84
  Statement of Operations...............................................   F-85
  Statement of Shareholders' Equity.....................................   F-86
  Statement of Cash Flows...............................................   F-87
  Notes to Financial Statements.........................................   F-88
Fairfield Industries B.V. Financial Statements
  Report of KPMG Accountants N.V. Independent Auditors..................   F-92
  Balance Sheet.........................................................   F-93
  Statement of Income and Retained Earnings.............................   F-94
  Statement of Cash Flows...............................................   F-95
  Notes to Financial Statements.........................................   F-96
Victor Morris Team Combined Financial Statements
  Independent Auditors' Report..........................................   F-99
  Combined Balance Sheet................................................  F-100
  Combined Statement of Operations......................................  F-101
  Combined Statements of Cash Flows.....................................  F-102
  Notes to the Financial Statements.....................................  F-103
One Web Place, Inc. Financial Statements
  Report of Independent Certified Public Accountants....................  F-107
  Balance Sheet.........................................................  F-108
  Statement of Operations...............................................  F-109
  Statements of Stockholders' Equity....................................  F-110
  Statement of Cash Flows...............................................  F-111
  Notes to Financial Statements.........................................  F-112

                                 DOVEBID, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                    Overview

   The following unaudited pro forma financial information has been prepared to give effect to the business acquisitions described below. These transactions were accounted for using the purchase method of accounting.

   The unaudited pro forma consolidated balance sheet at June 30, 2000 gives effect to the acquisitions of Champion and Morris, which occurred in July 2000, as if these acquisitions had occurred on June 30, 2000. The acquisitions of Van Beusekom and Masongreene have been excluded as they are insignificant.

   The unaudited pro forma consolidated balance sheet also gives effect to the sale of the Series C convertible preferred stock in August 2000 as if such sale occurred on June 30, 2000.

   The unaudited pro forma consolidated statement of operations data for the six months ended June 30, 2000 gives effect to the acquisitions of AccuVal, Greenwich, Test Lab, Pollack, Levy, Fairfield, Champion, Morris and OWP, which occurred in February through July 2000, as if these acquisitions had occurred on January 1, 2000. The acquisitions of Carl, Van Beusekom and Masongreene have been excluded as they are insignificant for purposes of this presentation.

   The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1999 gives effect to the acquisitions of AccuVal, Greenwich, Test Lab, Pollack, Levy, Fairfield, Champion, Morris and OWP, which occurred in February through July 2000, as if these acquisitions had occurred on January 1, 1999. The Company's statement of operations for the year ended December 31, 1999 is combined with the results of operations of the acquired companies for the same reporting period for all acquisitions except Pollack, which reflects the ten month period ended December 31, 1999. The acquisitions of B&B, Unidyne, Carl, Van Beusekom and Masongreene have been excluded, as they are insignificant for purposes of this presentation.

   On December 30, 1999, the Company acquired the businesses of two San Jose, California based printed circuit board equipment dealers, B&B Custom Circuit Supplies, Inc. ("B&B") and Unidyne International, Inc. ("Unidyne"), for $3.25 million each. The consideration paid in each transaction consisted of $1.75 million in cash, $500,000 in retention obligation (as a reserve for seller warranties) and $1.0 million in convertible subordinated promissory notes. In connection with each of these acquisitions, the Company recorded $2.0 million of goodwill and other intangible assets. These entities are excluded from the pro forma financial information as they are insignificant for purposes of this presentation.

   On February 29, 2000, the Company acquired all of the outstanding stock of a Branford, Connecticut based auctioneer and appraiser of used capital assets, Greenwich Industrial Services, LLC ("Greenwich"), for $6.25 million. The consideration paid consisted of $3.25 million in cash, $2.0 million of convertible subordinated promissory notes, and a $1.0 million cash earn-out. In connection with this acquisition, the Company recorded $4.4 million of goodwill and other intangible assets.

   On March 3, 2000, the Company acquired all of the outstanding stock of two affiliated Mequon, Wisconsin based companies, an appraiser, AccuVal Associates, Inc. ("AccuVal"), and an auctioneer, Liquitec Industries, Incorporated ("LiquiTec"), for a total of $5.5 million. The consideration paid consisted of $1.65 million in cash, $2.85 million in convertible subordinated promissory notes and $1.0 million in subordinated promissory notes. In connection with the acquisition, the Company recorded $5.4 million of goodwill and other intangible assets.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Chicago, Illinois based auctioneer and appraiser of used capital assets, Philip Pollack & Company, Inc. ("Pollack"), for $4.5 million.

The consideration paid consisted of $1.3 million in cash, $442,000 in deferred cash (as a reserve for seller warranties) and $2.75 million in convertible subordinated promissory notes. In connection with the acquisition, the Company recorded $4.5 million of goodwill and other intangible assets.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Mountain View, California based electronic test and measurement equipment dealer, Haltek Electronics dba Test Lab Company ("Test Lab"), for $6.75 million in cash and $250,000 in deferred cash (as a reserve for seller warranties). In connection with the acquisition, the Company recorded $4.8 million of goodwill and other intangible assets.

   On March 24, 2000, the Company acquired all of the outstanding stock of a Detroit, Michigan based auctioneer and appraiser of assets, Norman Levy Associates, Inc. ("Levy"), for $27.8 million. The consideration paid consisted of $17.55 million in cash, $250,000 in deferred cash and $10.0 million in convertible subordinated promissory notes. In connection with the acquisition, the Company recorded $29.6 million of goodwill and other intangible assets.

   On March 27, 2000, the Company acquired all of the outstanding stock of a Mountain View, California based software development company, One Web Place, Inc. ("OWP") for an aggregate of 833,333 shares of common stock that has been issued in the transaction or subject to options the Company assumes in the transaction. The aggregate purchase price was $3.0 million, based on a per share value of $4.00 for the Company's common stock, and the Company recorded $3.0 million of goodwill and other intangible assets.

   On May 18, 2000, the Company acquired all of the outstanding stock of a U.K. based dealer of used capital assets, Robert Carl Corporation ("Carl"), for total consideration of $2.2 million in cash. In connection with the acquisition, the Company recorded $700,000 of goodwill and other intangible assets. This entity is excluded from the pro forma financial information as it is insignificant for purposes of this presentation.

   On June 15, 2000, the Company acquired all of the outstanding stock of a Netherlands based auction company and equipment dealer, Fairfield Industries B.V. ("Fairfield"), for $11.0 million. The consideration paid consisted of $6.0 million in cash, and a $5.0 million convertible subordinated promissory note. In connection with the acquisition, the Company recorded $11.7 million of goodwill and other intangible assets.

   On July 3, 2000, the Company acquired all of the outstanding stock of an Alpharetta, Georgia based dealer of used, surplus and refurbished computers and computer-related equipment, Champion Computer Products, Inc. ("Champion"), for $11.3 million. The consideration paid consisted of approximately $5.8 million in cash, $500,000 in retention obligation (as a reserve for seller warranties), $2.5 million in convertible subordinated promissory notes, $2.0 million in subordinated promissory notes and a $500,000 earn-out. In connection with the acquisition the Company recorded $10.1 million of goodwill and other intangible assets.

   On July 6, 2000, the Company acquired all of the outstanding stock of a Singapore based auction company, Victor Morris Team Pte Ltd. ("Morris") along with certain related entities based in Thailand, Malaysia and Hong Kong, for $8.6 million. The consideration paid consisted of $4.6 million in cash, $2.1 million in deferred cash (as a reserve for seller warranties), $1.1 million in convertible subordinated promissory notes and an $800,000 cash earn-out. In connection with the acquisition, the Company recorded $7.4 million of goodwill and other intangible assets.

   On July 18, 2000, the Company acquired all of the outstanding stock of a Netherlands based auction company, C.L. Van Beusekom B.V. ("Van Beusekom"), for $3.9 million. The consideration paid consisted of $2.5 million in cash, $1.0 million in convertible subordinated promissory notes and approximately $400,000 in subordinated promissory notes. In connection with the acquisition, the Company recorded $3.8 million of goodwill and other intangible assets. This entity is excluded from the pro forma financial information as it is insignificant for purposes of this presentation.

   On July 28, 2000, the Company acquired substantially all of the assets and assumed certain of the liabilities of an Australian auction company, Masongreene Australasia Pty Ltd. ("Masongreene"), for $2.1 million. The consideration paid consisted of $1.0 million in cash, $350,000 in deferred cash (as a reserve for seller warranties) and a $750,000 convertible subordinated promissory note. In connection with the acquisition, the Company recorded $2.6 million of goodwill and other intangible assets. This entity is excluded from the pro forma financial information as it is insignificant for purposes of this presentation.

   Each of the transactions described above has been accounted for as a purchase. The convertible subordinated promissory notes issued in these transactions convert into Company common stock automatically upon consummation of an initial public offering at a per share conversion rate equal to the mid-point of the offering range set forth on the final registration statement, except for the convertible subordinated promissory notes issued in connection with the Levy transaction, which convert at $10.50 per share on the first day of the calendar month following the date of an initial public offering.

   The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

   The historical financial statements of the Company, AccuVal, Greenwich, Test Lab, Pollack, Levy, Fairfield, Champion, Morris and OWP are included elsewhere in this Prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                                 DOVEBID, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 June 30, 2000
                                 (in thousands)

                                                                           Pro Forma
                                                DoveBid   Champion Morris Adjustments    Pro Forma
                                                --------  -------- ------ -----------    ---------
Assets
Current Assets:
Cash and cash equivalents.....................  $ 35,616   $   19  $  710  $(10,445)(1)  $ 49,700
                                                                             23,800 (4)
Cash in trust.................................    17,304      --       64       --         17,368
Accounts receivable, net......................     8,327    2,219      84    (1,485)(3)     9,145
Inventory.....................................    13,253    5,228     --        --         18,481
Prepaid expenses and other current assets.....     8,017      --      102       --          8,119
Notes receivable..............................     2,000    1,087     --        --          3,087
                                                --------   ------  ------  --------      --------
Total Current Assets..........................    84,517    8,553     960    11,870       105,900
Property and Equipment, net...................     3,979      720      50       --          4,749
Intangible assets including goodwill, net.....    66,282      --      --     17,373 (1)    83,655
Other Assets..................................     1,559       51      43       --          1,653
                                                --------   ------  ------  --------      --------
Total Assets..................................  $156,337   $9,324  $1,053  $ 29,243      $195,957
                                                ========   ======  ======  ========      ========

Liabilities and stockholders' equity (deficit)
Current Liabilities:
Accounts payable and accrued expenses.........  $ 10,285   $1,870  $  522  $ (1,485)(3)  $ 11,192
Trust account liability.......................    17,300      --      --        --         17,300
Current portion of note payable...............       635    6,788     --        --          7,423
Current portion of retention obligations......     1,942      --      --      1,075 (1)     3,017
                                                --------   ------  ------  --------      --------
Total current liabilities.....................    30,162    8,658     522      (410)       38,932

Long-term liabilities:
Retention obligations, net of current
 portion......................................       --       --      --      1,450 (1)     1,450
Notes payable, net of current portion.........     2,738      --      --      2,000 (1)     4,738
Convertible subordinated notes................    24,600      --      --      3,600 (1)    28,200
                                                --------   ------  ------  --------      --------
Total long-term liabilities...................    27,338      --      --      7,050        34,388
                                                --------   ------  ------  --------      --------
Total liabilities.............................    57,500    8,658     522     6,640        73,320

Convertible preferred stock subject to
 redemption:
Series A......................................     4,327      --      --        --          4,327
Series B......................................    13,528      --      --        --         13,528
Series C......................................   112,303      --      --     23,800 (4)   136,103
                                                --------   ------  ------  --------      --------
Total convertible preferred stock subject to
 redemption...................................   130,158      --      --     23,800       153,958

Stockholders' equity (deficit):
Common stock..................................        40        1      60       (61)(2)        40
Additional paid-in capital....................    18,197    1,200     --     (1,200)(2)    18,197
Deferred stock compensation...................    (1,920)     --      --        --         (1,920)
Notes receivable from shareholders............    (4,805)     --      --        --         (4,805)
Cumulative translation loss...................       (63)     --      --        --            (63)
Accumulated earnings (deficit)................   (42,770)    (535)    471        64 (2)   (42,770)
                                                --------   ------  ------  --------      --------
Total stockholders' equity (deficit)..........   (31,321)     666     531    (1,197)      (31,321)
                                                --------   ------  ------  --------      --------
Total liabilities and stockholders' equity
 (deficit)....................................  $156,337   $9,324  $1,053  $ 29,243      $195,957
                                                ========   ======  ======  ========      ========

                                 DOVEBID, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                        Six Months Ended June 30, 2000
              (in thousands, except share and per share amounts)

                                  Accu            Test                                                       Pro Forma
                       DoveBid    Val  Greenwich  Lab    Pollack  Levy   Fairfield Champion  Morris   OWP   Adjustments
                     -----------  ---- --------- ------  ------- ------  --------- --------  ------  -----  -----------
Revenues...........  $    21,180  $409   $311    $1,565   $ 372  $2,737   $5,345   $18,455   $1,365  $   4    $(1,485)(3)
Cost of revenues...       12,115    49    238       910     123     902    3,909    14,498      583     --       (727)(3)
                     -----------  ----   ----    ------   -----  ------   ------   -------   ------  -----    -------
Gross Profit.......        9,065   360     73       655     249   1,835    1,436     3,957      782      4       (758)
Operating expenses:
 Provision for
 unusual inventory
 markdown..........        8,200    --     --        --      --      --       --        --       --     --         --
 Sales and
 marketing.........       13,972    --     --        25      --     777      514     4,140      167     --         --
 General and
 administrative....       11,817   337    114       750     549     812      696        --      440     --         --
 Technology and
 development.......        3,449    --     --        --      --      --       --        --       --    312         --
 Amortization of
 goodwill..........        2,335    --     --        --      --      --       --        --       --     --      2,846 (5)
 Depreciation and
 other
 amortization......        2,064     1      3         2      30      57      168        62       11     --         --
 Amortization of
 deferred
 compensation......        1,210    --     --        --      --      --       --        --       --     --         --
                     -----------  ----   ----    ------   -----  ------   ------   -------   ------  -----    -------
   Total operating
   expenses........       43,047   338    117       777     579   1,646    1,378     4,202      618    312      2,846
                     -----------  ----   ----    ------   -----  ------   ------   -------   ------  -----    -------
Income (loss) from
operations.........      (33,982)   22    (44)     (122)   (330)    189       58      (245)     164   (308)    (3,604)
Interest and other
income, net........        1,563     5      5        20      --      59        1        --       38     --        (40)(9)
Interest expense...         (515)   --     --       (20)     (2)     --      (76)     (348)      --     --       (659)(6)
                     -----------  ----   ----    ------   -----  ------   ------   -------   ------  -----    -------
Income (loss)
before income
taxes..............      (32,934)   27    (39)     (122)   (332)    248      (17)     (593)     202   (308)    (4,303)
Income tax
provision..........           --    --     --        --      --     (84)     182        --      (51)    --         84 (7)
                     -----------  ----   ----    ------   -----  ------   ------   -------   ------  -----    -------
Net income (loss)..      (32,934)   27    (39)     (122)   (332)    164      165      (593)     151   (308)    (4,219)
Preferred stock
accretion..........       (3,678)   --     --        --      --      --       --        --       --     --         --
                     -----------  ----   ----    ------   -----  ------   ------   -------   ------  -----    -------
Net income (loss)
attributable to
common
stockholders.......  $   (36,612) $ 27   $(39)   $ (122)  $(332) $  164   $  165   $  (593)  $  151  $(308)   $(4,219)
                     ===========  ====   ====    ======   =====  ======   ======   =======   ======  =====    =======
Basic and diluted
net loss per share
applicable to
common
stockholders.......  $     (1.42)
                     ===========
Weighted average
common shares used
in the calculation
of basic and
diluted net loss
per share
applicable to
common
stockholders.......   25,840,800
                     ===========
                      Pro Forma
                     ---------------
Revenues...........  $    50,258
Cost of revenues...       32,600
                     ---------------
Gross Profit.......       17,658
Operating expenses:
 Provision for
 unusual inventory
 markdown..........        8,200
 Sales and
 marketing.........       19,595
 General and
 administrative....       15,515
 Technology and
 development.......        3,761
 Amortization of
 goodwill..........        5,181
 Depreciation and
 other
 amortization......        2,398
 Amortization of
 deferred
 compensation......        1,210
                     ---------------
   Total operating
   expenses........       55,860
                     ---------------
Income (loss) from
operations.........      (38,202)
Interest and other
income, net........        1,651
Interest expense...       (1,620)
                     ---------------
Income (loss)
before income
taxes..............      (38,171)
Income tax
provision..........          131
                     ---------------
Net income (loss)..      (38,040)
Preferred stock
accretion..........       (3,678)
                     ---------------
Net income (loss)
attributable to
common
stockholders.......  $   (41,718)
                     ===============
Basic and diluted
net loss per share
applicable to
common
stockholders.......  $     (1.61)(8)
                     ===============
Weighted average
common shares used
in the calculation
of basic and
diluted net loss
per share
applicable to
common
stockholders.......   25,840,800 (8)
                     ===============

     See notes to unaudited pro forma consolidated financial information.

                                 DOVEBID, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         Year Ended December 31, 1999
              (in thousands, except share and per share amounts)

                                   Accu              Test                                                            Pro Forma
                       DoveBid      Val   Greenwich   Lab    Pollack    Levy    Fairfield Champion  Morris   OWP    Adjustments
                     -----------  ------- --------- -------  -------  --------  --------- --------  ------  ------  -----------
Revenues...........  $    12,504  $ 3,668  $ 7,833  $ 7,400  $ 1,729  $ 10,705   $ 5,687  $ 42,851  $ 950   $   59   $      --
Costs of revenues..        5,788      590    5,876    4,827      563     3,352     3,952    34,903    528        4          --
                     -----------  -------  -------  -------  -------  --------   -------  --------  -----   ------   ---------
Gross profit.......        6,716    3,078    1,957    2,573    1,166     7,353     1,735     7,948    422       55          --
Operating expenses:
 Sales and
 marketing.........        2,271       --       --      101       --     2,737       814     6,686    198       --          --
 General and
 administrative....        7,818    2,169    1,187    1,572    1,286     3,369     1,445        --    283       --          --
 Technology and
 development.......          378       --       --       --       --        --        --        --     --      443          --
 Amortization of
 goodwill..........           --       --       --       --       --        --        --        --     --       --       9,149 (5)
 Depreciation and
 other
 amortization......          138      203       25       20       13       236       188       100     19       --          --
 Amortization of
 deferred
 compensation......           51       --       --       --       --        --        --        --     --       --          --
                     -----------  -------  -------  -------  -------  --------   -------  --------  -----   ------   ---------
   Total operating
   expenses........       10,656    2,372    1,212    1,693    1,299     6,342     2,447     6,786    500      443       9,149
                     -----------  -------  -------  -------  -------  --------   -------  --------  -----   ------   ---------
Income (loss) from
operations.........       (3,940)     706      745      880     (133)    1,011      (712)    1,162    (78)    (388)     (9,149)
Interest and other
income, net........          229       17       89        6       18       548         9        --     24        1         (27)(9)
Interest expense...          (61)      --      (44)     (89)     (21)     (239)     (179)     (943)    --       --      (1,942)(6)
                     -----------  -------  -------  -------  -------  --------   -------  --------  -----   ------   ---------
Income (loss)
before income
taxes..............       (3,772)     723      790      797     (136)    1,320      (882)      219    (54)    (387)    (11,118)
Income tax
provison...........           --       --       --     (318)      41        --       187        --    (55)      --         277 (7)
                     -----------  -------  -------  -------  -------  --------   -------  --------  -----   ------   ---------
Net income (loss)..       (3,772)     723      790      479      (95)    1,320      (695)      219   (109)    (387)    (10,841)
Preferred stock
accretion..........         (369)      --       --       --       --        --        --        --     --       --          --
                     -----------  -------  -------  -------  -------  --------   -------  --------  -----   ------   ---------
Net income (loss)
attributable to
common
stockholders.......  $    (4,141) $   723  $   790  $   479  $   (95) $  1,320   $  (695) $    219  $(109)  $ (387)  $ (10,841)
                     ===========  =======  =======  =======  =======  ========   =======  ========  =====   ======   =========
Basic and diluted
net loss per share
applicable to
common
shareholders.......  $     (0.15)
                     ===========
Weighted average
common shares used
in the calculation
of basic and
diluted net loss
per share
applicable to
common
shareholders.......   28,402,639
                     ===========
                      Pro Forma
                     ------------
Revenues...........  $    93,386
Costs of revenues..       60,383
                     ------------
Gross profit.......       33,003
Operating expenses:
 Sales and
 marketing.........       12,807
 General and
 administrative....       19,129
 Technology and
 development.......          821
 Amortization of
 goodwill..........        9,149
 Depreciation and
 other
 amortization......          942
 Amortization of
 deferred
 compensation......           51
                     ------------
   Total operating
   expenses........       42,899
                     ------------
Income (loss) from
operations.........       (9,896)
Interest and other
income, net........          914
Interest expense...       (3,518)
                     ------------
Income (loss)
before income
taxes..............      (12,500)
Income tax
provison...........          132
                     ------------
Net income (loss)..      (12,368)
Preferred stock
accretion..........         (369)
                     ------------
Net income (loss)
attributable to
common
stockholders.......  $   (12,737)
                     ============
Basic and diluted
net loss per share
applicable to
common
shareholders.......  $     (0.45)
                     ============
Weighted average
common shares used
in the calculation
of basic and
diluted net loss
per share
applicable to
common
shareholders.......   28,402,639
                     ============

     See notes to unaudited pro forma consolidated financial information.

                                 DOVEBID, INC.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

   Pro forma adjustments giving effect to the acquisitions of Champion and Morris in the unaudited pro forma balance sheet at June 30, 2000, and pro forma adjustments giving effect to the acquisitions of AccuVal, Greenwich, Test Lab, Pollack, Levy, Fairfield, Champion, Morris and OWP in the unaudited pro forma statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000, reflect the following:

   (1) Consideration and purchase price allocation for Champion and Morris:

                                                        Champion Morris  Total
                                                        -------- ------ -------
   Consideration:
   Cash................................................ $ 5,800  $4,645 $10,445
   Retention obligations...............................     500   2,025   2,525
   Convertible notes ..................................   2,500   1,100   3,600
   Promissory notes....................................   2,000     --    2,000
                                                        -------  ------ -------
                                                        $10,800  $7,770 $18,570
                                                        =======  ====== =======
   Purchase price allocations:
   Cash................................................ $    19  $  774 $   793
   Accounts receivable.................................   2,219      84   2,303
   Inventory...........................................   5,228     --    5,228
   Other current assets................................   1,087     102   1,189
   Property, plant and equipment.......................     720      50     770
   Intangibles.........................................     450     450     900
   Goodwill............................................   9,684   6,789  16,473
   Other long term assets..............................      51      43      94
                                                        -------  ------ -------
   Total assets acquired...............................  19,458   8,292  27,750
                                                        -------  ------ -------
   Accounts payable....................................   1,870     511   2,381
   Accrued liabilities.................................   2,000       6   2,006
   Long term liabilities...............................   4,788       5   4,793
                                                        -------  ------ -------
   Total liabilities assumed...........................   8,658     522   9,180
                                                        -------  ------ -------
   Net assets acquired................................. $10,800  $7,770 $18,570
                                                        =======  ====== =======

  (2) Elimination of Champion and Morris stockholders' equity accounts.

  (3) Elimination of transactions between the Company and Champion during the six months ended June 30, 2000.

  (4) Reflects the Sale of Series C convertible preferred stock as if such sale occurred on June 30, 2000. The Company sold 8,901,649 shares at $2.67 per share and received gross proceeds of approximately $23.8 million.

   (5) Amortization of goodwill and other intangible assets:

                                                                      Six Months
                                                          Year ended    ended
                                                         December 31,  June 30,
                                                             1999        2000
                                                         ------------ ----------
   AccuVal..............................................  $  532,000  $  133,000
   Greenwich............................................     432,000     108,000
   Test Lab.............................................     472,000     118,000
   Pollack..............................................     448,000     112,000
   Levy.................................................   2,060,000     515,000
   Fairfield............................................     872,000     436,000
   Champion.............................................     788,000     394,000
   Morris...............................................     578,000     289,000
   OWP..................................................   2,967,000     741,000
                                                          ----------  ----------
   Total................................................  $9,149,000  $2,846,000
                                                          ==========  ==========

   Goodwill is being amortized over twelve to fifteen years, except for OWP goodwill which is being amortized over one year. Intangible assets other than goodwill are being amortized over four years.

   (6) Increase in interest expense related to interest payable on convertible subordinated notes and promissory notes issued in connection with the acquisitions, at annual rates from 5.74% to 7.0%, of the following principal amounts:

                                                                     Six Months
                                                         Year ended     ended
                                                          December    June 30,
                                                          31, 1999      2000
                                                         ----------- -----------
   AccuVal.............................................. $ 3,850,000 $ 3,850,000
   Greenwich............................................   2,000,000   2,000,000
   Pollack..............................................   2,750,000   2,750,000
   Levy.................................................  10,000,000  10,000,000
   Fairfield............................................   5,000,000   5,000,000
   Champion.............................................   4,500,000   4,500,000
   Morris...............................................   1,100,000   1,100,000
                                                         ----------- -----------
   Total................................................ $29,200,000 $29,200,000
                                                         =========== ===========

   (7) Reduction in tax expense is a result of the net operating loss carryforwards of the Company for the year ended December 31, 1999 and the six months ended June 30, 2000.

   (8) The cash portion of the purchase price consideration relating to the acquisitions of AccuVal, Greenwich, Test Lab, Pollack, Levy, Fairfield, Champion and Morris is assumed to be derived from the sale of Series A, B and C convertible preferred stock as of the beginning of the periods presented. As the impact of the conversion of the preferred shares relating to these offerings is antidilutive for the periods presented, such shares are not included in the calculation of pro forma basic and diluted net loss per share applicable to common stockholders.

   (9) The 50% interest in Levy/Latham L.L.C. was not acquired as part of the Levy transaction. The income from this investee for the year ended December 31, 1999 and the six months ended June 30, 2000 of $27,000 and $40,000 respectively, are eliminated.

   (10) Assets and liabilities of foreign based acquisitions are translated into U.S. dollars at the exchange rate in effect at year-end, except for equity which has been translated at historic rates. The local currency is considered to be the functional currency. Accordingly, translation gains and losses are reported as cumulative translation adjustments to equity.

                         DOVEBID, INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                  (amounts in thousands, except share amounts)

                                                                  Pro forma
                                                               Liabilities and
                                                                Shareholders'
                                        December 31, June 30,  equity (deficit)
                                            1999       2000    at June 30, 2000
                                        ------------ --------  ----------------
                                          Audited
Assets
Current assets:
Cash and cash equivalents.............    $ 6,969    $ 35,616
Cash in trust.........................      2,563      17,304
Accounts receivable, less allowance of
 $43 in 1999 and $426 in 2000.........      1,210       8,327
Inventory.............................      2,584      13,253
Prepaid expenses and other assets.....        294       8,017
Notes receivable......................        --        2,000
                                          -------    --------
Total current assets..................     13,620      84,517
Property and equipment, net...........        829       3,979
Intangible assets including goodwill,
 net..................................      4,039      66,282
Other assets..........................        544       1,559
                                          -------    --------
Total assets..........................    $19,032    $156,337
                                          =======    ========
Liabilities and stockholders' equity
 (deficit)
Current liabilities:
Accounts payable and accrued
 expenses.............................    $ 2,529    $ 10,285      $ 10,285
Trust account liability...............      2,509      17,300        17,300
Current portion of notes payable......        111         635           635
Current portion of retention
 obligations..........................        --        1,942         1,942
Note payable to shareholder...........      1,000         --            --
                                          -------    --------      --------
Total current liabilities.............      6,149      30,162        30,162
Long-term liabilities:
Retention obligations, net of current
 portion..............................      1,000         --            --
Notes payable, net of current
 portion..............................        109       2,738         2,738
Convertible subordinated notes........      2,000      24,600           --
                                          -------    --------      --------
Total long-term liabilities...........      3,109      27,338         2,738
                                          -------    --------      --------
Total liabilities.....................      9,258      57,500        32,900
Convertible preferred stock subject to
 redemption:
Series A, $0.001 par value (12,500,000
 and 13,000,000 shares authorized,
 12,090,909 and 12,480,468 issued and
 outstanding, aggregate liquidation
 preference of $3,990,000 and
 $4,118,554 as of December 31, 1999
 and June 30, 2000, respectively).....      4,035       4,327           --
Series B, $0.001 par value (17,500,000
 and 18,000,000 shares authorized,
 16,545,454 and 16,817,434 issued and
 outstanding, aggregate liquidation
 preference of $12,734,000 and
 $12,949,424 as of December 31, 1999
 and June 30, 2000, respectively).....     12,797      13,528           --
Series C, $0.001 par value (43,000,000
 shares authorized, 41,011,242 issued
 and outstanding, aggregate
 liquidation preference of
 $109,500,016 as of June 30, 2000)....        --      112,303           --
                                          -------    --------      --------
Total convertible preferred stock
 subject to redemption................     16,832     130,158           --
Stockholders' equity (deficit):
Common stock, par value $0.001
 (70,000,000 and 150,000,000 shares
 authorized, 33,877,705 and 39,894,438
 issued and outstanding, 112,615,963
 pro forma shares outstanding at
 June 30, 2000).......................         34          40           113
Additional paid-in capital............      3,274      18,197       172,882
Deferred stock compensation...........     (2,686)     (1,920)       (1,920)
Notes receivable from stockholders....     (1,856)     (4,805)       (4,805)
Translation adjustment................        --          (63)          (63)
Accumulated deficit...................     (5,824)    (42,770)      (42,770)
                                          -------    --------      --------
Total stockholders' equity (deficit)..     (7,058)    (31,321)      123,437
                                          -------    --------      --------
Total liabilities and stockholders'
 equity (deficit).....................    $19,032    $156,337      $156,337
                                          =======    ========      ========

                 See notes to consolidated financial statements

                         DOVEBID, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
           (amounts in thousands, except share and per share amounts)

                                                      Six months ended June 30,
                                                      -------------------------
                                                          1999         2000
                                                      ------------ ------------
Revenues............................................  $      6,958 $     21,180
Cost of revenues....................................         2,573       12,115
                                                      ------------ ------------
Gross margin........................................         4,385        9,065
Operating expenses:
  Provision for unusual inventory markdown..........           --         8,200
  Sales and marketing...............................           446       13,972
  General and administrative........................         2,474       11,817
  Technology and development........................           --         3,449
  Amortization of goodwill..........................           --         2,335
  Depreciation and other amortization...............            61        2,064
  Amortization of deferred stock compensation.......           --         1,210
                                                      ------------ ------------
    Total operating expenses........................         2,981       43,047
                                                      ------------ ------------
Income (loss) from operations.......................         1,404      (33,982)
Interest and other income...........................           172        1,563
Interest expense....................................           --          (515)
                                                      ------------ ------------
Net income (loss)...................................         1,576      (32,934)
Preferred stock accretion...........................           --        (3,678)
                                                      ------------ ------------
Net income (loss) attributable to common
 stockholders.......................................  $      1,576 $    (36,612)
                                                      ============ ============
Basic and diluted net income (loss) per common share
 (Note 3)...........................................  $       0.06 $      (1.42)
                                                      ============ ============
Weighted average common shares used in net income
 (loss) per common share calculation (Note 3).......    28,533,409   25,840,800
                                                      ============ ============
Pro forma basic and diluted net loss per share (Note
 3).................................................               $      (0.44)
                                                                   ============
Weighted average common shares used in computing pro
 forma basic and diluted net loss per share (Note
 3).................................................                 83,517,655
                                                                   ============


                See notes to consolidated financial statements.

                         DOVEBID, INC. AND SUBSIDIARIES

          UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE
         PREFERRED STOCK AND CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             (amounts in thousands)

                                                                Stockholders' Equity (deficit)
                                  ----------------------------------------------------------------------------------------------
                    Convertible
                  Preferred Stock
                    Subject to                                                 Notes                                   Total
                    Redemption    Common Stock   Additional                  Receivable   Cumulative               Stockholders'
                  --------------- --------------  Paid-in   Deferred Stock      from      Translation Accumulated     equity
                  Shares  Amount  Shares  Amount  Capital    Compensation   Stockholders  Adjustment    Deficit      (Deficit)
                  ------ -------- ------  ------ ---------- --------------  ------------  ----------- -----------  -------------
Balances at
 December 31,
 1999...........  28,636 $ 16,832 33,878   $  34    $ 3,274        $(2,686)     $ (1,856)      $  --     $ (5,824)      $ (7,058)
Issuances of
 convertible
 preferred stock
 Series C, net
 of issuance
 costs..........  41,011  109,314    --      --         --             --            --           --          --             --
Issuances of
 common stock
 upon exercise
 of stock
 options........     --       --   4,300      4     5,497          --           (2,161)        --           --          3,340
Issuances of
 common stock...     --       --   1,632      1     1,835          --           (1,000)        --           --            836
Issuance of
 common stock as
 part
 of acquisition..    --       --     653      1     2,993          --              --          --           --          2,994
Stock dividend
 on Series A and
 Series B
 preferred
 stock..........     662      334    --     --        --           --              --          --          (334)         (334)
Preferred stock
 accretion......     --     3,678    --     --        --           --              --          --        (3,678)       (3,678)
Issuance of
 warrants.......     --       --     --     --      4,341          --              --          --           --          4,341
Deferred stock
 compensation...     --       --     --     --        444         (444)            --          --           --            --
Repayment of
 notes
 receivable.....     --       --     --     --        --           --              100         --           --            100
Repurchase of
 unvested
 shares.........     --       --    (569)   --       (187)         --              112         --           --            (75)
Translation
 adjustment.....     --       --     --     --        --           --              --          (63)         --            (63)
Amortization of
 deferred stock
 compensation...     --       --     --     --        --         1,210             --          --           --          1,210
Net loss for the
 six months
 ended June 30,
 2000...........     --       --     --     --        --           --              --          --       (32,934)      (32,934)
                  ------ -------- ------  -----   -------      -------        --------      ------     --------      --------
Balances at June
 30, 2000.......  70,309 $130,158 39,894  $  40   $18,197      $(1,920)       $ (4,805)     $  (63)    $(42,770)     $(31,321)
                  ====== ======== ======  =====   =======      =======        ========      ======     ========      ========

                See notes to consolidated financial statements.

                         DOVEBID, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)

                                                                  Six months
                                                                ended June 30,
                                                               -----------------
                                                                1999      2000
                                                               -------  --------
Operating activities
Net income (loss)............................................  $ 1,576  $(32,934)
Adjustments to reconcile net income (loss) to net cash used
 in operating activities:
  Depreciation and amortization expense......................       61     2,064
  Amortization of deferred stock compensation................      --      1,210
  Amortization of goodwill...................................      --      2,335
  Provision for bad debts....................................      141       304
  Changes in operating assets and liabilities:
    Cash in trust............................................    2,892   (11,470)
    Accounts receivable......................................     (389)   (3,396)
    Inventory................................................      --      3,664
    Prepaid expenses and other assets........................       85    (5,116)
    Advances from affiliate..................................     (164)      --
    Trust account liability..................................   (2,900)   11,145
    Accounts payable and accrued expenses....................     (791)     (574)
                                                               -------  --------
      Net cash provided by (used in) operating activities....      511   (32,768)
                                                               -------  --------
Investing activities
Purchases of property and equipment..........................       46    (2,312)
Issuance of note receivable..................................      --     (5,875)
Proceeds of note receivable..................................      --      3,800
Acquisition of businesses, net of obligations payable and
 cash acquired...............................................      --    (34,389)
                                                               -------  --------
Net cash provided by (used in) investing activities..........       46   (38,776)
                                                               -------  --------
Financing activities
Cash overdraft...............................................     (550)      --
Payments on notes payable....................................      (79)   (3,335)
Net proceeds from issuance of preferred stock................    3,931    99,188
Proceeds from note receivable from shareholders..............      --         99
Issuance of common stock.....................................       27     4,176
                                                               -------  --------
Net cash provided by financing activities....................    3,329   100,128
                                                               -------  --------
Effect of foreign currency exchange rate on cash.............      --         63
                                                               -------  --------
Net increase in cash.........................................    3,886    28,647
Cash and cash equivalents at beginning of period.............      229     6,969
                                                               -------  --------
Cash and cash equivalents at end of period...................  $ 4,115  $ 35,616
                                                               =======  ========
Supplemental disclosure of cash flow information
Cash paid for interest.......................................  $    33  $      8
Supplemental disclosure of non-cash transactions
Issuance of retention payable, convertible subordinated notes
 and promissory notes for acquisition of businesses..........  $   --   $ 24,542
Issuance of common stock for acquisition of a business.......      --      2,994
Issuance of Series C preferred stock as consideration for
 inventory...................................................      --     10,000
Net issuances of common stock for notes receivable...........      --      2,972
Issuance of preferred stock warrants.........................      --      4,341
Dividend accretion on preferred stock........................      --     (3,678)

                See notes to consolidated financial statements.

                         DOVEBID, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2000

1. Basis of Presentation

   The Company's financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions for Article 10 of Regulation S-X. Accordingly, they do not include all of the information and note disclosures required by generally accepted accounting principles for complete financial statements. These statements are unaudited and, in the opinion of management, all adjustments (which include only normal recurring adjustments, except for the mark down of inventory of $8.2 million), considered necessary for a fair presentation, have been included. The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date. These financial statements should be read in conjunction with the audited financial statements for 1999 and the notes thereto appearing elsewhere in this prospectus under the Index to Financial Statements. The results of operations for these interim periods are not necessarily indicative of the operating results for a full year.

2. Significant Accounting Policies

 Foreign Currency Translation

   Assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at the exchange rate in effect at year-end, except for equity which has been translated at historic rates. The local currency is considered to be the functional currency. Accordingly, translation gains and losses are reported as cumulative translation adjustments to equity.

 Initial Public Offering ("IPO") Costs

   The Company is in the process of filing a registration statement with the Securities and Exchange Commission with respect to an offering of its common stock. Costs associated with preparing for the IPO which consist primarily of audit, consulting and legal fees, have been capitalized as a prepaid expense as of June 30, 2000. On completion of the IPO, these costs will be charged against the proceeds from the offering. As of June 30, 2000, $2.0 million has been capitalized.


3. Net Income (Loss) Per Common Share

   Basic and diluted net income (loss) per common share information for each period is presented in accordance with the requirements of SFAS No. 128, "Earnings Per Share" ("FAS 128"). Basic income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

   Shares associated with options and convertible securities have been excluded from the computation of diluted earnings per share as their inclusion would be anti-dilutive.

   Pro forma basic and diluted net loss per common share assuming conversion has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of debt and preferred shares not included above that would automatically convert to common shares if the Company were to complete an initial public offering, using the if-converted method, from the original date of issuance.

                         DOVEBID INC. AND SUBSIDIARIES

   The calculations of historical basic and diluted net income (loss) per common share and pro forma basic and diluted net loss per common share assuming conversions (see Note 10, Initial Public Offering) are as follows (in thousands, except share and per share amounts):

                                                          Six months ended
                                                              June 30,
                                                      ------------------------
                                                         1999         2000
                                                      ----------- ------------
Net income (loss) attributable to common
 stockholders........................................ $     1,576 $    (36,612)
                                                      =========== ============
Basic and diluted:
  Weighted-average shares of common stock
   outstanding.......................................  28,533,409   38,341,917
  Less: Weighted-average shares subject to
   repurchase........................................         --   (12,501,117)
                                                      ----------- ------------
  Weighted-average shares used in computing basic and
   diluted net income (loss) per common share........  28,533,409   25,840,800
                                                      =========== ============
Basic and diluted net income (loss) per share........ $      0.06 $      (1.42)
                                                      =========== ============
Pro forma
  Net loss...........................................             $    (36,612)
                                                                  ============
  Shares used above..................................               25,840,800
  Pro forma adjustment to reflect weighted effect of
   assumed conversion of convertible preferred
   stock.............................................               56,410,890
  Pro forma adjustment to reflect weighted effect of
   assumed conversion of convertible subordinated
   notes.............................................                1,265,965
                                                                  ------------
  Shares used in computing pro forma basic and
   diluted net loss per common share.................               83,517,655
                                                                  ============
  Pro forma basic and diluted net loss per common
   share.............................................             $      (0.44)
                                                                  ============

   The Company has excluded all convertible debt, convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculations of historical diluted net loss per common share because their inclusion would be anti-dilutive. The total number of shares excluded from the calculations of diluted net loss per common share is 93,990,634 for the six months ended June 30, 2000. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method.

4. Comprehensive Income

   Accumulated comprehensive income, net of related tax, for the six months ended June 30, 2000 is as follows (in thousands):

                                                                       Foreign
                                                                      Currency
                                                                     Translation
                                                                     -----------
   Balance at December 31, 1999.....................................    $ --
   Other comprehensive income.......................................     (63)
   Tax (benefit)/expense............................................      --
                                                                        ----
   Balance at June 30, 2000.........................................    $(63)
                                                                        ====

                         DOVEBID, INC. AND SUBSIDIARIES

5. Business Acquisitions

   On February 29, 2000, the Company acquired all the outstanding stock of a Branford, Connecticut based auctioneer and appraiser of used capital assets, Greenwich Industrial Services, LLC ("Greenwich"), for $5.25 million. Additional contingent consideration of $1.0 million is payable based on an earnout, and is not included in the total purchase consideration presented in the table below.

   On March 3, 2000, the Company acquired all of the outstanding stock of two affiliated Mequon, Wisconsin based companies, an appraiser, AccuVal Associates, Inc. ("AccuVal"), and an auctioneer, Liquitec Industries, Incorporated ("LiquiTec"), for a total of $5.5 million.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Chicago, Illinois based auctioneer and appraiser of used capital assets, Philip Pollack & Company, Inc. ("Pollack"), for $4.5 million.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Mountain View, California based electronic test and equipment measurement dealer, Haltek Electronics dba Test Lab Company ("Test Lab"), for $7.0 million.

   On March 24, 2000, the Company acquired all of the outstanding stock of a Detroit, Michigan based auctioneer and appraiser of assets, Norman Levy Associates, Inc. ("Levy"), for $27.8 million.

   On March 27, 2000, the Company acquired all of the outstanding stock of a Mountain View, California based software development company, One Web Place ("OWP"), for $3.0 million.

   On May 18, 2000, the Company acquired all of the outstanding stock of a U.K. based dealer of used capital assets, Robert Carl Corporation ("Carl"), for total consideration of $2.2 million in cash.

   On June 15, 2000, the Company acquired all of the outstanding stock of a Netherlands based auction company and equipment dealer, Fairfield Industries B.V., ("Fairfield") for $11.0 million.

   All of the acquisitions were accounted for using the purchase method of accounting and their operations are included in the Company's results of operations from the dates of acquisitions.

                         DOVEBID, INC. AND SUBSIDIARIES

   The consideration and the purchase price allocations are as follows (in thousands):

                          AccuVal Greenwich Test Lab Pollack  Levy    OWP   Fairfield  Carl   TOTAL
                          ------- --------- -------- ------- ------- ------ --------- ------ -------
Consideration:
Cash....................  $1,650   $3,250    $6,750  $1,308  $17,550 $   --  $ 6,000  $2,199 $38,707
Retention obligations...      --       --       250     442      250     --       --      --     942
Convertible notes.......   2,850    2,000        --   2,750   10,000     --    5,000      --  22,600
Promissory notes........   1,000       --        --      --       --     --       --      --   1,000
Stock...................      --       --        --      --       --  2,994       --      --   2,994
                          ------   ------    ------  ------  ------- ------  -------  ------ -------
                          $5,500   $5,250    $7,000  $4,500  $27,800 $2,994  $11,000  $2,199 $66,243
                          ======   ======    ======  ======  ======= ======  =======  ====== =======
Purchase price
 allocations:
Cash....................  $   --   $  603    $  423  $  154  $ 5,636 $   50  $   316  $  927 $ 8,109
Inventory...............      --       62     2,336      --       --     --      920     903   4,221
Accounts receivable.....      93      264     1,210     302      875     --      818      39   3,601
Other current assets....       1       85        28     249      155      2       --       6     526
Property, plant and
 equipment..............     319      103       194      29      695     21       72      18   1,451
Intangibles.............     500      400       430     430      500     --      500      --   2,760
Goodwill................   4,885    3,992     4,356   4,062   29,050  2,965   11,197     722  61,229
Other long term assets..      --       --        --     282      121     --      400      --     803
                          ------   ------    ------  ------  ------- ------  -------  ------ -------
  Total assets
   acquired.............   5,798    5,509     8,977   5,508   37,032  3,038   14,223   2,615  82,700
                          ------   ------    ------  ------  ------- ------  -------  ------ -------
Loans payable...........      --       --       797     274    1,285     --    2,124      --   4,480
Accounts payable........      88      115       566     412    4,111     27    1,039     413   6,771
Accrued liabilities.....     210      144       614     322    3,836     17       60       3   5,206
                          ------   ------    ------  ------  ------- ------  -------  ------ -------
  Total liabilities
   assumed..............     298      259     1,977   1,008    9,232     44    3,223     416  16,457
                          ------   ------    ------  ------  ------- ------  -------  ------ -------
Net assets acquired       $5,500   $5,250    $7,000  $4,500  $27,800 $2,994  $11,000  $2,199 $66,243
                          ======   ======    ======  ======  ======= ======  =======  ====== =======

   The purchase prices have been allocated based on estimates of the fair market values of assets acquired and liabilities assumed. The amortization period for intangible assets other than goodwill, consisting primarily of covenants not to compete, and customer lists is four years. Goodwill is amortized over twelve to fifteen years for all acquisitions except OWP. Due to the nature of software development, goodwill associated with OWP is amortized over one year.

   The following summarized unaudited pro forma information assumes that the acquisitions of Greenwich, AccuVal, Pollack, Test Lab, Levy, OWP, and Fairfield occurred as of January 1, 2000 (in thousands, except share and per share amounts):

                                                                Six months ended
                                                                 June 30, 2000
                                                                ----------------
     Revenues..................................................   $    31,923
     Net loss applicable to common stockholders................       (37,057)
     Net loss per share applicable to common stockholders:
       Basic and diluted.......................................   $     (1.43)
       Weighted average shares.................................    25,840,800

                         DOVEBID, INC. AND SUBSIDIARIES

6. Other Business Transactions

 Yahoo! Marketing Agreement

   In March 2000, the Company entered into an agreement with Yahoo! whereby Yahoo! will advertise and promote the Company's services as a business-to-business auctioneer. The Company will pay Yahoo! marketing and promotional fees over a period of twelve months and will also purchase additional advertising with Yahoo! based on the amount of the Company's auction commissions derived from customers originated through Yahoo!. In addition, the Company issued a vested and exercisable warrant to Yahoo! to purchase 1,405,000 shares of Series C convertible preferred stock at $2.67 per share. The warrant expires four years from the date of the agreement. The warrant has been valued at its fair market value of $3.09 per share and has been capitalized as an upfront payment to be amortized over the twelve month contract term.

 Asset Supply Arrangement

   In March 2000, the Company signed an agreement with Comdisco, a leasing and finance company, whereby the Company's customers have access to a full-range of Comdisco's asset management and leasing services for their capital assets. In addition, the Company has specific rights to auction assets being sold by Comdisco that fall within two of the Company's vertical markets for an initial period of one year subject to the Company's satisfactory performance under the contract. Under the agreement, the Company purchased $13.0 million of used capital assets from Comdisco for a combination of 3,745,319 shares of Series C Convertible preferred stock at the fair value of $2.67, and $3,000,000 cash. Each share of the Series C Preferred Stock is convertible into one share of common stock. The cash amount was paid in March 2000.

   Provision for Unusual Inventory Markdown. In March 2000, the Company entered into a strategic relationship with Comdisco Inc. In connection with that relationship, the Company acquired inventory assets from Comdisco, entered into a marketing relationship for the ongoing supply of assets, and issued Series C preferred stock to Comdisco. The Company subsequently recorded an $8.2 million charge for the decline in value of these inventory assets. The decline was primarily due to a delay imposed by the bankruptcy court in proceedings involving the debtor holding the assets. The assets also lost value because they were removed from an operating location before the sale. As of July 31, 2000 the Company had sold substantially all of this inventory.

7. Retention Obligations, Notes Payable, and Convertible Subordinated Notes

 Retention Obligations

   Retention obligations of $942,000 are without interest and represent consideration retained as collateral to support the net asset values agreed to by the seller and the Company. The amounts are repayable to the sellers at various repayment dates ending September 3, 2000.

   Retention obligations of $1,000,000 are without interest and represent consideration retained as collateral to support the indemnification provided by the seller to the Company for any future claims for damages for breach of any obligation, representation or warranty arising and asserted before January 3, 2001. The amounts are fully repayable to the sellers if no claims arise within this period.

                         DOVEBID, INC. AND SUBSIDIARIES

 Notes Payable:

   Notes payable consist of the following (in thousands):

                                                                   June 30, 2000
                                                                   -------------
   Notes payable, bearing interest at 8% per annum, principal and interest due the earlier of the date of the company's initial
    public offering or June 15, 2002.............................     $2,034

   Notes payable, bearing interest at 8.5% per annum, principal
    and interest of $34 due quarterly through October 2001.......        141

   Note payable, bearing interest at 6.8% per annum, principal of
    $500 due March 2001 and balance of $500 plus accrued interest
    due March 2002...............................................      1,000


   Other.........................................................        198
                                                                      ------
                                                                       3,373
   Less: Current portion.........................................        635
                                                                      ------
   Long-term Notes Payable.......................................     $2,738
                                                                      ======

   The aggregate annual principal maturities of the long-term notes as of June 30, 2000 are as follows (in thousands): Six months ending December 31, 2000-- $134; 2001--$609; 2002--$2,550; 2003--$16 and 2004--$16.

 Convertible Subordinated Notes

   Convertible subordinated notes bear interest at rates from 5.74% to 7.0% per annum, principal and interest due on various dates ranging from December 2002 to June 2003. As of June 30, 2000 convertible subordinated notes amounted to $24.6 million.

8. Commitments and Contingencies

 Operating Leases

   The Company has entered into noncancelable operating leases for facilities and equipment with various expiration dates through the year 2005. Future minimum payments under all noncancelable operating leases as of June 30, 2000, are as follows:

     Six months ended December 31, 2000............................. $1,605,276
     2001...........................................................  2,593,643
     2002...........................................................  2,068,535
     2003...........................................................  1,778,568
     2004...........................................................  1,021,388
     2005...........................................................    507,592
                                                                     ----------
                                                                     $9,575,002
                                                                     ==========

   Rent expense under all the operating leases for the six months ended June 30, 2000 was $1,038,271.

 Advertising Agreement

   The Company has entered into an agreement with a company to provide advertising services for twelve months ending March 2001. The remaining balance is due in quarterly installments of $2.4 million through December 2000.

                         DOVEBID, INC. AND SUBSIDIARIES

 Litigation

   The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

 Off Balance Sheet Market Risk

   From time to time, the Company guarantees the auction proceeds to its clients for client owned assets. At June 30, 2000, the Company had provided such guarantees totaling approximately $776,000. The Company assesses these guarantees for potential losses for the difference between the estimated auction value and the guarantee amount, and reserves for any such probable losses.

   The Company has acquired several businesses operating in countries outside of the United States. As a result, the Company is exposed to any fluctuations in foreign currencies. As of June 30, 2000, one business had been acquired in the United Kingdom, and another in the Netherlands.

 Agreement to Perform Consulting Services

   In January 2000, the Company signed an agreement with a firm to perform consulting services for six months through July 31, 2000. The total commitment of approximately $2.1 million was payable monthly as the service was rendered, one third in Series C convertible preferred stock and two thirds in cash. Stock consideration was recorded as an expense as the services were performed at the then estimate of the stock's fair market value. The expense associated with stock consideration was $583,328 for the six months ended June 30, 2000.

9. Stockholders' Equity and Stock Option Plan Activity

 Common Stock Issuances

   For the six months ended June 30, 2000, employees purchased 1,300,000 shares of common stock at $0.77 per share with notes payable to the Company as consideration pursuant to restricted stock purchase agreements. The restricted stock vests 25% at the first anniversary of the grant date and ratably monthly thereafter. The agreements grant the Company the option to repurchase any of the unvested shares at its discretion at a price equal to the grant price. The option to repurchase expires as the shares vest. The notes bear interest at 5.92% per annum and are due on or before the fifth anniversary of the exercise date, ranging from November 30, 2004 to February 7, 2005. The notes, which are classified as a component of stockholders' equity, are full recourse and are collateralized by shares of common stock owned by the employees. Shares subject to repurchase were 6,800,000 as of June 30, 2000.

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of convertible preferred stock plus shares granted and available for grant under the Company's Stock Option Plan. At June 30, 2000, common stock was reserved for issuances as follows:

     Warrants........................................................  1,405,000
     Conversion of convertible preferred stock....................... 70,309,144
     Conversion of convertible subordinated debt.....................  2,412,381
     Option plan.....................................................  6,009,101
                                                                      ----------
                                                                      80,135,626
                                                                      ==========

                         DOVEBID, INC. AND SUBSIDIARIES

 Series C Convertible Preferred Stock Subject to Redemption

   In February and March 2000, the Company sold 41,011,242 shares of Series C preferred stock at a price of $2.67 per share. The aggregate consideration received of $109.5 million was made up of $99.5 million in cash and $10 million in used capital assets included in inventory. The used capital assets which were acquired from Comdisco were measured at the fair market value of the Series C shares. Each share of Series C preferred stock is automatically convertible into one share of common stock immediately upon the consummation of a firmly underwritten public offering of common stock (other than a registration on Form S-8 or comparable form). All holders of Series C shares have dividends, liquidation preferences and redemption rights substantially the same as holders of Series A and Series B convertible preferred stock.

 Stock Repurchase Agreements with Messrs. Ross and Kirk Dove

   The Company signed an agreement with Mr. Ross Dove in February 2000, whereby the Company has the right to repurchase up to 4,230,004 shares of the common stock held by Mr. Dove through The Dove Holdings Corporation at a purchase price of $0.33 per share. The number of shares subject to the repurchase right decreases ratably (i.e., 1/28th each month) over a period of 28 months commencing on February 25, 2000. Termination for "good reason" would involve changes in the role of Ross Dove's employment with the Company without his consent. The stock repurchase agreement terminates upon a "change of control" or if Ross Dove's employment is terminated without cause or "good reason". A "change of control" includes, where 50% of the Company's outstanding stock is acquired by a person other than a person related to the Company, where there is a merger or consolidation of the Company and the then-current stockholders own less than a majority of the voting power of the surviving corporation, or where there is a sale of all or substantially all of the Company's assets.

   The Company also signed a stock repurchase agreement with Mr. Kirk Dove in February 2000. Under the terms of this agreement, in the event of any termination of Kirk Dove's employment by the Company for cause or by Mr. Dove for other than good reason, the Company has the right to repurchase up to 4,230,004 shares of the common stock held by Kirk Dove through The Dove Holdings Corporation on the same terms and conditions as in Ross Dove's stock repurchase agreement with the Company.

   These agreements did not contain any elements or features of compensation.

 Stock Option Plan

   The following summarizes the stock option activity and related information during the six months ended June 30, 2000:

                                                                Weighted Average
                                       Shares    Exercise Price  Exercise Price
                                     ----------  -------------- ----------------
   Outstanding at December 31, 1999   3,706,500   $0.33-$0.77        $0.42
     Granted.......................   6,918,190   $1.03-$4.00        $2.88
     Exercised.....................  (3,731,250)  $0.33-$2.50        $1.42
     Forfeited.....................    (884,339)  $0.33-$4.00        $1.20
                                     ----------
   Outstanding at June 30, 2000....   6,009,101   $0.33-$4.00        $2.51
                                     ==========
   Options exercisable at June 30,
    2000...........................     109,988         $1.03        $1.03
                                     ==========

                         DOVEBID, INC. AND SUBSIDIARIES

   Exercise prices for stock options outstanding as of June 30, 2000 and the weighted average remaining contractual life are as follows:

                                               Weighted Average
     Exercise Price at                            Remaining         Number
       June 30, 2000      Shares Outstanding   Contractual Life   Exercisable
     -----------------    ------------------   ----------------   -----------
        $0.33-$1.03           1,486,327              9.35           109,988
        $1.50-$2.50           1,458,950              9.68               --
        $2.67-$4.00           3,063,824              9.71               --
                              ---------                             -------
                              6,009,101              9.62           109,988
                              =========                             =======

   The weighted-average estimated fair value of options granted during the six months ended June 30, 2000 was $2.88 per share.

 Deferred Stock Compensation

   Deferred compensation represents the aggregate difference, at the date of grant, between the respective exercise price of stock options and the estimated fair value of the underlying stock. Deferred stock-based compensation is amortized over the vesting period of the underlying options based on an accelerated vesting method, generally four years. For the six months ended June 30, 2000, the Company had recorded unearned stock-based compensation of $444,000. The Company recorded amortization on all stock-based compensation of $1,210,000 for the six months ended June 30, 2000.

 Preferred Stock Dividend

   In February 2000, the Board of Directors effected a 1.03221917 to one stock dividend on the outstanding shares of Series A Convertible Preferred Stock and a 1.01643835 to one stock dividend on the outstanding shares of Series B Convertible Preferred Stock.

10. Subsequent Events

 Initial Public Offering

   The Company intends to file an S-1 registration document in August, 2000 with the Securities and Exchange Commission relating to an initial public offering of shares of its unissued common stock. If the IPO is consummated under the terms presently anticipated, all of the preferred stock and convertible debt outstanding will automatically convert into common stock. At
June 30, 2000, on an unaudited pro forma basis,       shares of common stock
would be issued upon automatic conversion of preferred stock and convertible debt. The pro forma effect on liabilities and stockholders' equity and the pro forma effect on basic and diluted net loss per common share, as adjusted for the assumed conversion of the preferred stock and convertible debt, is set forth in the accompanying balance sheet and statement of operations, and in
Note 3 under Net income (loss) per Common Share.

 Additional Series C Convertible Preferred Stock Financing

   In August 2000, the Company sold 8,901,649 shares of Series C preferred stock at a price of $2.67 per share. Each share of Series C preferred stock is convertible into one share of common stock. All holders of Series C shares have dividend, liquidation preferences and redemption rights substantially the same as holders of Series A and Series B convertible preferred stock.

                         DOVEBID, INC. AND SUBSIDIARIES

 Business Acquisitions

   On July 3, 2000, the Company acquired all of the outstanding stock of an Alpharetta, Georgia based dealer of used, surplus and refurbished computers and computer-related equipment, Champion Computer Products, Inc. ("Champion"), for approximately $11.3 million. The consideration paid consisted of approximately $5.8 million in cash, $500,000 in retention obligation (as a reserve for seller warranties), $2.5 million in convertible subordinated promissory notes, $2.0 million in subordinated promissory notes and a $500,000 earn-out. In connection with the acquisition the Company recorded approximately $10.1 million of goodwill and other intangible assets.

   On July 6, 2000, the Company acquired all of the outstanding stock of a Singapore based auction company, Victor Morris Team Pte Ltd. ("Morris") along with certain related entities based in Thailand, Malaysia and Hong Kong, for approximately $8.6 million. The consideration paid consisted of approximately $4.6 million in cash, approximately $2.0 million in deferred cash (as a reserve for seller warranties), $1.1 million in convertible subordinated promissory notes and an $800,000 cash earn-out. In connection with the acquisition, the Company recorded approximately $7.2 million of goodwill and other intangible assets.

   On July 18, 2000, the Company acquired all of the outstanding stock of a Netherlands based auction company, C.L. Van Beusekom B.V. ("Van Beusekom"), for approximately $3.9 million. The consideration paid consisted of approximately $2.5 million in cash, approximately $1.0 million in convertible subordinated promissory notes and approximately $400,000 in subordinated promissory notes. In connection with the acquisition, the Company recorded approximately
$3.8 million of goodwill and other intangible assets.

   On August 1, 2000, the Company acquired substantially all of the assets and assumed certain of the liabilities of an Australian auction company, Masongreene Australasia Pty Ltd. ("Masongreene"), for approximately
$2.1 million. The consideration paid consisted of $1.0 million in cash, $350,000 in deferred cash (as a reserve for seller warranties) and a $750,000 convertible subordinated promissory note. In connection with the acquisition, the Company recorded approximately $2.6 million of goodwill and other intangible assets.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DoveBid, Inc.

   We have audited the accompanying consolidated balance sheets of DoveBid, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in convertible preferred stock and changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DoveBid, Inc. and subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ ERNST & YOUNG LLP
January 28, 2000
San Francisco, California

                          DOVEBID, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
           (amounts in thousands, except share and per share amounts)

                                                               December 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
Assets
Current assets:
  Cash and cash equivalents.................................. $   229  $ 6,969
  Cash in trust..............................................   3,514    2,563
  Accounts receivable, less allowance of $26 in 1998 and $43
   in 1999...................................................     285    1,210
  Inventory..................................................      --    2,584
  Prepaid expenses...........................................     116      294
                                                              -------  -------
    Total current assets.....................................   4,144   13,620
                                                              -------  -------
Property and equipment, net..................................     169      829
Intangible assets including goodwill, net....................      --    4,039
Other assets.................................................      38      544
                                                              -------  -------
    Total assets............................................. $ 4,351  $19,032
                                                              =======  =======
Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable and accrued expenses...................... $ 1,666  $ 2,529
  Trust account liability....................................   3,506    2,509
  Advances from affiliate....................................     268       --
  Current portion of note payable............................     111      111
  Note payable to shareholder................................      --    1,000
                                                              -------  -------
    Total current liabilities................................   5,551    6,149
Long-term liabilities:
  Retention obligation.......................................      --    1,000
  Note payable, net of current portion.......................     235      109
  Convertible subordinated notes.............................      --    2,000
                                                              -------  -------
    Total long-term liabilities..............................     235    3,109
                                                              -------  -------
    Total liabilities........................................   5,786    9,258
Convertible preferred stock subject to redemption:
  Series A, $0.001 par value 12,500,000 shares authorized,
   12,090,909 issued and outstanding, aggregate liquidation
   preference of $3,990,000 as of December 31, 1999..........      --    4,035
  Series B, $0.001 par value 17,500,000 shares authorized,
   16,545,454 issued and outstanding, aggregate liquidation
   preference of $12,734,000 as of December 31, 1999.........      --   12,797
                                                              -------  -------
    Total convertible preferred stock subject to redemption..      --   16,832
Stockholders' equity (deficit):
  Members' equity (deficit)..................................  (1,435)      --
  Common stock, par value $0.001, 70,000,000 shares
   authorized, 33,877,705 issued and outstanding at December
   31, 1999..................................................      --       34
  Additional paid-in capital.................................      --    3,274
  Deferred stock compensation................................      --   (2,686)
  Notes receivable from stockholders.........................      --   (1,856)
  Accumulated deficit........................................      --   (5,824)
                                                              -------  -------
    Total stockholders' equity (deficit).....................  (1,435)  (7,058)
                                                              -------  -------
    Total liabilities and stockholders' equity (deficit)..... $ 4,351  $19,032
                                                              =======  =======

                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (amounts in thousands, except share and per share amounts)

                                             Years ended December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Revenues............................... $    13,679  $    10,801  $    12,504
Cost of revenues.......................       7,004        5,679        5,788
                                        -----------  -----------  -----------
Gross profit...........................       6,675        5,122        6,716
Operating expenses:
  Sales and marketing..................       1,195        1,079        2,271
  General and administrative...........       5,321        4,787        7,818
  Information technology...............          --           --          378
  Depreciation and amortization........         204          188          138
  Amortization of deferred stock
   compensation........................          --           --           51
  Impairment of goodwill...............       9,751           --           --
                                        -----------  -----------  -----------
    Total operating expenses...........      16,471        6,054       10,656
                                        -----------  -----------  -----------
Loss from operations...................      (9,796)        (932)      (3,940)
Interest and other income, net.........          86          121          229
Interest expense.......................         (48)         (56)         (61)
                                        -----------  -----------  -----------
Net loss...............................      (9,758)        (867)      (3,772)
Preferred stock accretion..............          --           --         (369)
                                        -----------  -----------  -----------
Net loss attributable to common
 stockholders.......................... $    (9,758) $      (867) $    (4,141)
                                        ===========  ===========  ===========
Basic and diluted net loss per common
 share (Note 2) ....................... $     (0.34) $     (0.03) $     (0.15)
                                        ===========  ===========  ===========
Weighted average common shares used in
 net loss per common share calculation
 (Note 2) .............................  28,987,596   28,617,578   28,402,639
                                        ===========  ===========  ===========
Pro forma basic and diluted net loss
 per share
 (unaudited, Note 2)...................                           $     (0.11)
                                                                  ===========
Weighted average common shares used in
 computing pro forma basic and diluted
 net loss per share (unaudited, Note
 2)....................................                            38,382,490
                                                                  ===========


                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
                   CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             (amounts in thousands)

                    Convertible                                Stockholders' Equity (deficit)
                  Preferred Stock  --------------------------------------------------------------------------------------
                     Subject to                                                       Notes                     Total
                     Redemption    Members'  Common Stock  Additional   Deferred    Receivable              Stockholders'
                  ----------------  Equity   -------------  Paid-in      Stock         from     Accumulated     Equity
                  Shares   Amount  (Deficit) Shares Amount  Capital   Compensation Shareholders   Deficit     (Deficit)
                  ------- -------- --------- ------ ------ ---------- ------------ ------------ ----------- -------------
Balances at
December 31,
1996............       -- $     --  $10,950      --  $--     $   --     $    --      $    --      $    --      $10,950
Assumption of
partner debt
accounted for as
noncash
distribution....       --       --   (1,200)     --   --         --          --           --           --       (1,200)
Cash
distributions...       --       --     (260)     --   --         --          --           --           --         (260)
Net loss........       --       --   (9,758)     --   --         --          --           --           --       (9,758)
                  ------- --------  -------  ------  ---     ------     -------      -------      -------      -------
Balances at
December 31,
1997............       --       --     (268)     --   --         --          --           --           --         (268)
Cash
distributions...       --       --     (300)     --   --         --          --           --           --         (300)
Net Loss........       --       --     (867)     --   --         --          --           --           --         (867)
                  ------- --------  -------  ------  ---     ------     -------      -------      -------      -------
Balances at
December 31,
1998............       --       --   (1,435)     --   --         --          --           --           --       (1,435)
Cash
distributions...       --       --     (550)     --   --         --          --           --           --         (550)
Net Income
through June 14,
1999............       --       --    1,683      --   --         --          --           --           --        1,683
Assumption of
partner debt
accounted for as
noncash
distribution....       --       --   (1,015)     --   --         --          --           --           --       (1,015)
                  ------- --------  -------  ------  ---     ------     -------      -------      -------      -------
Balances at June
14, 1999........       --       --   (1,317)     --   --         --          --           --           --       (1,317)
Exchange of
common stock for
members'
equity..........       --       --    1,317  28,212   28     (1,345)         --           --           --           --
Issuances of
convertible
preferred stock
Series A, net of
issuance costs..   12,091    3,870       --      --   --         --          --           --           --           --
Issuances of
convertible
preferred stock
Series B, net of
issuance costs..   16,545   12,593       --      --   --         --          --           --           --           --
Issuances of
common stock
upon exercise of
stock options...       --       --       --     125   --         41          --          (41)          --           --
Issuances of
common stock....       --       --       --   5,541    6      1,841          --       (1,815)          --           32
Preferred stock
accretion.......       --      369       --      --   --         --          --           --         (369)        (369)
Deferred stock
compensation....       --       --       --      --   --      2,737      (2,737)          --           --           --
Amortization of
deferred stock
compensation....       --       --       --      --   --         --          51           --           --           51
Net loss from
June 15, 1999...       --       --       --      --   --         --          --           --       (5,455)      (5,455)
                  ------- --------  -------  ------  ---     ------     -------      -------      -------      -------
Balances at
December 31,
1999............   28,636 $ 16,832  $    --  33,878  $34     $3,274     $(2,686)     $(1,856)     $(5,824)     $(7,058)
                  ======= ========  =======  ======  ===     ======     =======      =======      =======      =======

                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)

                                                            Years ended
                                                            December 31,
                                                       ------------------------
                                                        1997     1998    1999
                                                       -------  ------  -------
Operating activities
  Net loss...........................................  $(9,758) $ (867) $(3,772)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation and amortization expense.............      256     188      138
   Provision for bad debts...........................      (48)    (17)      17
   Impairment of goodwill............................    9,751      --       --
   Amortization of deferred stock compensation.......       --      --       51
   Provision for inventory losses....................       --      --      371
   Changes in operating assets and liabilities:
     Cash in trust...................................   (1,320)  2,438      951
     Accounts receivable.............................     (722)  1,228     (942)
     Prepaid expenses and other assets...............      142    (103)    (684)
     Inventory, excluding acquisitions...............      110      --     (558)
     Accounts payable and accrued expenses...........      249    (214)     863
     Trust account liability.........................    1,296  (2,404)    (997)
                                                       -------  ------  -------
  Net cash (used in) provided by operating
   activities........................................      (44)    249   (4,562)
                                                       -------  ------  -------
Investing activities
  Purchases of property and equipment, net of
   acquisitions......................................     (183)   (127)    (819)
  Proceeds from sales of property and equipment......       27      58       70
  Acquisition of businesses, net of obligations
   payable...........................................       --      --   (3,500)
                                                       -------  ------  -------
  Net cash used in investing activities..............     (156)    (69)  (4,249)
                                                       -------  ------  -------
Financing activities
  Payments on short-term debt........................   (4,000)     --       --
  Proceeds (payments) on advances from affiliates....       --     268     (268)
  Payments on line of credit.........................     (350)     --       --
  Issuance of note payable...........................      532      --       --
  Payments on note payable...........................       --    (186)    (126)
  Net proceeds from issuance of preferred stock......       --      --   16,463
  Cash distributions to members......................     (260)   (300)    (550)
  Issuance of common stock...........................       --      --       32
                                                       -------  ------  -------
  Net cash (used in) provided by financing
   activities........................................   (4,078)   (218)  15,551
                                                       -------  ------  -------
  Net (decrease) increase in cash....................   (4,278)    (38)   6,740
  Cash and cash equivalents at beginning of year.....    4,545     267      229
                                                       -------  ------  -------
  Cash and cash equivalents at end of year...........  $   267  $  229  $ 6,969
                                                       =======  ======  =======
Supplemental disclosure of cash flow information
  Cash paid for interest.............................  $    48  $   56  $    61
Supplemental disclosure of non-cash transactions
  Issuance of retention obligations and convertible
   subordinated notes for acquisition of businesses..  $    --  $   --  $ 3,000
  Assumption of partner debt accounted for as noncash
   distribution......................................    1,200      --    1,015
  Issuances of common stock for notes receivable.....       --      --   (1,856)
  Dividend accretion on preferred stock..............       --      --     (369)

                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999

1. Business and Organization

Business

   DoveBid, Inc. (the "Company" or "DoveBid") is a business-to-business online auctioneer focusing on the used capital assets market. The Company's auction activities have been provided through DoveBid, Inc. The Company also provided appraisal and other related services through its wholly owned subsidiary, DoveTech, Inc.

   At December 31, 1999, the Company had cash and cash equivalents of $7.0 million. The Company expects to experience significant growth in its operating costs for the foreseeable future in order to continue its efforts to execute its business plan, particularly in the areas of technology, sales and marketing and general and administrative. As a result, the Company estimates that these operating costs will constitute a significant use of its cash resources. In addition, the Company may use cash resources to fund acquisitions of complementary businesses and technologies. Although the Company is regularly involved in discussions regarding business combinations, it does not have any present commitments or understandings to proceed with any transactions of this type regarding any acquisitions. The Company believes that the existing cash and cash equivalents will be sufficient to meet the working capital needs for at least the next 12 months. Thereafter, the Company may find it necessary to obtain additional equity or debt financing. In the event that additional financing is required, the Company may not be able to raise it on terms acceptable to it, if at all. If the Company is unable to raise additional capital when required, its business, operations and results will likely suffer.

Organization

   DoveBid succeeded to a business formed in March 1995 named Koll-Dove Global Disposition Services, LLC ("Koll-Dove"). Koll-Dove was owned 50.1% by Koll Management Services ("KMS") and 49.9% directly and indirectly by members of the Dove Family including Messrs. Ross and Kirk Dove (collectively referred to herein as the "Dove Group"). In October 1997, the Dove Group acquired KMS's interest. This acquisition was accounted for at the partner level, and part of the consideration included a note payable. Koll-Dove was then renamed Dove Brothers, LLC ("Dove Brothers").

   In June 1999, KMS reacquired a minority interest in Dove Brothers from the Dove Group, and the acquisition was accounted for at the partner level. However, as part of this transaction, Dove Brothers assumed a $1.0 million note payable owed by the Dove Group to KMS, which has been treated in these financial statements as a liability of Dove Brothers and a corresponding decrease in Dove Group's equity.

   In a series of reorganizations which occurred in June 1999, DoveBid, Inc. was formed and the members of Dove Brothers exchanged their interests in Dove Brothers for shares of stock in DoveBid, Inc. Dove Brothers then became a subsidiary of DoveBid, Inc. Accordingly, because of the common control, the accounts of Dove Brothers carried over to those of DoveBid, Inc. and subsidiary at Dove Brothers' net book value. In December 1999, Dove Brothers was merged into DoveBid, Inc.

   For convenience herein, the consolidated financial statements for all periods are referred to as those of DoveBid or the Company.

   In June 1999, DoveBid began issuing its preferred stock to new investors.

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

   The consolidated financial statements include DoveBid, Inc. and its wholly owned subsidiary, DoveTech, Inc. All significant intercompany transactions and balances have been eliminated.

                          DOVEBID, INC. AND SUBSIDIARY

   The preparation of the Company's financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's financial position or results of operations.

Cash, Cash Equivalents and Cash in Trust

   The Company generally collects the gross proceeds from an onsite auction on behalf of the selling parties and holds such proceeds in a trust account until the final settlement date of the auction. These amounts are classified as cash in trust in the accompanying balance sheets. Cash in trust is excluded from cash for purposes of presentation in the statements of cash flows.

   The portion of the proceeds that must be remitted to the owner of the asset that was sold during an auction is reflected as a trust account liability in the accompanying balance sheets, net of the Company's commissions and expense reimbursements that have not been disbursed from the trust account.

Concentration of Credit Risk, Credit Evaluations and Significant Customers

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, cash in trust and accounts receivable. Cash, cash equivalents and cash in trust are deposited with creditworthy financial institutions. The Company's unsecured accounts receivable are derived from revenue earned from customers located in the U.S. and throughout the world and are denominated in U.S. dollars. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility. As of December 31, 1998 and 1999, the Company had no significant concentrations of credit risk.

   In 1998 and 1999, no single customer accounted for more than 10% of revenues. One customer in 1997 accounted for revenues, exclusive of reimbursements, of approximately $1,378,000, representing 10% of revenues. No other single customer accounted for more than 10% of revenues in 1997.

Inventory

   Inventory, consisting of used capital assets, is stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory to ensure inventory is recorded at net realizable value. During 1999, the Company provided a $542,000 allowance for obsolete or slow moving inventory.

Property and Equipment, and Software for Internal Use

   Office equipment and leasehold improvements are carried at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets or lease term. These useful lives range from three to five years for office equipment and the shorter of six years, or the remaining lease term for leasehold improvements.

   The Company follows the provisions of Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years on a straight line basis. Internet related and website development costs are capitalized and amortized on a straight line basis over two to five years.

                          DOVEBID, INC. AND SUBSIDIARY

Intangible Assets

   Intangible assets consist principally of the cost in excess of assets acquired resulting from acquisitions and are being amortized on a straight-line basis over four years for intangibles relating to covenants not to compete and customer lists, and over one to fifteen years for goodwill.

   The Company assesses the carrying value and future useful life of these assets whenever events or changes in circumstances indicate that impairment may have occurred or that the future life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of these assets. If an impairment is indicated through this review, the carrying amount of the intangible assets will be reduced to their respective estimated fair values as determined based upon the best information available in the circumstances. Such information likely would include a review of comparable market prices of similar assets or businesses, if available, or an estimate of fair value based upon the present value of estimated expected future cash flows. Any impairment is charged to expense in the period in which the impairment is incurred.

Revenue Recognition

   Revenues from commission income from third-party auctions, less estimates for allowances for returns, are recognized upon closing of the related auction and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. This income consists of a fee based on the auction transaction price and other revenue associated with ancillary auction services such as referral and participation fees and revenue for recovery of costs incurred directly by the Company. Revenues from auctions of the Company's own inventory are recognized upon sale and shipment of the equipment. The cost of inventory is included in direct auction costs. Revenues from appraisal and other services are recognized when the services are performed.

Advertising Costs

   The Company recognizes advertising expenses in accordance with SOP 93-7, "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. The Company incurred $1,911,000, $1,498,000, and $1,869,000 in advertising costs in 1997, 1998 and 1999, respectively.

Stock-based Compensation and Consideration

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's stock and the exercise price.

   The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18.

Income Tax Matters

   Prior to June 15, 1999, the Company operated as a limited liability company which was treated as a partnership for federal and state income tax purposes. As a limited liability company, the Company was subject to minimal taxes and fees in certain states; however, income taxes on income or losses realized by the Company were generally the obligation of the members.

                          DOVEBID, INC. AND SUBSIDIARY

   From June 15, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

Comprehensive Income (Loss)

   The Company follows the requirements of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Under SFAS 130, the Company is required to display comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, SFAS 130 requires unrealized holding gains and losses on available-for-sale securities to be included in accumulated comprehensive income (loss). The Company has no material components of comprehensive income and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

Segment Information

   The Financial Accounting Standards Board (the "FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim reporting to shareholders. In adopting the provisions of SFAS 131, the Company has determined that it has only one operating and reportable segment; therefore, separate segment disclosure has not been made.

Net Loss Per Common Share

   Basic and diluted net loss per common share information for all periods is presented in accordance with the requirements of SFAS No. 128, "Earnings per Share" ("FAS 128"). Basic loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

   Shares associated with options and convertible securities have been excluded from the computation of diluted earnings per share as their inclusion would be anti-dilutive.

   Prior to June 15, 1999, the Company operated as a limited liability company. The calculation of the weighted-average number of shares of common stock outstanding for 1997, 1998 and 1999 includes a pro forma adjustment to reflect the number of shares that would have been outstanding as if the shares that were issued on June 14, 1999 had been issued on January 1, 1997, as adjusted for cash distributions for those periods.

   Pro forma basic and diluted net loss per common share assuming conversion has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of debt and preferred shares not included above that would automatically convert to common shares if the Company were to complete an initial public offering, using the if-converted method, from the original date of issuance.

                          DOVEBID, INC. AND SUBSIDIARY

   The calculations of historical basic and diluted net loss per common share (using the pro forma weighted average shares outstanding), and pro forma basic and diluted net loss per common share assuming conversion are as follows (in thousands, except share and per share amounts):

                                               Years ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
   Net loss attributable to common
    stockholders........................  $    (9,758) $      (867) $    (4,141)
                                          ===========  ===========  ===========
   Basic and diluted:
     Weighted-average pro forma shares
      of common stock outstanding.......   28,987,596   28,617,578   28,869,762
     Less: Weighted-average common
      shares subject to repurchase......           --           --     (467,123)
                                          -----------  -----------  -----------
     Weighted-average shares used in
      computing basic and diluted net
      loss per common share.............   28,987,596   28,617,578   28,402,639
                                          ===========  ===========  ===========
   Basic and diluted net loss per common
    share...............................  $     (0.34) $     (0.03) $     (0.15)
                                          ===========  ===========  ===========

Pro forma (see Note 11):

     Net loss.................................................... $    (4,141)
                                                                  ===========
     Shares used above...........................................  28,402,639
     Pro forma adjustment to reflect weighted effect of assumed conversion of convertible preferred stock and convertible
      subordinated debt (unaudited)..............................   9,979,851
                                                                  -----------
     Weighted average shares used in computing pro forma basic
      and diluted net loss per common share (unaudited)..........  38,382,490
                                                                  ===========
     Pro forma basic and diluted net loss per common share
      (unaudited)................................................ $     (0.11)
                                                                  ===========

   The Company has excluded all convertible debt, convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculations of diluted net loss per common share because their inclusion would be anti-dilutive. The total number of shares excluded from the calculations of diluted net loss per common share are 37,969,918 as of December 31, 1999. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method. In February 2000, a preferred stock dividend was effected, as fully explained in
Note 11.

Recent Accounting Pronouncements

   The staff of the Securities and Exchange Commission and the members of the Emerging Issues Task Force of the Financial Accounting Standards Board, among other accounting standard setters, are addressing accounting issues related to companies doing business commonly referred to as "electronic commerce." Areas of discussion include advertising barter transactions, website development, exchange of equity investment for services, revenue recognition in complex multiple element arrangements, arrangements with up front payments and revenue recognition for auction sites. The ultimate resolutions to these issues and other similar issues could have a material effect on the Company's accounting policies used in the future.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front, non-refundable fees and services charges received in connection with a contractual arrangement. The Company has applied the provisions of SAB 101 in these financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

3. Acquisitions and Retention Obligations

   On December 30, 1999, Dovebid, Inc. acquired two printed circuit board businesses, B&B Custom Circuit Supplies, Inc. and Unidyne International, Inc. for $3,250,000 each. Both of the acquisitions were accounted for using the purchase method of accounting and are included in the results of operations of the Company from the dates of acquisition. The purchase prices have been allocated to tangible and intangible assets acquired based on estimates of their respective fair values. The amortization periods for covenants not to compete, customer lists and goodwill are four, four and twelve years, respectively.

   The purchase price allocations are as follows (in thousands):

   Intangibles Assets:
     Covenants not to compete........................................... $  500
     Customer lists.....................................................    500
     Goodwill...........................................................  3,039
                                                                         ------
                                                                          4,039
   Inventory............................................................  2,397
   Office equipment.....................................................     64
                                                                         ------
                                                                         $6,500
                                                                         ======

   Consideration for the purchases was comprised of (in thousands):

   Cash................................................................. $3,500
   Convertible subordinated notes.......................................  2,000
   Retention obligation.................................................  1,000
                                                                         ------
                                                                         $6,500
                                                                         ======

   The convertible subordinated notes convert automatically into common stock upon the occurrence of an initial public offering. The common stock conversion rate is determined by dividing the mid-point of the common stock offering price range set forth in the Company's final registration statement, into the aggregate outstanding principal and accrued interest arising from the convertible subordinated notes upon the conversion date. The convertible subordinated notes bear interest at 5.74% and mature on December 30, 2002.

   The retention obligations (a reserve for seller warrantees) are without interest and represents consideration retained as collateral to support the indemnification provided by the seller to the Company for any future claims for damages for breach of any obligation, representations or warranties arising and asserted before January 3, 2001. The amount is fully payable to the sellers, adjusted for any claims that might arise.

   The following summarized unaudited pro forma information assumes the acquisitions of B&B Custom Circuit Supplies, Inc. and Unidyne International, Inc. occurred as of January 1, 1998 (in thousands, except share and per share amounts):

                                                      Years ended December
                                                               31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
   Revenues......................................... $    15,337  $    15,699
   Net loss applicable to common stockholders.......      (2,040)      (4,656)
   Net loss per share applicable to common
    stockholders:
     Basic and diluted..............................       (0.07)       (0.16)
     Weighted average shares........................  28,617,578   28,402,639

                          DOVEBID, INC. AND SUBSIDIARY

4. Property and Equipment, Net

   Property and equipment, net consists of the following (in thousands):

                                                                   December 31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----- ------
   Office equipment............................................... $ 522 $1,005
   Leasehold improvements.........................................   103    102
   Software.......................................................    --    273
                                                                   ----- ------
                                                                     625  1,380
   Less accumulated depreciation and amortization.................   456    551
                                                                   ----- ------
                                                                   $ 169 $  829
                                                                   ===== ======

5. Impairment of Goodwill

   In connection with the formation and capitalization of Koll-Dove in 1995 as discussed in Note 1, goodwill of $10,000,000 was recorded. This goodwill related solely to the Company's line of business focused on the auction of real estate assets.

   During 1997, it was determined that the opportunities in this line of business were not consistent with the future direction of the Company and, as part of this decision, KMS withdrew as a member. Given the withdrawal of KMS as a member of the Company, management determined that future cash flows from the real estate line of business, if any, would not be sufficient to recover the carrying value of goodwill and the entire remaining balance was written off in 1997 by a charge to earnings of $9,751,000.

6. Notes Payable

   Unsecured notes payable consist of the following (in thousands):

                                                                    December 31,
                                                                    ------------
                                                                    1998   1999
                                                                    ----- ------
   Note payable to shareholder, bearing interest at 8% per annum, due April 2000................................................  $  -- $1,000
                                                                    ===== ======
   Other notes payable:
     Note payable, bearing interest at 8.5% per annum, principal and interest of $34 due quarterly through October 2001......  $ 346 $  220
     Convertible subordinated notes, bearing interest at 5.74% per annum, principal and interest due December 2002 (see Note
      3)..........................................................     --  2,000
                                                                    ----- ------
                                                                    $ 346 $2,220
                                                                    ===== ======

   The aggregate annual principal maturities of the long-term notes as of December 31, 1999 are as follows: 2000--$111,000; 2001--$109,000; and 2002--
$2,000,000.

7. Commitments and Contingencies

Operating Leases

   The Company leases its headquarters office space for approximately $25,000 per month from The Dove Holdings Company, Inc., a related party, through November, 2000. The Company also has entered into

                          DOVEBID, INC. AND SUBSIDIARY
noncancelable operating leases for facilities and equipment with various expiration dates through the year 2005. Future minimum payments under the noncancelable operating leases as of December 31, 1999, are as follows (in thousands):

       2000.............................................................. $  774
       2001..............................................................    484
       2002..............................................................    480
       2003..............................................................    480
       2004..............................................................    480
       Thereafter........................................................    480
                                                                          ------
                                                                          $3,178
                                                                          ======

   Rent expense under all operating leases totaled approximately $439,000, $369,000, and $368,000 during 1997, 1998 and 1999, respectively.

Litigation

   The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

Off Balance Sheet Market Risk

   From time to time, the Company guarantees the auction proceeds to its clients for client owned assets. At December 31, 1999, the Company had provided one such guarantee totaling approximately $2,000,000. The Company assesses these guarantees for any potential losses for the difference between the estimated auction value and the guarantee amount, and reserves for any such probable losses. At December 31, 1999, the Company had accrued for approximately $400,000 of such probable losses.

8.  Stockholders' Equity and Stock Option Plan

   The Company has two classes of authorized stock: common stock and convertible preferred stock. In October 1999, the Company's stockholders approved a decrease in the originally authorized number of shares of common stock from 75,000,000 to 70,000,000, and an increase in authorized preferred stock from 25,000,000 to 30,000,000.

Common Stock

   The Company has issued 33,877,705 shares of common stock as of December 31, 1999. In June 1999, 28,212,121 shares were issued to the Dove Group in exchange for their interest in Dove Partners, Inc. The holder of each share of common stock is entitled to the right of one vote.

   In October 1999, two employees of the Company were granted fully vested options to purchase 125,000 shares of stock at $0.33 per share. These options were exercised in October 1999 with notes payable as consideration. The notes were paid off subsequent to year end.

   In November 1999, the Company's Chief Operating Officer and Chief Financial Officer purchased a total of 5,500,000 shares of stock at $0.33 per share with notes payable to the Company as consideration pursuant to

                          DOVEBID, INC. AND SUBSIDIARY
restricted stock purchase agreements. The agreements grant the Company the right to repurchase any of the unvested shares at its discretion at a price equal to the grant price. The shares vest, and the right to repurchase expires, 25% at the first anniversary of the grant date, and 2.08% per month for the next thirty six months. The notes bear interest at 5.92% per annum and are due on or before the fifth anniversary of the grant date of the options, November 30, 2004. The notes, which are classified as a component of stockholders' equity, are full recourse and are collateralized by shares of common stock owned by the officers. Shares subject to repurchase were 5,500,000 as of December 31, 1999. The weighted-average grant-date fair value of non-option equity grants during 1999 was $0.33.

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of convertible preferred stock plus shares granted and available for grant under the Company's 1999 Stock Option Plan (the Plan). At December 31, 1999, common stock was reserved for issuances as follows:

   Conversion of convertible preferred stock......................... 28,636,363
   Conversion of convertible subordinated debt.......................    100,000
   1999 Stock Option Plan............................................  2,618,500
                                                                      ----------
                                                                      31,354,863
                                                                      ==========

   Holders of common stock are entitled to receive $0.33 as a liquidation preference for each share outstanding.

Convertible Preferred Stock Subject to Redemption

   The Company is authorized to issue 30,000,000 shares of convertible preferred stock in one or more series.

   Convertible preferred stock issued and outstanding is as follows:

                                              December 31, 1999
                              --------------------------------------------------
                                  Shares                 Accumulated
                              Outstanding(1)  Amount(2)   Accretion     Total
                              -------------- ----------- ----------- -----------
   Series A..................   12,090,909   $ 3,869,915  $165,400   $ 4,035,315
   Series B..................   16,545,454    12,592,912   203,600    12,796,512
                                ----------   -----------  --------   -----------
                                28,636,363   $16,462,827  $369,000   $16,831,827
                                ==========   ===========  ========   ===========

--------
(1) The per share issuance price for Series A and Series B was $0.33, and $0.77, respectively.
(2) Amount is net of issuance costs.

   Holders of Series A and Series B convertible preferred stock are entitled to receive annual cumulative dividends of $0.0264 and $0.0616 per share, respectively. Holders of Series A and Series B Convertible Preferred Stock are also entitled to receive a liquidation preference, for each outstanding share, equal to the original issue price of $0.33 and $0.77, respectively.

   After payment of the liquidation preference to Series A and Series B Convertible Preferred Stock and common stock, holders of Series A and Series B Convertible Preferred Stock are entitled to receive, prior and in preference to any common stockholders, an amount equal to accumulated or declared but unpaid dividends, if any, attributable to the Series A and B Convertible Preferred Stock. Following the payment of such liquidation preference, the remaining distributable assets, if any, will be available for distribution to holders of

                          DOVEBID, INC. AND SUBSIDIARY

Series A and Series B Convertible Preferred Stock, on an as converted basis, along with holders of common stock. If the distributable assets are insufficient to permit payment of the preferential amounts, then the entire amount of distributable assets, shall be distributed pro rata among the Series A and B Preferred Stockholders and common stock stockholders in proportion to their respected aggregate liquidation preference amounts.

   Each share of Series A and Series B Convertible Preferred Stock carries voting rights ("Voting Preferred"). Each holder of Voting Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A and Series B held could then be converted.

   Each share of Voting Preferred is convertible, at the option of the holder, into shares of common stock, determined by dividing the sum of the applicable original issue price, as defined in the certificates of incorporation, of Series A and B Convertible Preferred Stock, plus an amount equal to declared or accumulated but unpaid dividends on such share, divided by the then effective conversion price. The conversion price per share for shares of Series A and B Convertible Preferred Stock equals the original issue price subject to adjustments for stock splits, stock dividends, combinations, and recapitalizations. At December 31, 1999, the Conversion Rate for each series of Preferred Stock was one share of common stock for each share of preferred stock.

   In addition, each share of Convertible Preferred Stock is automatically converted into shares of common stock at the then effective conversion price for such share immediately upon the consummation of a firmly underwritten public offering of common stock (other than a registration on Form S-8 or comparable form).

   At any time after June 7, 2002, holders of at least 51% of Series A and Series B Preferred Stock are entitled to cause the Company to redeem all or part of the then outstanding Series A and Series B preferred stock at a price equal to the then fair market value of the Series A and Series B Convertible Preferred Stock, as converted, and common stock, as more fully described in the applicable stock agreements.

Stock Option Plan

   Under the 1999 Stock Option Plan (the "Plan"), the Company offers options to purchase shares of its common stock to employees, including officers and directors of, and consultants to, the Company who are not also employees of the Company. The Company reserved 12,500,000 shares of common stock for issuance through the Plan. The Plan is administered by the Company's Board of Directors. The Board of Directors may award a number of forms of stock-based compensation to eligible participants including incentive and nonqualified stock options which generally vest over a four year period, not to exceed ten years.

   The following summarizes stock option activity and related information during the year ended December 31, 1999:

                                                 Exercise    Weighted Average
                                     Shares        Price      Exercise Price
                                    ---------  ------------- ----------------
   Outstanding at October, 8, 1999
    (Plan inception)
     Granted....................... 3,831,500  $0.33 - $0.77      $0.42
     Exercised.....................  (125,000)          0.33       0.33
     Forfeited.....................        --             --         --
                                    ---------
   Outstanding at December 31,
    1999........................... 3,706,500  $0.33 - $0.77      $0.42
                                    =========
   Options exercisable at December
    31, 1999.......................        --             --         --
                                    =========

                          DOVEBID, INC. AND SUBSIDIARY

   Exercise prices for stock options outstanding as of December 31, 1999 and the weighted average remaining contractual life are as follows:

                                                Weighted-average
       Exercise Price at        Shares             Remaining             Number
       December 31, 1999      Outstanding       Contractual Life       Exercisable
       -----------------      -----------       ----------------       -----------
             $0.33             2,940,000              9.85                  --
             $0.77               766,500              9.92                  --
                               ---------                                   ---
                               3,706,500                                    --
                               =========                                   ===

   As discussed in Note 2, the Company follows APB No. 25 and related interpretations in accounting for its employee and director stock-based awards because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, the Company does not recognize compensation expense with respect to such awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

   The fair value for these awards for the purpose of the alternative fair value disclosures required by SFAS 123 was estimated as of the date of grant using the minimum value options pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. For the purposes of the Company's pro forma disclosures, the fair value of options granted during the period ended December 31, 1999 was determined using the minimum value method with a risk-free interest rate of approximately 5.5%, an expected life of 5 years, and a dividend yield of zero. The weighted-average estimated fair value of options granted during 1999 was $0.50 per share.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except per share amounts):

                                                                     Year ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
       Net Loss attributable to common stockholders:
         As reported...............................................   $(4,141)
         Pro Forma.................................................    (4,176)
       Basic and diluted net loss per common share:
         As reported...............................................   $ (0.15)
         Pro Forma.................................................     (0.15)

   The compensation cost associated with the Company's stock-based compensation plans determined using the minimum value method prescribed above did not result in a material difference from the reported net income for the period from October 8, 1999 (inception) to December 31, 1999. Future pro forma net income results may be materially different from actual amounts reported.

Deferred Stock Compensation

   Deferred compensation represents the aggregate difference, at the date of grant, between the respective exercise price of stock options and the estimated fair value of the underlying stock. Deferred stock-based

                          DOVEBID, INC. AND SUBSIDIARY
compensation is amortized over the vesting period of the underlying options based on an accelerated vesting method, generally four years. Through December 31, 1999, the Company had recorded unearned stock-based compensation of $2.7 million. For 1999, the Company recorded amortization of stock-based compensation of $50,600.

9. Income Taxes

   At December 31, 1999, the Company had net operating loss carryforwards of $4,521,087 for federal income tax purposes that expire in years 2013 to 2015. For financial reporting purposes, a valuation allowance has been recognized in 1999 to offset the deferred tax assets, which primarily related to those carryforwards.

   Due to the "change in ownership" provisions of the Internal Revenue Code, utilization of the net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

   Deferred income taxes reflected the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 are as follows (in thousands):

       Deferred tax liabilities........................................ $    --
       Deferred tax assets:
         Depreciation..................................................       9
         Contribution carryover........................................      12
         Net operating loss carryover..................................   1,854
         Provision for bad debts.......................................      13
         Reserves......................................................     452
                                                                        -------
       Total deferred tax assets.......................................   2,340
       Valuation allowance for deferred tax assets.....................  (2,340)
                                                                        -------
       Net deferred tax liabilities/assets............................. $    --
                                                                        =======

   The federal statutory rate reconciles to the Company's effective tax rate as follows for the year ended December 31, 1999:

       Federal Statutory income tax rate................................  35.00%
       State tax provision, net of federal tax benefit..................   6.51
       Net operating loss carryforward.................................. (33.67)
       Other............................................................  (7.84)
                                                                         ------
       Effective tax rate...............................................   0.00%
                                                                         ======

10. Fair Value of Financial Instruments

   As of December 31, 1998 and 1999, the respective carrying values of the Company's financial instruments, which include cash and cash equivalents, cash in trust, accounts receivable, accounts payable and accrued expenses, and debt approximated their fair values. Carrying values were estimated to approximate fair values for these financial instruments as they are short-term in nature and are receivable or payable on demand.

                          DOVEBID, INC. AND SUBSIDIARY

11. Other Events Subsequent to Date of Auditor's Report (Unaudited)

Initial Public Offering (IPO)

   The Company intends to file an S-1 registration document in August 2000 with the Securities and Exchange Commission relating to an initial public offering of shares of its unissued common stock. If the IPO is consummated under the terms presently anticipated, all of the preferred stock and convertible debt outstanding will automatically convert into common stock. The pro forma effect on basic and diluted net loss per common share, as adjusted for the assumed conversion of the preferred stock and convertible debt, is set forth in the accompanying statement of operations, and in Note 3 under Net income (loss) per Common Share.

Series C Convertible Preferred Stock Financing

   Subsequent to year end, the Company issued 49,912,891 shares of Series C preferred stock at a price of $2.67 per share. Each share of Series C preferred stock is convertible into one share of common stock. All holders of Series C shares have dividend, liquidation preferences and redemption rights substantially the same as holders of Series A and Series B convertible preferred stock.

Business Acquisitions

   Subsequent to year end, the Company completed the acquisitions of Greenwich Industrial Services, LLC; AccuVal Associates, Inc; Philip Pollack & Company, Inc.; Haltek Electronics dba Test Lab Company; Norman Levy Associates, Inc.; One Web Place, Inc.; Robert Carl Corporation; Fairfield Industries B.V.; Champion Computer Products, Inc.; Victor Morris Team Pte Ltd; C.L. Van Beusekom B.V., and Masongreene Australasia Pty Ltd.

Preferred Stock Dividend

   In February 2000, the Board of Directors effected a 1.03221917 to one stock dividend on the outstanding shares of Series A Convertible Preferred Stock and a 1.01643835 to one stock dividend on the outstanding shares of Series B Convertible Preferred Stock. Subsequent to the issuance of the Preferred Stock dividend, the conversion ratio of Series A and B Convertible Preferred Stock to common stock was one to one.

Line of Credit to Dealer

   In March 2000 the Company entered into a line of credit agreement with a dealer for an extension of up to $3.0 million of advances for the dealer's acquisition of assets to be sold on the Company's marketplace. This secured line of credit expires in August 2000 or earlier if the Company requests.

Asset Supply Arrangement

   In March 2000 the Company signed an agreement with Comdisco, a leasing and finance company, whereby the Company's customers have access to a full-range of Comdisco's asset management and leasing services for their capital assets. In addition, the Company has specific rights to auction assets being sold by Comdisco that fall within two of the Company's vertical markets for an initial period of one year subject to the Company's satisfactory performance under the contract. The Company has purchased $13.0 million (before the writen down of $8.2 million) of assets from Comdisco for a combination of Series C Convertible preferred stock and cash. The cash portion is due prior to March 31, 2000.

                          DOVEBID, INC. AND SUBSIDIARY

Commitments

   In connection with the acquisitions described above the Company assumed certain long-term facilities leases.

12. Impact of the Year 2000 (Unaudited)

   In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated

   We have audited the accompanying combined balance sheets of AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated (collectively, the "Company") as of December 31, 1998 and 1999, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1998 and 1999, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
March 3, 2000
Milwaukee, Wisconsin

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

                            COMBINED BALANCE SHEETS

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
                                                                 (in thousands)
Assets
Current assets:
  Cash and cash equivalents.................................... $   353 $   667
  Accounts receivable..........................................     195     373
  Unbilled costs and expenses..................................      55       6
  Other current assets.........................................      35      19
                                                                ------- -------
    Total current assets.......................................     638   1,065
Software development costs, net................................     193     303
Property and equipment, net....................................     244     263
                                                                ------- -------
    Total assets............................................... $ 1,075 $ 1,631
                                                                ======= =======
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable............................................. $    56 $    65
  Accrued wages and payroll taxes..............................     108     121
  Accrued profit sharing.......................................      44      73
  Accrued vacation.............................................      76      79
  Deposits.....................................................       6       4
  Due to related parties.......................................      --       4
                                                                ------- -------
    Total current liabilities..................................     290     346
Commitments
Shareholders' equity:
  Common stock.................................................      20      20
  Retained earnings............................................     765   1,265
                                                                ------- -------
    Total shareholders' equity.................................     785   1,285
                                                                ------- -------
    Total liabilities and shareholders' equity................. $ 1,075 $ 1,631
                                                                ======= =======

                            See accompanying notes.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 Year ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
Revenues:
  Appraisal services.......................................... $ 2,792  $ 3,382
  Auction commissions.........................................     279      286
                                                               -------  -------
                                                                 3,071    3,668
Costs of revenues.............................................     488      590
                                                               -------  -------
Gross profit..................................................   2,583    3,078
General and administrative expense............................   1,819    2,169
Depreciation and amortization.................................     137      203
                                                               -------  -------
Income from operations........................................     627      706
Other (expense) income:
  Interest income.............................................      14       18
  Other.......................................................       5       (1)
                                                               -------  -------
                                                                    19       17
                                                               -------  -------
Net income....................................................     646      723
Retained earnings--beginning of year..........................     466      765
Distributions to shareholders.................................    (347)    (223)
                                                               -------  -------
Retained earnings--end of year................................ $   765  $ 1,265
                                                               =======  =======


                            See accompanying notes.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

                       COMBINED STATEMENTS OF CASH FLOWS

                                                     Year ended December 31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
                                                         (in thousands)
Operating activities
Net income.......................................... $       646  $       723
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation......................................          63           68
  Amortization of software development costs........          74          135
  Gain on sale of equipment.........................          (7)          --
  Changes in operating assets and liabilities:
   Accounts receivable..............................         102         (178)
   Unbilled costs and expenses......................         (33)          49
   Other current assets.............................         (13)          16
   Accounts payable.................................           6            9
   Accrued liabilities and deposits.................         (11)          43
   Due to related parties...........................          --            4
                                                     -----------  -----------
    Total adjustments...............................         181          146
                                                     -----------  -----------
Net cash provided by operating activities...........         827          869
Investing activities
Purchases of property and equipment.................        (123)         (87)
Proceeds from sale of equipment.....................          12           --
Payment of software development costs...............        (163)        (245)
                                                     -----------  -----------
Net cash used in investing activities...............        (274)        (332)
Financing activities
Distributions to shareholders.......................        (347)        (223)
                                                     -----------  -----------
Net cash used in financing activities...............        (347)        (223)
                                                     -----------  -----------
Increase in cash and cash equivalents...............         206          314
Cash and cash equivalents at beginning of year......         147          353
                                                     -----------  -----------
Cash and cash equivalents at end of year............ $       353  $       667
                                                     ===========  ===========

                            See accompanying notes.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     Years Ended December 31, 1998 and 1999

1. Nature of Business and Significant Accounting Policies

Basis of Presentation and Nature of Operations

   The accompanying financial statements represent the combined financial statements of AccuVal Associates, Incorporated ("AccuVal") and LiquiTec Industries, Incorporated ("LiquiTec") (collectively, the "Company"). AccuVal and LiquiTec are both equally owned by two individual shareholders and are in related lines of business. As such, management believes there is adequate support for presenting combined financial statements. All significant intercompany transactions have been eliminated in combination.

   AccuVal performs appraisal and consulting services in a variety of industries throughout North America and on a limited international basis. These services are provided to companies, lenders and buyers seeking advice on the value of businesses, inventory, tangible and intangible assets.

   LiquiTec provides liquidation services to a variety of parties including lenders, attorneys, bankruptcy courts and others seeking to dispose of tangible personal and real property. These services include coordination, marketing, preparation, conduction and accounting for the sale of assets. These services are provided throughout North America and are typically provided on a commission basis as a percentage of the liquidation sales proceeds.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue recognition

   AccuVal recognizes revenue from appraisal fees as the revenue is earned (measured by delivery of the appraisal report) utilizing the completed contract method of accounting for these relatively short-term contracts. Deposits received on appraisal projects are deferred until completion of the appraisal report. Costs and expenses are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses in the accompanying combined balance sheets until the matching revenue is earned. Costs and expenses projected to exceed revenues are immediately expensed.

   Auction commission revenue of LiquiTec is generally recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

Advertising and Marketing Costs

   The Company expenses all advertising and marketing costs as incurred which totaled approximately $43,000 and $29,000 for the years ended December 31, 1998 and 1999, respectively.

Cash Equivalents

   The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. For such investments, cost approximates fair value.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

Concentrations of Credit Risk

   The Company's cash and cash equivalents include deposits and overnight investments primarily in one financial institution and had a net balance that exceeded FDIC insurance levels at December 31, 1998 and 1999, by approximately $253,000 and $567,000, respectively.

   The Company typically does not require collateral or other security of its customers.

   In 1998, sales to two customers amounted to approximately 23% of total revenues. There were no sales to individual customers in excess of 10% of total revenues in 1999.

Software Development Costs

   The Company follows the provisions of Statement of Position (SOP) 98-1, "Accounting For The Costs Of Computer Software Developed Or Obtained For Internal Use," which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years, the estimated useful life of the software. Accumulated amortization of software development costs totaled approximately $143,000 and $278,000 at December 31, 1998 and 1999, respectively.

Property and Equipment

   Properly and equipment are stated at cost. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives. The composition of property and equipment and related useful lives are as follows:

                                                               December 31,
                                              Useful Lives in ----------------
                                                   Years       1998     1999
                                              --------------- -------  -------
                                                              (in thousands)
   Computer equipment........................        5        $   138  $   190
   Computer software.........................        3             25       35
   Business machines.........................        5             70       75
   Office equipment..........................        5             65       67
   Furniture and fixtures....................        7            119      128
   Vehicles..................................        7            107      107
   Leasehold improvements....................      7-15            19       28
                                                              -------  -------
                                                                  543      630
   Less accumulated depreciation.............                    (299)    (367)
                                                              -------  -------
                                                              $   244  $   263
                                                              =======  =======

2. Income Taxes

   AccuVal and LiquiTec are subject to the provisions of Subchapter S of the Internal Revenue Code and the tax code of Wisconsin. Accordingly, these financial statements reflect no provision or liability for federal or Wisconsin income taxes because federal and Wisconsin taxes on the income of AccuVal and LiquiTec are attributed directly to the individual shareholders.

3. Related-Party Transactions

   AccuVal and LiquiTec have certain transactions in the ordinary course of business with its shareholders and related companies. The Company leases its corporate headquarters from the shareholders and paid rent of

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED approximately $117,000 each for the years ended December 31, 1998 and 1999. The Company also rented storage space from an affiliated company which is under common ownership with AccuVal and LiquiTec. Total payments for this storage space amounted to $6,500 and $5,500 for the years ended December 31, 1998 and 1999, respectively.

4. Financing

   The Company maintained a $1,000,000 line of credit with a bank which was canceled February 24, 2000. Interest was payable monthly at LIBOR plus 2.25%. There were no borrowings outstanding under this line of credit as of December 31, 1998 and 1999. The note was secured by all of the Company's assets and the personal guarantees of the shareholders.

5. Benefit Plan

   AccuVal and LiquiTec sponsor a profit-sharing plan for substantially all employees. The Company recorded profit sharing expense of approximately $79,000 and $105,000 for the years ended December 31, 1998 and 1999, respectively.

6. Commitments

   As described in Note 3, the Company leases its corporate headquarters from the shareholders. The lease term is for one year and is renewed annually on December 31 of each year. Minimum rental payments for 2000 under this agreement are $117,000 and the Company is required to pay the real estate taxes.

   The Company also has a lease commitment to rent storage space from an affiliated company which is under common ownership. This agreement is also renewed annually on December 31 of each year. Minimum rental payments for 2000 under this agreement are $6,000.

7. Shareholders' Equity

   AccuVal has the authority to issue 2,800 shares of no par value common stock. As of December 31, 1998 and 1999, 200 shares are issued and outstanding. Consideration for these shares totaled $10,000.

   LiquiTec has the authority to issue 2,800 shares of no par value common stock. As of December 31, 1998 and 1999, 200 shares are issued and outstanding. Consideration for these shares totaled $10,000.

8. Sale of Company

   On March 3, 2000, the Company sold all of the issued and outstanding shares of stock of AccuVal and LiquiTec to DoveBid, Inc. for approximately $5.5 million. The total consideration consisted of $1.65 million in cash, $2.85 million in a convertible note and a $1 million holdback note payable in cash at a later date.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Members
Greenwich Industrial Services, LLC

   We have audited the accompanying balance sheets of Greenwich Industrial Services, LLC as of December 31, 1998 and 1999, and the related statements of operations and members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenwich Industrial Services, LLC at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
March 8, 2000
Stamford, Connecticut

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                                                             December 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
Assets
Current assets:
  Cash.................................................  $  509,956  $  767,982
  Cash held in escrow..................................     332,930      45,973
  Accounts receivable..................................     348,443     306,556
  Accounts receivable, affiliate.......................         --       22,300
  Due from members (Note 6)............................      46,354         --
  Equipment held for resale............................     282,657     139,470
  Prepaid expenses and deposits........................         --       21,716
                                                         ----------  ----------
    Total current assets...............................   1,520,340   1,303,997
Property and equipment, net of accumulated depreciation
 (Notes 3).............................................       6,805     400,976
Organization costs, net of accumulated amortization
 (1998-$9,240).........................................      13,225         --
                                                         ----------  ----------
    Total assets.......................................  $1,540,370  $1,704,973
                                                         ==========  ==========
Liabilities and Members' Equity
Current liabilities:
  Current portion of long-term debt (Note 5)...........  $      --   $   10,625
  Accounts payable and accrued expenses................     133,473     143,286
  Due to customers.....................................     494,149         --
  Due to affiliate.....................................      96,159         --
  Sales tax payable....................................      96,524      14,117
                                                         ----------  ----------
    Total current liabilities..........................     820,305     168,028
Long-term debt, net of current portion (Note 5)........         --      194,792
Commitments (Note 7)
Members' equity........................................     721,065   1,342,153
Less subscription receivable...........................      (1,000)        --
                                                         ----------  ----------
    Total members' equity..............................     720,065   1,342,153
                                                         ----------  ----------
    Total liabilities and members' equity..............  $1,540,370  $1,704,973
                                                         ==========  ==========

                            See accompanying notes.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                                          Year ended December
                                                                  31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
Revenues:
  Auction............................................... $9,055,411  $7,529,412
  Appraisal.............................................    319,855     304,308
                                                         ----------  ----------
    Total revenues...................................... $9,375,266   7,833,720
Operating Expenses:
  Direct auction costs..................................  7,907,833   5,876,045
  Selling, general and administrative...................    864,638   1,187,030
  Depreciation and amortization.........................     11,120      25,078
                                                         ----------  ----------
    Total operating expenses............................  8,783,591   7,088,153
                                                         ----------  ----------
Income from operations..................................    591,675     745,567

Other income (expense):
  Interest expense......................................    (16,099)    (44,366)
  Interest income.......................................     37,531      53,539
  Other.................................................      1,461      35,143
                                                         ----------  ----------
                                                             22,893      44,316
Net income..............................................    614,568     789,883
Members' equity, beginning of year......................    280,497     720,065
Less distributions......................................   (175,000)   (167,795)
                                                         ----------  ----------
Members' equity, end of year............................ $  720,065  $1,342,153
                                                         ==========  ==========


                            See accompanying notes.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                            Year ended
                                                           December 31,
                                                       ----------------------
                                                          1998        1999
                                                       -----------  ---------
Cash flows from operating activities
Net income............................................ $   614,568  $ 789,883
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.......................      11,120     25,078
  Accounts receivable.................................    (298,351)    41,887
  Accounts receivable, affiliate......................          --    (22,300)
  Equipment held for resale...........................    (282,657)   143,187
  Prepaid expenses and deposits.......................     290,456    (21,716)
  Accounts payable and accrued expenses...............       3,754      9,813
  Due to affiliate....................................      96,159    (96,159)
  Due to customers....................................    (978,213)  (494,149)
  Sales tax payable...................................    (216,894)   (82,407)
                                                       -----------  ---------
Net cash provided by (used in) operating activities...    (760,058)   293,117

Cash flows from investing activities
Advances (to) from members............................     (44,954)    46,354
Acquisition of furniture and equipment................          --   (406,024)
Organization costs....................................     (17,615)        --
                                                       -----------  ---------
Net cash used in investing activities.................     (62,569)  (359,670)

Cash flows from financing activities
Proceeds from borrowing...............................          --    212,500
Principal payments in note payable....................          --     (7,083)
Distributions to members..............................    (175,000)  (167,795)
Repayments to member..................................     (32,726)        --
                                                       -----------  ---------
Net cash provided by (used in) financing activities...    (207,726)    37,622
                                                       -----------  ---------
Net decrease in cash..................................  (1,030,353)   (28,931)
Cash, beginning of year...............................   1,873,239    842,886
                                                       -----------  ---------
Cash, end of year..................................... $   842,886  $ 813,955
                                                       ===========  =========
Supplemental disclosures of cash flow information
Interest paid......................................... $    16,099  $  44,366
                                                       ===========  =========


                            See accompanying notes.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1999

1. Organization and Business

   Greenwich Industrial Services, LLC (the "Company") was formed as a Connecticut Limited Liability Company in April 1997 to perform appraisals, auctions, asset recovery and liquidation of equipment owned by others throughout the world.

   The Company was 96% owned by Greenwich Financial Group, Inc., whose owner is also the 100% owner of Avatar Alliance, L.P. (an affiliate) with the remaining 4% owned by its current members. During 1999, the current members purchased the entire interest of Greenwich Financial Group, Inc.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of the Company's financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Actual amounts could differ from those estimates.

Income Taxes

   The Company is not subject to federal income taxes and no provision for federal income taxes is made in the financial statements. The Company's operating results are included in the respective member's federal income tax returns.

Cash Held in Escrow / Due To Customers

   The Company generally collects the gross proceeds from an auction on behalf of the selling parties and holds such proceeds in an escrow account until the final settlement date of the auction. These amounts are classified as cash held in escrow in the accompanying balance sheets. Cash held in escrow is excluded from cash for purposes of the statements of cash flows.

   The portion of the proceeds that must be remitted to the owner of the goods that were sold during an auction is reflected as due to customers in the accompanying balance sheets, net of the Company's commissions and expense reimbursements that have not been disbursed from the escrow account.

Accounts Receivable, Affiliate / Due to Affiliate

   Accounts receivable, affiliate at December 31, 1999 represents the Company's share of proceeds related to the sale of airframe equipment due from Avatar Alliance, L.P. Due to affiliate at December 31, 1998 represents funds due to Avatar Alliance, L.P. for the Company's portion of the charges related to the sharing of office space.

Equipment Held for Resale

   Equipment held for resale represents equipment not sold at an initial auction. The equipment is stated at the lower of cost or market based on a specific identification method.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed on a straight line basis over the estimated useful lives of the related assets. The useful lives range from three years for computer equipment and furniture and fixtures to thirty-nine years for the building.

Revenue Recognition

   Commission income from auctions is recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

   Revenue and cost of sales from auctions of the Company's own inventory are recognized upon sale and shipment of the equipment and after resolution of any significant uncertainties as to ultimate collection of auction proceeds.

   Revenues from appraisal and other services are recognized when the services are performed. Costs related to appraisal services are included within general and administrative expenses in the accompanying statements of operations and member's equity.

Organization Costs

   Organization costs were fully amortized in 1999. Prior to 1999 such costs were being amortized on a straight-line basis over five years. Amortization expense for the years ended December 31, 1998 and 1999 was $8,512 and $13,225, respectively.

Employee Retirement Plan

   The Company participates in a 401(k) Plan sponsored and administered by an affiliate. The Plan covers substantially all employees who are allowed to contribute a percentage of salary, based on certain parameters as defined in the Plan. The Company does not match any contributions. No fees are charged to the Company for Plan administration.

Advertising Costs

   Advertising costs are expensed as incurred. Total advertising expenses were $179,475 and $298,330 for the years ended December 31, 1998 and 1999, respectively.


Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash in escrow and accounts receivable. Cash and cash in escrow are deposited with high credit, quality financial institutions. As of December 31, 1998 and 1999, the Company has no significant concentrations of credit risk. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars.

Fair Value of Financial Instruments

   As of December 31, 1998 and 1999, the respective carrying values of the Company's financial instruments approximated their fair values. These financial instruments include cash, due from members, accounts payable,

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

accrued expenses, due to customers and debt. Carrying values were estimated to approximate fair values for these financial instruments as they are short-term in nature and are receivable or payable on demand.

3. Property and Equipment

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
Building..................................................... $    --  $344,268
Office equipment.............................................  11,368    73,124
                                                              -------  --------
                                                               11,368   417,392
Less accumulated depreciation................................  (4,563)  (16,416)
                                                              -------  --------
                                                              $ 6,805  $400,976
                                                              =======  ========

   Depreciation expense for the years ended December 31, 1998 and 1999 was $2,608 and $11,853, respectively.

4. Note Payable--Bank

   In September 1998, the Company secured a line of credit with a bank for up to $5 million. The agreement allows for borrowings against qualified asset purchase and auction service transactions and allows the Company to issue letters of credit against specified transactions. Interest is payable monthly based on either the bank's prime rate plus .25% or LIBOR plus 2.5%. The agreement expires in June 2001. Borrowings are secured by the underlying assets acquired and are also personally guaranteed by the Company's members.

   As of December 31, 1998 and 1999, there were no outstanding borrowings. In 1999, the Company had issued a letter of credit in the amount of $250,000 which expired on January 7, 2000.

5. Long-Term Debt

   The note payable is payable through monthly payments of $885 plus interest calculated at either the bank's prime rate plus .25% or
    LIBOR plus 2.5%. The interest rate at December 31, 1999 was
    8.48%. Loan matures in April 2009 with a balloon payment for remaining balance secured by the building and guarantee of the
    Company's members...............................................  $205,417
   Less current portion.............................................   (10,625)
                                                                      --------
                                                                      $194,792
                                                                      ========

   Maturities of long-term debt are as follows:

      Year ending December 31:
        2000........................................................... $ 10,625
        2001...........................................................   10,625
        2002...........................................................   10,625
        2003...........................................................   10,625
        2004...........................................................   10,625
        Thereafter.....................................................  152,292
                                                                        --------
                                                                        $205,417
                                                                        ========

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6. Related Party Transactions

Due from Member

   The Company advanced and borrowed funds on an as needed basis from its affiliate during 1998. The advances has an interest rate at 9% and were payable on demand. All advances have been repaid in 1999.

Expense Allocation

   The Company shares office space with other companies affiliated through common ownership. Allocated expenses to the Company totaled $90,223 and $23,316 in 1998 and 1999, respectively.

7. Commitments

Leases

   During 1999, the Company leased certain equipment under noncancellable operating leases expiring at various times through September 2000. Future minimum lease payments totaled $9,158 and extend through September 30, 2000.

   Rent expense was $14,760 in 1999, and related to a charge for office equipment. In 1998 rent expense was changed through the allocation from its affiliate.

8. Limited Liability Company Agreement

   Under the terms of the LLC Agreement (the "Agreement"), the proportionate interest of the members in the Company's net profits, net losses, and other items of net income, gain or loss is equal to their percentage interest in the LLC. The Agreement expires March 31, 2027. The Agreement provides that no member shall be liable for the liabilities of the Company. Any member may assign all or any portion of his membership interest to any other member upon prior written notice to the manager. Upon dissolution of the Company, the property of the Company will be distributed as follows: (a) to creditors in satisfaction of Company liabilities and (b) to the members in proportion to their percentage interests.

9. Subsequent Event

   Effective February 29, 2000, the Company was acquired by DoveBid, Inc.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Haltek Electronics dba Test Lab

   We have audited the accompanying balance sheets of Haltek Electronics dba Test Lab ("the Company") as of June 30, 1999 and December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1999 and the six months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haltek Electronics at June 30, 1999 and December 31, 1999, and the results of its operations and its cash flows for the year ended June 30, 1999 and the six months ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
March 2, 2000
San Francisco, California

                        HALTEK ELECTRONICS DBA TEST LAB

                                 BALANCE SHEETS

                                                  June 30,
                                           ----------------------- December 31,
                                              1998        1999         1999
                                           ----------- ----------- ------------
                                           (unaudited)
Assets
Current assets:
  Cash and cash equivalents............... $   281,312 $   476,540 $   448,612
  Accounts receivable, net of allowance
   for doubtful accounts of $5,000 at June
   30, 1998 and $6,000 at June 30, 1999
   and December 31, 1999..................     627,902     673,167   1,427,094
  Inventory...............................   2,777,095   2,461,212   2,762,260
  Other assets............................      83,384       9,211       7,732
                                           ----------- ----------- -----------
    Total current assets..................   3,769,693   3,620,130   4,645,698
Fixed assets, net.........................     208,334     197,572     195,988
Other assets..............................      46,280      52,443      52,443
Deferred tax asset........................          --       1,488      34,831
                                           ----------- ----------- -----------
    Total assets.......................... $ 4,024,307 $ 3,871,633 $ 4,928,960
                                           =========== =========== ===========
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable........................ $   418,767 $   504,392 $   701,064
  Accrued expenses........................     195,474     208,170     161,381
  Bank line of credit.....................     461,500          --          --
  Income taxes payable....................          --          --     425,108
  Current portion of notes payable--
   shareholder............................     115,075     427,359     347,128
                                           ----------- ----------- -----------
    Total current liabilities.............   1,190,816   1,139,921   1,634,681
Notes payable--shareholder, less current
 portion..................................     707,768     584,763     516,799
Other liabilities.........................      10,000      10,000          --
Shareholders' equity:
  Common stock, no par value: Authorized
   shares--1,000,000 Issued and
   outstanding shares--267,499 in 1998 and
   1999...................................      40,365      40,365      40,365
  Retained earnings.......................   2,075,358   2,096,584   2,737,115
                                           ----------- ----------- -----------
    Total shareholders' equity............   2,115,723   2,136,949   2,777,480
                                           ----------- ----------- -----------
    Total liabilities and shareholders'
     equity............................... $ 4,024,307 $ 3,871,633 $ 4,928,960
                                           =========== =========== ===========

                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                            STATEMENTS OF OPERATIONS

                                                     Six months  Twelve months
                            Year ended June 30,        ended         ended
                           -----------------------  December 31, December 31,
                              1998         1999         1999         1999
                           -----------  ----------  ------------ -------------
                           (unaudited)                            (unaudited)
Revenues.................. $6,866,438   $5,942,365   $4,263,943   $7,399,729
Cost of revenues..........  4,581,552    4,143,208    2,329,726    4,827,604
                           ----------   ----------   ----------   ----------
Gross profit..............  2,284,886    1,799,157    1,934,217    2,572,125
                           ----------   ----------   ----------   ----------
Operating expenses:
  Sales and marketing.....    106,104       86,265       65,300      100,709
  General and
   administrative.........  2,122,434    1,596,886      771,797    1,591,611
                           ----------   ----------   ----------   ----------
    Total operating
     expenses.............  2,228,538    1,683,151      837,097    1,692,320
                           ----------   ----------   ----------   ----------
Income from operations....     56,348      116,006    1,097,120      879,805
Interest income...........     16,285       13,075           --        6,833
Interest expense..........    (92,082)    (100,787)     (31,481)     (89,153)
                           ----------   ----------   ----------   ----------
Net (loss) income before
 taxes on income..........    (19,449)      28,294    1,065,639      797,485
Taxes on income...........      4,744       (7,068)    (425,108)    (318,291)
                           ----------   ----------   ----------   ----------
Net (loss) income ........ $  (14,705)  $   21,226   $  640,531   $  479,194
                           ==========   ==========   ==========   ==========


                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                            Common Stock  Additional                 Total
                           --------------  Paid In    Retained   Shareholders'
                           Shares  Amount  Capital    Earnings      Equity
                           ------- ------ ---------- ----------  -------------
Balances at June 30, 1997
 (unaudited).............. 267,499  $ --   $40,365   $2,090,063   $2,130,428
  Net loss (unaudited)....      --    --        --      (14,705)     (14,705)
                           -------  ----   -------   ----------   ----------
Balances at June 30, 1998
 (unaudited).............. 267,499    --    40,365    2,075,358    2,115,723
  Net income..............      --    --        --       21,226       21,226
                           -------  ----   -------   ----------   ----------
Balances at June 30,
 1999..................... 267,499    --    40,365    2,096,584    2,136,949
  Net income..............      --    --        --      640,531      640,531
                           -------  ----   -------   ----------   ----------
Balances at December 31,
 1999..................... 267,499  $ --   $40,365   $2,737,115   $2,777,480
                           =======  ====   =======   ==========   ==========



                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                            STATEMENTS OF CASH FLOWS

                                                                    Six months
                                             Year ended June 30,      ended
                                            ---------------------  December 31,
                                               1998       1999         1999
                                            ----------- ---------  ------------
                                            (Unaudited)
Operating activities
Net income (loss).........................   $ (14,705) $  21,226   $ 640,531
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operating activities:
  Depreciation............................      15,763     20,466       5,040
  Deferred tax asset......................         --      (1,488)    (33,343)
Change in operating assets and
 liabilities:
  Accounts receivable.....................     477,295    (45,265)   (753,927)
  Inventory...............................    (187,052)   315,883    (301,048)
  Other assets............................     (83,384)    74,173       1,479
  Accounts payable........................    (208,016)    85,625     196,672
  Cash overdraft..........................    (205,507)        --          --
  Accrued expenses........................      (3,909)    12,696     (46,789)
  Income taxes payable....................          --         --     425,108
  Other liabilities.......................          --         --     (10,000)
                                             ---------  ---------   ---------
Net cash (used in) provided by operating
 activities...............................    (209,515)   483,316     123,723
Investing activities
Purchases of property and equipment.......      (3,159)    (9,704)     (3,456)
Increase in cash surrender value of
 officers' life insurance.................      (3,600)    (6,163)         --
                                             ---------  ---------   ---------
Net cash used in investing activities.....      (6,759)   (15,867)     (3,456)
Financing activities
Proceeds from notes payable to
 shareholders.............................          --    392,284          --
Principal payments to shareholders........    (216,611)  (203,005)   (148,195)
Line of credit............................     714,197   (461,500)         --
                                             ---------  ---------   ---------
Net cash provided by (used in) financing
 activities...............................     497,586   (272,221)   (148,195)
                                             ---------  ---------   ---------
Net increase (decrease) in cash...........     281,312    195,228     (27,928)
Cash and cash equivalents at beginning of
 year.....................................          --    281,312     476,540
                                             ---------  ---------   ---------
Cash and cash equivalents at end of year..   $ 281,312  $ 476,540   $ 448,612
                                             =========  =========   =========
Supplemental disclosure of cash flows
 information
Interest paid.............................   $  92,082  $ 100,787   $  31,481
                                             =========  =========   =========
Supplemental disclosure--noncash
 transactions
Write off fully depreciated fixed assets..   $      --  $   3,159   $   9,704
                                             =========  =========   =========

                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   Haltek Electronics (the "Company") was incorporated in 1973. The Company purchases used electronic test and measurement equipment and refurbishes it for resale.

   On February 29, 2000, Dovebid, Inc., acquired all of the Company's outstanding shares of common stock, at which time the Company became a wholly owned subsidiary of Dovebid, Inc.

2. Summary of Significant Accounting Policies:

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

   Concentrations of Credit Risk and Credit Evaluations--Financial instrument, which subject the Company to concentrations of credit risk consists primarily of trade accounts receivable. For years ended June 30, 1998 (unaudited) and 1999 and the six months ended December 31, 1999, no single customer accounted for greater than 10% of net revenue.

   Fixed Assets--Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is computed using accelerated methods (which approximates the straight line method) over the estimated useful lives of the related assets, which range from five to seven years.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   Revenue Recognition--The Company's revenues are derived primarily from the resale of used laboratory equipment. The Company recognizes revenues as equipment is shipped.

   The Company has incurred a nominal amount of warranty expense in past years and management does not expect that warranty costs will be material in the future.

   Inventory--Inventory consists of used laboratory equipment that is refurbished for resale. Inventory is stated at the lower of cost or market value.

   Recent Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Financial Instruments and for Hedging Activities" ("SFAS 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This Statement is effective for fiscal years beginning after June 15, 1999. The Company adopted SFAS 133 in 1999. The adoption of SFAS 133 did not have a material impact on the Company's financial statements.

3. Bank Line of Credit:

   As of June 30, 1999 and December 31, 1999, the Company had available an unused line of credit with a bank. The line of credit provides that the Company may borrow up to $700,000 until January 1, 2000, at the bank's prime rate plus .50% (9.25% at December 31, 1999). As of June 30, 1998 (unaudited) the line of credit was $500,000 and the Company had drawn $461,500.

   The line of credit is secured by the Company's assets and is guaranteed by one of the major shareholders.

                        HALTEK ELECTRONICS DBA TEST LAB

4. Notes Payable--Shareholder:

   Notes payable--shareholder consisted of the following:

                                                  June 30,
                                           ---------------------- December 31,
                                              1998        1999        1999
                                           ----------- ---------- ------------
                                           (unaudited)
Note payable, shareholder, secured by the
 assets of the Company, monthly
 installments of $14,916, interest rate of
 8% per annum, maturing April 1, 2004.....  $ 822,843  $  707,768   $643,927
Note payable, shareholder, secured by the
 assets of the Company, monthly
 installments paid from available cash,
 accruing interest rate of 8% per annum,
 principal and accrued interest are due on
 demand...................................         --     304,354    220,000
                                            ---------  ----------   --------
                                              822,843   1,012,122    863,927
Less current portion......................    115,075     427,359    347,128
                                            ---------  ----------   --------
                                            $ 707,768  $  584,763   $516,799
                                            =========  ==========   ========

   Maturities of notes payable--shareholder were as follows, for the year ending December 31:

       2000............................................................ $347,128
       2001............................................................  148,450
       2002............................................................  155,171
       2003............................................................  124,774
       2004............................................................   88,404
                                                                        --------
                                                                        $863,927
                                                                        ========

5. Related Party Transactions:

   The Company leases certain office space on a month to month operating lease from a shareholder.

   For the years ended June 30, 1998 (unaudited) and 1999 and the six months ended December 31, 1999, the Company paid rent expense to the shareholder of $72,250, $165,000 and $161,000, respectively and is included in general and administrative expenses in the statement of operations.

6. Income Taxes:

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of the years ended June 30, 1998 (unaudited) and June 30, 1999 and the six months ended December 31, 1999 are as follows:

                                                      June 30,
                                                 ------------------ December 31,
                                                    1998      1999      1999
                                                 ----------- ------ ------------
                                                 (unaudited)
   Deferred tax assets:
     Bad Debt Allowance.........................    $ --     $1,192   $ 2,570
     State Taxes................................      --        296    32,261
                                                    -----    ------   -------
       Total Deferred tax assets................      --      1,488    34,831
                                                    -----    ------   -------
   Net Deferred tax asset (liability)...........    $ --     $1,488   $34,831
                                                    =====    ======   =======

                        HALTEK ELECTRONICS DBA TEST LAB

   For financial reporting purposes, the provision for income taxes consists of the following for the years ended June 30, 1998 (unaudited) and June 30, 1999 and for the six months ended December 31, 1999.

                                                     June 30,
                                                ------------------  December 31,
                                                   1998      1999       1999
                                                ----------- ------  ------------
                                                (unaudited)
   Current
     Federal...................................  $(10,522)  $5,339    $363,370
     State.....................................      (546)   3,217      94,428
                                                 --------   ------    --------
       Total Current...........................   (11,068)   8,556     457,798
                                                 --------   ------    --------
   Deferred
     Federal...................................     6,324   (1,046)    (32,601)
     State.....................................       --      (442)        (89)
                                                 --------   ------    --------
       Total Deferred..........................     6,324   (1,488)    (32,689)
                                                 --------   ------    --------
     Total Tax Provision.......................  $ (4,744)  $7,068    $425,108
                                                 ========   ======    ========

   The federal statutory rate reconciles to the Company's effective tax rate as follows for the year ended June 30, 1998 (unaudited) and June 30, 1999 and for the six months ended December 31, 1999.

                                                           June 30, December 31,
                                                             1999       1999
                                                           -------- ------------
   Federal Statutory income tax rate......................  15.00%     34.00%
   State tax provision, net of federal tax benefit........   8.34       5.83
   Other..................................................   1.64       0.06
                                                            -----      -----
   Effective tax rate.....................................  24.98%     39.89%
                                                            =====      =====

7. Retirement Plan:

   The Company has a retirement SEP/IRA plan for the employees of the Company. Contributions by the Company to the plan are discretionary and no amounts are contributed by the employees. There were no contributions to the plan for the year ended December 31, 1999. Contribution expense and amounts accrued for the years ended June 30, 1998 (unaudited) and 1999 and for the six months ended December 31, 1999 were $120,000, $110,000 and $60,000, respectively.

   The Company was purchased subsequent to February 29, 2000 and it is intended that the plan will be dissolved with the funds being rolled over into new plans.

8. Unaudited Information:

   The statements of operations for the twelve months ended December 31, 1999 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial operations for that period.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Philip Pollack & Co., Inc.

   We have audited the accompanying balance sheets of Philip Pollack & Co., Inc. as of December 31, 1999, February 28, 1999, and February 28, 1998, and the related statements of income and retained earnings and cash flows for the ten month period ended December 31, 1999 and years ended February 28, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Philip Pollack & Co., Inc. at December 31, 1999, February 28, 1999, and February 29, 1998, and the results of its operations and its cash flows for the ten month period ended December 31, 1999 and the years ended February 28, 1999 and 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
March 7, 2000
Chicago, Illinois

                           PHILIP POLLACK & CO., INC.

                                 BALANCE SHEETS

                                                               February 28,
                                               December 31, -------------------
                                                   1999        1999      1998
                                               ------------ ---------- --------
Assets
Current assets:
  Cash and cash equivalents...................   $ 18,558   $  887,205 $185,257
  Billed accounts receivable, net of allowance
   for doubtful accounts of $34,070, $34,070,
   and $20,313, respectively..................    159,318      150,198  171,947
  Unbilled accounts receivable................      9,760       70,172    6,371
  Deferred auction and appraisal costs........    118,845       60,327    3,539
  Prepaid expenses and other current assets...     44,653      167,993   23,905
                                                 --------   ---------- --------
    Total current assets......................    351,134    1,335,895  391,019
Other assets:
  Deferred tax asset..........................     26,816       34,974   79,707
  Intangible asset, net.......................     18,000       27,000   36,000
  Equipment held for sale.....................     77,931       21,593      --
  Due from shareholders.......................    440,485      315,670  257,079
                                                 --------   ---------- --------
Total other assets............................    563,232      399,237  372,786
Equipment and leasehold improvements, net.....     52,407       26,449   30,962
                                                 --------   ---------- --------
    Total assets..............................   $966,773   $1,761,581 $794,767
                                                 ========   ========== ========
Liabilities and Shareholders' Equity
Current liabilities:
  Notes payable...............................   $224,179   $  224,702 $102,525
  Accounts payable............................    174,922      176,219  150,850
  Accrued litigation expense..................    217,192           --       --
  Auction proceeds payable....................     33,987      849,644  276,107
                                                 --------   ---------- --------
    Total current liabilities.................    650,280    1,250,565  529,482
Deferred income tax...........................     51,231      100,211   36,931
Due to shareholders...........................     98,611      148,899  218,480
Shareholders' equity
  Preferred stock, no par value 1,000 shares
   authorized, none outstanding...............         --           --       --
  Common stock, no par value 10,000 shares
   authorized, 1,000 issued and outstanding-at
   stated value...............................      1,000        1,000    1,000
  Retained earnings...........................    165,651      260,906    8,874
                                                 --------   ---------- --------
    Total shareholders' equity................    166,651      261,906    9,874
                                                 --------   ---------- --------
  Total liabilities and shareholders' equity..   $966,773   $1,761,581 $794,767
                                                 ========   ========== ========

                See accompanying notes to financial statements.

                           PHILIP POLLACK & CO., INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                              Ten Month       Year ended
                                             Period Ended    February 28,
                                             December 31, --------------------
                                                 1999       1999       1998
                                             ------------ ---------  ---------
Revenues:
 Auction income............................   $ 808,120   $ 576,356  $ 534,696
 Appraisal income..........................     920,592   1,473,230    979,550
                                              ---------   ---------  ---------
Total revenues.............................   1,728,712   2,049,586  1,514,246
Operating expenses:
 Direct auction costs......................     442,620     369,611    336,904
 Direct appraisal costs....................     120,311      93,891     25,370
 Selling, general and administrative
  expenses.................................   1,081,794   1,248,455  1,062,905
 Provision for litigation expense..........     217,192          --         --
                                              ---------   ---------  ---------
Total operating expenses...................   1,861,917   1,711,957  1,425,179
                                              ---------   ---------  ---------
Income (loss) from operations..............    (133,205)    337,629     89,067
Other income...............................      18,167      50,777     11,311
Interest expense...........................     (21,040)    (28,360)   (15,249)
                                              ---------   ---------  ---------
Income (loss) before income taxes..........    (136,078)    360,046     85,129
Income taxes (credit)......................     (40,823)    108,014     25,539
                                              ---------   ---------  ---------
Net income (loss)..........................     (95,255)    252,032     59,590
Retained earnings (deficit) at beginning of
 period....................................     260,906       8,874    (50,716)
                                              ---------   ---------  ---------
Retained earnings at end of period.........   $ 165,651   $ 260,906  $   8,874
                                              =========   =========  =========


                See accompanying notes to financial statements.

                           PHILIP POLLACK & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                         Ten Month
                                        Period Ended Year ended February 28,
                                        December 31, -------------------------
                                            1999         1999         1998
                                        ------------ ------------  -----------
Operating activities:
  Net income (loss)....................   $(95,255)  $    252,032  $    59,590
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Depreciation and amortization......     13,137         20,940       22,280
    Deferred income taxes..............    (40,823)       108,014       25,539
    Changes in operating assets and
     liabilities:
      Billed accounts receivable.......     (9,120)        21,749      (58,597)
      Unbilled accounts receivable.....     60,412        (63,801)      (6,371)
      Auction inventory................    (56,338)       (21,593)      44,500
      Deferred auction and appraisal
       costs...........................    (58,518)       (56,788)      20,291
      Prepaid expenses and other
       current assets..................    123,340       (144,088)      47,615
      Accounts payable.................     (1,297)        25,369        1,858
      Accrued litigation expense.......    217,192             --           --
      Auction proceeds payable.........   (815,657)       573,537      (34,318)
                                          --------   ------------  -----------
  Net cash provided by (used in)
   operating activities................   (662,927)       715,371      122,387
Investing activity:
Purchases of equipment and leasehold
 improvements..........................    (30,094)        (7,428)     (57,767)
                                          --------   ------------  -----------
  Net cash used in investing activity..    (30,094)        (7,428)     (57,767)
Financing activities:
  (Repayments ) borrowings under notes
   payable, net........................       (523)       122,177     (104,000)
  Due from shareholder, net............   (124,815)       (58,591)     (14,967)
  Due to shareholder, net..............    (50,288)       (69,581)     (29,655)
                                          --------   ------------  -----------
  Net cash provided by (used in)
   financing activities................   (175,626)        (5,995)    (148,622)
                                          --------   ------------  -----------
Net increase in cash and cash
 equivalents...........................   (868,647)       701,948      (84,002)
Cash and cash equivalents at beginning
 of period.............................    887,205        185,257      269,259
                                          --------   ------------  -----------
Cash and cash equivalents at end of
 period................................   $ 18,558   $    887,205  $   185,257
                                          ========   ============  ===========
Supplemental disclosure of cash flow
 information:
Interest paid..........................   $ 21,040   $     28,360  $    15,249
                                          ========   ============  ===========

                See accompanying notes to financial statements.

                           PHILIP POLLACK & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                  Ten month period ended December 31, 1999 and
                     Years ended February 28, 1999 and 1998

1. Basis of Presentation and Description of Business

   Philip Pollack & Co., Inc. ("the Company") is a business to business auctioneer focusing on the used capital equipment market. The Company also provides appraisal and other related services. The accompanying financial statements have been prepared using historical cost basis. On February 7, 2000 the shareholders agreed to sell all of the common stock of the Company to Dovebid, Inc., and the carrying values of assets and liabilities in the accompanying financial statements have not been adjusted for any purchase accounting adjustments. This transaction closed on March 2, 2000.

2. Summary of Significant Accounting Policies

Equipment and Leasehold Improvements

   Equipment and leashold improvements are stated at cost. Depreciation and amortization are computed using accelerated methods over the estimated useful lives of the respective assets, ranging from five to seven years.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   The Company files income tax returns on a cash basis. Deferred income taxes are provided on differences between accrual and cash basis.

Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Company management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company will, when determined necessary, accrue for estimated liabilities when the financial effect is probable and can be estimated by management. Actual results could differ from those estimates.

Revenue Recognition

   Buyer's premiums and direct auction expenses charged to customers are recognized as auction income upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to the ultimate collection of auction proceeds. Buyer's premiums consists of a fee based on the transaction price. Direct costs of auctions are deferred and charged to expense upon closing of the related auction.

   Income from appraisals are recognized as the services are performed.

Unbilled Accounts Receivable

   Unbilled accounts receivable represent direct costs of appraisals incurred and income recognized on appraisals in process. The amounts are typically billed within the following month.

                           PHILIP POLLACK & CO., INC.

Advertising Costs

   The Company expenses advertising costs as incurred.

3. Equipment and leasehold improvements

   Equipment and leasehold improvements consists of the following:

                                                 February 28,
                                              --------------------  December 31,
                                                1998       1999         1999
                                              ---------  ---------  ------------
Furniture and fixtures....................... $ 124,394  $ 124,394   $ 124,394
Computers and software.......................   112,647    119,910     147,494
Office equipment.............................     8,398      8,563      11,074
                                              ---------  ---------   ---------
                                                245,439    252,867     282,962
Less Accumulated depreciation................  (214,477)  (226,418)   (230,555)
                                              ---------  ---------   ---------
                                              $  30,962  $  26,449   $  52,407
                                              =========  =========   =========

4. Accrued Litigation Expense

   On August 4, 1999, a judgment in the amount of $217,192 was entered against the Company in the State of Idaho as a result of litigation arising from appraisal services and a provision for this judgment was recorded in the ten month period ended December 31, 1999. Management intends to pursue, through legal counsel, the non-enforceability of this judgement in the State of Illinois.

5. Notes Payable

   Notes payable are borrowings generally under six month notes to a bank which bear interest (9.5% at December 31, 1999) at 1% over the bank's prime rate. The notes are collateralized by inventory, chattel paper, accounts and general intangibles of the Company and are personally guaranteed by a shareholder.

6. Related Party Transactions

   During the ten months ended December 31, 1999, the Company and Dove Brothers LLC, a subsidiary of Dove Bid Inc., jointly conducted an auction. The Company's portion of buyer's premium and direct auction costs are reflected in the statement of operations.

   In addition, the Company engaged an advertising firm owned by the shareholders to provide advertising services in the amount of $134,313, $109,451 and $149,714 for the years ended February 28, 1998 and 1999 and in the ten-month period ended December 31, 1999, respectively.

                           PHILIP POLLACK & CO., INC.

7. Commitments and Contingencies

   Future minimum rental payments under non cancelable operating lease agreements with terms in excess of one year are as follows:

       2000............................................................. $21,233
       2001.............................................................  21,933
       2002.............................................................  22,633
       2003.............................................................  23,333
       2004.............................................................  23,700
       Thereafter.......................................................  15,667

   Rent expense under all operating leases totaled $64,203, $73,734, $66,707 for the years ended February 28, 1998 and 1999 and the ten-month period ended December 31, 1999, respectively.

8. Income Taxes

   The provision for income taxes is as follows:

                                                     February 28,
                                                   ---------------- December 31,
                                                    1998     1999       1999
                                                   ------- -------- ------------
Current:
  Federal.........................................     --       --         --
  State...........................................     --       --         --
                                                   ------- --------   --------
Deferred (credit)................................. $25,539 $108,014   $(40,823)
                                                   ------- --------   --------
                                                   $25,539 $108,014   $(40,823)
                                                   ======= ========   ========

   At December 31, 1999, the Company had net operating losses carry forwards (on a cash basis) for income tax purposes of approximately $89,000.

9. Impact of the Year 2000 (Unaudited)

   The Company was not required to replace significant portions of its software, and the Year 2000 issue did not cause operational problems for its computer systems. Ultimately, any potential future impact of the Year 2000 issue will depend not only on corrective measures the Company undertook, but also on the way in which the Year 2000 issue was addressed by businesses and other entities whose financial condition or operational capability is important to the company as vendors.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Norman Levy Associates, Inc.

   We have audited the accompanying consolidated balance sheets of Norman Levy Associates, Inc. (a Michigan corporation) and subsidiaries as of April 30, 1999 and 1998, and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norman Levy Associates, Inc. and subsidiaries as of April 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                 /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 26, 2000

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Norman Levy Associates, Inc.

   We have audited the accompanying consolidated financial statements of Norman Levy Associates, Inc. as of March 24, 2000, and the related statements of income and retained earnings and cash flows for the eleven-month period ended March 24, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Levy/Latham, LLC, (an entity in which the company has a 50% interest), have been audited by other auditors whose report has been furnished to us for the years ended September 30, 1999 and 1998. Insofar as our opinion on the consolidated financial statements relates to data for the years ended September 30, 1999 and 1998 included for Levy/Latham, LLC, it is based solely on their report.

   We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors, provide a reasonable basis for our opinion.

   In our opinion based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norman Levy Associates, Inc. at March 24, 2000 and the results of its operations and its cash flows for the eleven-month period ended March 24, 2000, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP
August 4, 2000
Detroit, Michigan

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                April 30,
                                               March 24,  ---------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
Assets
Current assets:
  Cash and cash equivalents................... $2,621,472 $1,458,118 $1,381,942
  Cash held for customers.....................  2,979,397  1,046,974    525,443
  Accounts receivable, less allowance for
   doubtful receivables of $209,263 at March
   24, 2000 and $204,000 and $136,000 at April
   30, 1999 and 1998, respectively............    874,980    975,541    856,845
  Receivable from stockholders................    453,506    283,794    354,264
  Advances to affiliates......................  1,580,509  2,912,723  2,486,769
  Unbilled costs and expenses.................     30,783     30,783     24,430
  Prepaid expenses and other..................    124,141    173,967    116,948
                                               ---------- ---------- ----------
      Total current assets....................  8,664,788  6,881,900  5,746,641

Property and equipment--at cost:
  Furniture, fixtures and office equipment....  1,024,032    759,408    833,654
  Leasehold improvements......................    139,978    126,200     62,429
  Vehicles....................................    188,453    168,949    129,572
                                               ---------- ---------- ----------
                                                1,352,463  1,054,557  1,025,655
  Less accumulated depreciation and
   amortization...............................    596,584    400,950    620,390
                                               ---------- ---------- ----------
                                                  755,879    653,607    405,265
Other assets..................................    121,267    125,270    168,770
                                               ---------- ---------- ----------
      Total assets............................ $9,541,934 $7,660,777 $6,320,676
                                               ========== ========== ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Current maturities of notes payable......... $  111,651 $  111,648 $1,148,865
  Line of credit..............................    733,322  2,141,794  1,395,515
  Auction proceeds payable....................  2,979,397  1,046,974    525,443
  Accounts payable............................  1,080,002    363,985    345,525
  Accrued expenses:
    Salaries and wages........................  1,464,375    873,135    579,837
    Employees' profit sharing plan............    220,176    187,368    179,380
  Other current liabilities...................    383,002     29,490     27,732
                                               ---------- ---------- ----------
      Total current liabilities...............  6,971,925  4,754,394  4,202,297

Deficit with investee.........................    472,038    657,849        --
Notes payable, less current maturities........    341,154    437,305        --

Other long-term obligations...................     98,995    111,954    128,958

Stockholders' equity:
  Common stock, $10 par value; 5,000 shares
   authorized; 100 shares issued and
   outstanding................................      1,000      1,000      1,000
  Retained earnings...........................  1,656,822  1,698,275  1,988,421
                                               ---------- ---------- ----------
      Total stockholders' equity..............  1,657,822  1,699,275  1,989,421
                                               ---------- ---------- ----------
      Total liabilities and stockholders'
       equity ................................ $9,541,934 $7,660,777 $6,320,676
                                               ========== ========== ==========


        The accompanying notes are an integral part of these statements.

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                           Eleven months
                                               ended     Years ended April 30,
                                             March 24,   ----------------------
                                               2000         1999        1998
                                           ------------- ----------  ----------
Revenues:
  Auction commissions.....................  $ 3,123,059  $3,146,248  $3,020,054
  Appraisal services......................    6,580,833   6,473,436   3,972,065
                                            -----------  ----------  ----------
                                              9,703,892   9,619,684   6,992,119
Costs and expenses:
  Direct auction and appraisal costs......    4,723,448   3,728,339   2,921,273
  Sales and marketing.....................    1,314,767   3,005,119   2,037,290
  General and administrative..............    3,882,988   2,419,167   2,227,680
  Depreciation and amortization...........      207,366     190,971     140,129
                                            -----------  ----------  ----------
                                             10,128,569   9,343,596   7,326,372
                                            -----------  ----------  ----------
Income (loss) from operations.............     (424,677)    276,088    (334,253)
Other income (expense):
  Income (loss) from investee.............      146,561    (707,849)        --
  Interest expense........................      (47,161)   (310,662)   (369,291)
  Interest income--related party..........      286,636     239,034     267,865
  Interest income.........................       (2,812)    213,243     279,163
                                            -----------  ----------  ----------
                                                383,224    (566,234)    177,737
                                            -----------  ----------  ----------
Net loss..................................      (41,453)   (290,146)   (156,516)
Beginning retained earnings...............    1,698,275   1,988,421   2,144,937
                                            -----------  ----------  ----------
Ending retained earnings..................  $ 1,656,822  $1,698,275  $1,988,421
                                            ===========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           Eleven months
                                               ended     Years ended April 30,
                                            March  24,   -----------------------
                                               2000         1999        1998
                                           ------------- ----------  -----------
Cash flows from operating activities:
  Net (loss).............................      $(41,453) $ (290,146) $  (156,516)
  Adjustments to reconcile net earnings
   (loss) to net cash provided by (used
   in) operating activities
    (Gain) Loss from investee............      (146,561)    657,849          --
    Depreciation and amortization........       207,366     190,971      140,129
    Provision for bad debts..............         5,263      68,000       92,995
    Loss on disposal of property and
     equipment...........................         4,434      31,625       14,612
    Changes in operating assets and
     liabilities:
      Accounts receivable................       100,561    (186,696)    (533,194)
      Unbilled costs and expenses........           --       (6,353)         821
      Prepaid expenses and other.........        49,826     (57,019)     499,495
      Other assets.......................         4,003      37,160     (124,251)
      Auction proceeds payable...........     1,932,423     521,531   (2,548,018)
      Accounts payable...................       716,017      18,460       91,179
      Accrued expenses...................       624,048     301,286     (413,771)
      Other current liabilities..........       353,512       1,758     (348,230)
      Dividends payable..................           --          --      (416,136)
                                            -----------  ----------  -----------
        Net cash provided by (used in)
         operating activities............     3,809,439   1,288,426   (3,700,885)
Cash flows from investing activities:
  Purchases of property and equipment....      (329,504)   (468,668)    (223,286)
  Proceeds from sales of property and
   equipment.............................        10,169       4,070       13,200
  Repayments from (advances to)
   affiliates............................     1,332,214    (425,954)    (640,675)
  Investment in investee.................       (39,250)        --       (50,000)
                                            -----------  ----------  -----------
        Net cash provided by (used in)
         investing activities............       973,629    (890,552)    (900,761)
Cash flows from financing activities:
  Proceeds from line of credit ..........     2,200,000   7,499,578    9,407,603
  Repayment of line of credit............    (3,608,472) (6,753,299) (10,990,614)
  Proceeds from notes payable............           --          --     1,424,730
  Repayments of notes payable............       (96,148)   (599,912)    (275,865)
  Proceeds from (repayment of) other
   long-term obligations.................       (12,959)    (17,004)      92,716
  Payments from stockholders.............      (169,712)     70,470      103,528
                                            -----------  ----------  -----------
        Net cash provided by (used in)
         financing activities............    (1,687,291)    199,833     (237,902)
                                            -----------  ----------  -----------
        Net increase (decrease) in cash
         and cash equivalents............     3,095,777     597,707   (4,839,548)
Cash and cash equivalents at beginning of
 year....................................     2,505,092   1,907,385    6,746,933
                                            -----------  ----------  -----------
Cash and cash equivalents at end of
 year....................................     5,600,869  $2,505,092    1,907,385
                                            ===========  ==========  ===========
Supplemental disclosure of cash flow
 information:
  Interest paid..........................   $    47,161  $  308,202  $   370,791
                                            ===========  ==========  ===========

        The accompanying notes are an integral part of these statements.

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    March 24, 2000, April 30, 1999 and 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES

   Norman Levy Associates, Inc. ("The Company") conducts auctions of industrial equipment for clients in various industries. The Company also performs appraisal services throughout the United States for companies, lenders and buyers seeking advice on the value of businesses, inventory and tangible and intangible assets. The Company is headquartered in Southfield, Michigan and has branch offices in Atlanta, Boston, Chicago, Flagstaff, Houston and San Francisco.

   On March 24, 2000, the shareholders of the Company signed a Stock Purchase Agreement with DoveBid, Inc. whereby the Company sold all its issued and outstanding capital stock for approximately $27.8 million. The total consideration consisted of $17.55 million in cash, $250,000 in deferred cash and $10.0 million in convertible subordinated promissory notes.

   The sellers have retained ownership of certain assets including the investment in the Levy-Latham joint venture (Note F) and certain art objects, the ownership of stock investments in TradeOut.com, Inc. and certain related party receivables.

   A summary of the significant accounting policies applied in the presentation of the accompanying consolidated financial statements follows.

 1. Principles of Consolidation

   The consolidated financial statements include Norman Levy Associates, Inc., and its wholly-owned subsidiary, Norman Levy Associates Canada. All significant intercompany accounts and transactions have been eliminated in consolidation.

 2. Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 3. Cash and Cash Equivalents and Cash Held for Customers

   Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less.

   The Company generally collects the gross proceeds from an onsite auction on behalf of the selling parties and holds such proceeds until the final settlement date of the auction. These amounts are classified as cash held for customers in the accompanying balance sheets.

   The portion of the proceeds that must be remitted to the owner of the assets sold during an auction is reflected as a liability in the accompanying balance sheets, net of the Company's commissions and expense reimbursements that have not been disbursed.

 4. Fair Value of Financial Instruments

   Due to their short-term nature, the carrying value of the Company's current financial assets and liabilities approximate their fair values. The fair value of the company's borrowings, if determined based on current interest rates, would not significantly differ from the recorded amounts.

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

 5. Depreciation and Amortization

   Office equipment, leasehold improvements and other property are recorded at cost. Depreciation and amortization has been computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets or lease term. These useful lives range from five to seven years for all property and equipment except for leasehold improvements where the shorter of the useful life or lease term is used.

 6. Revenue Recognition

   The Company recognizes revenue from appraisal fees as revenue when the appraisal report is delivered, utilizing the completed contract method of accounting for these relatively short-term contracts. Deposits received on appraisal projects are deferred until completion of the appraisal report. Costs and expenses are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses in the accompanying balance sheets until the matching revenue is earned. Costs and expenses projected to exceed revenues are immediately expensed.

   Auction commission revenue is recognized upon closing of the related auction less allowances for uncertainties as to the collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

NOTE B--CONCENTRATION OF CREDIT RISK

   The Company's cash and cash equivalents include deposits and overnight investments primarily in one financial institution and had a net balance that exceeded FDIC insurance levels at March 24, 2000 and April 30, 1999 and 1998, by approximately $5,786,000, $1,905,092 and $1,207,385.

   The Company typically does not require collateral or other security of its customers.

NOTE C--ADVERTISING COSTS

   The Company expenses advertising costs as incurred. For the periods ended March 24, 2000, April 30, 1999 and 1998, approximately $187,000, $191,000 and
$64,000 were expensed related to advertising.

NOTE D--INCOME TAXES

   No provision for income taxes is reflected in the financial statements as the Company has elected under the Internal Revenue Service Code ("Code") to be taxed as an S Corporation. There have been no distributions to stockholders for the periods ended March 24, 2000 and April 30, 1999 and 1998 for the payment of taxes.

NOTE E--RELATED PARTY TRANSACTIONS

 Receivable for stockholders

   Receivable for stockholders represents funds advanced by the Company for stockholders' expenses not related to the Company's operations.

 Advances to affiliates

   The advances to affiliates represent an open-ended revolving loan to an entity related to the company through common control. The advance bears interest at 7.5% per annum which is recognized by the Company as earned. Advances are funded by the company's line of credit. The Company has not recorded an allowance for doubtful accounts as the advances to affiliates are considered fully collectible.

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

NOTE F--INVESTMENT IN (DEFICIT WITH) INVESTEE

   The Company owns a 50% interest in Levy/Latham, LLC ("Levy/Latham") whose wholly owned subsidiary, headquartered in Arizona, conducts auctions of equipment on behalf of the U.S. Government. Operations commenced in July, 1998. The Company accounts for the investment in Levy/Latham on the equity method.

   The investment in Levy/Latham consists of the following:

                                                 March 24,      April 30,
                                                 ---------  ------------------
                                                   2000       1999      1998
                                                 ---------  ---------  -------
Beginning investment in (deficit with)
 investee....................................... $(657,849) $  50,000  $   --
Initial capital contribution....................       --         --    50,000
Additional capital contribution.................    39,250        --       --
Income (Loss) from Levy/Latham..................   146,561   (707,849)     --
                                                 ---------  ---------  -------
  Investment in (deficit with) investee......... $(472,038) $(657,849) $50,000
                                                 =========  =========  =======

   In July, 1998 Levy/Latham entered into a $7,000,000 bank line-of-credit agreement. The Company along with the other member of Levy/Latham, are guarantors of the outstanding balance of $3,950,000 and $2,750,000 as of March 24, 2000 and April 30, 1999.

   Summarized financial information for Levy/Latham which is accounted for using the equity method as of February 29, 2000 and March 31, 1999 and for the eleven months ended February 29, 2000 and the period from July 14, 1998 (commencement of operations) through March 31, 1999 is as follows:

                                                          February   March 31,
                                                          29, 2000      1999
                                                         ----------  ----------
Revenue................................................. $9,134,137  $2,763,000
Net loss................................................   (227,813) (1,416,000)

Assets..................................................  5,466,821   1,659,000
Liabilities.............................................  6,025,073   2,975,000

   The above table represents financial information on a one month lag. A loss from Levy/Latham for the one month period, March 2000 was $505,000 of which 50% has been included in the financial statement of Norman Levy, Inc.

NOTE G--LINE OF CREDIT

   The Company has available an $8,000,000 unsecured line of credit with a bank due September 30, 2000. The Company owed $132,384, $1,452,385 and $392,003 on a domestic line with interest at 9.0% at March 24, 2000, 7.75% at April 30, 1999 and 8.5% at April 30, 1998, respectively. The Company owed $600,938, $689,409 and $1,003,512 at March 24, 2000, April 30, 1999 and 1998, respectively, on a foreign line at interest rates of LIBOR plus 150 basis points (effective rates of 7.650%, 6.875% and 9.125% at March 24, 2000, April 30, 1999 and 1998,
respectively).

   As of March 24, 2000 and April 30, 1999 and 1998, the Company is in violation of a loan agreement covenant requiring the company to maintain a minimum tangible net worth of $2,783,000. The Company received a waiver related to this covenant violation and paid off all outstanding amounts in May, 2000 as part of the purchase agreement by DoveBid, Inc.

NOTE H--NOTE PAYABLE

   The Company has a note payable with a bank, collateralized by equipment with monthly principal payments of $9,304 plus interest at 9.0%. The note payable was paid off in May 2000 as part of the purchase agreement with DoveBid, Inc.

                  NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARY

NOTE I--COMMITMENTS AND CONTINGENCIES

 Auction guarantee agreements

   The Company periodically enters into agreements with auction clients under which the company guarantees the clients a minimum payment. If the proceeds of the auction sales are not adequate to fund the minimum payment, the Company funds the minimum payment and takes title to any remaining equipment. At March 24, 2000, there was one outstanding guarantee for $208,000. There were no outstanding guarantees at April 30, 1999.

 Bonus plan

   The Company has entered into an agreement with an employee that expires April 30, 2000 to pay additional compensation based on a fixed amount of $75,000 and a percentage of the company's profitability. The percentage bonus is calculated based on 20% of the Company's net profits adjusted for stockholders' compensation. The amounts due under this agreement were $430,000, $267,000 and $102,000 for the periods ended March 24, 2000, and April 30, 1999 and 1998, respectively, and were paid off as part of the purchase by DoveBid, Inc.

 Operating leases

   The Company is obligated under several operating lease agreements for office space, equipment and vehicles expiring at various dates through 2003. The future minimum lease payments under these operating leases as of March 24, 2000 are as follows:

     Year ending March 24,
       2001...........................................................  211,198
       2002...........................................................   90,957
       2003...........................................................   42,460
                                                                       --------
         Total future minimum lease payments.......................... $344,615
                                                                       ========

   Rental expense under the above operating leases totaled $256,813, $241,484 and $172,294 for the years ended March 24, 2000 and April 30, 1999 and 1998, respectively.

 Other long-term obligations

   In September, 1997, the Company purchased a trademark and other intangible assets from an individual requiring the Company to make monthly payments of $1,300 for a term of 120 months. The trademark and other intangibles and related liability were recorded based upon the present value of the monthly stream of payments. The trademark and other intangibles are included in other assets and are being amortized over 10 years, which is their estimated useful lives, on a straight-line basis.

 Profit sharing plan

   The Company maintains a defined contribution profit sharing plan for its full-time employees. Employer contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan for the years ended March 24, 2000, April 30, 1999 and 1998 were $220,176, $187,368 and $179,380 respectively.

 Litigation

   The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Champion Computer Products, Inc.:

   We have audited the accompanying balance sheet of CHAMPION COMPUTER PRODUCTS, INC. (a Georgia S corporation) as of December 31, 1999 and the related statement of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Champion Computer Products, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Arthur Andersen

Atlanta, Georgia
April 3, 2000 (except with respect to the matters discussed in Note 7 to which the date is July 3, 2000)

                        CHAMPION COMPUTER PRODUCTS, INC.

                                 BALANCE SHEET

                               December 31, 1999

Assets
Current assets:
  Accounts receivable, net of allowance for doubtful accounts of
   $40,000......................................................... $1,894,419
  Inventory........................................................  4,648,451
  Other receivables................................................    481,846
  Receivable from a majority shareholder...........................    249,569
  Other current assets.............................................     10,000
                                                                    ----------
    Total current assets...........................................  7,284,285
                                                                    ----------
Property and equipment:
  Machinery and equipment..........................................    100,180
  Furniture and fixtures...........................................    411,089
  Computer hardware and software...................................    156,356
  Leasehold improvements...........................................     25,158
                                                                    ----------
                                                                       692,783
  Less accumulated depreciation and amortization...................   (223,689)
                                                                    ----------
    Property and equipment, net....................................    469,094
                                                                    ----------
Other assets.......................................................     87,432
                                                                    ----------
    Total assets................................................... $7,840,811
                                                                    ==========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable................................................. $  115,857
  Line of credit...................................................  4,320,885
  Notes payable to related parties.................................  2,110,000
  Accrued expenses and other current liabilities...................    416,523
                                                                    ----------
    Total current liabilities......................................  6,963,265
                                                                    ----------
Commitments and contingencies (Note 6)
Shareholders' equity:
  Common stock, $1.00 par value; 50,000 authorized; 600 issued and
   outstanding.....................................................        600
  Additional paid-in capital.......................................  1,200,000
  Accumulated deficit..............................................   (323,054)
                                                                    ----------
    Total shareholders' equity.....................................    877,546
                                                                    ----------
    Total liabilities and shareholders' equity..................... $7,840,811
                                                                    ==========

       The accompanying notes are an integral part of this balance sheet.

                        CHAMPION COMPUTER PRODUCTS, INC.

                            STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

Product sales, net................................................. $42,849,333
Cost of product sales..............................................  34,903,270
                                                                    -----------
  Gross profit.....................................................   7,946,063
Selling, general, and administrative expenses......................   7,714,145
                                                                    -----------
  Operating income.................................................     231,918
Other expense, net.................................................     (13,215)
                                                                    -----------
Net income......................................................... $   218,703
                                                                    ===========



         The accompanying notes are an integral part of this statement.

                        CHAMPION COMPUTER PRODUCTS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                      For the Year Ended December 31, 1999

                              Common Stock  Additional                 Total
                              -------------  Paid-In   Accumulated Shareholders'
                              Shares Amount  Capital     Deficit      Equity
                              ------ ------ ---------- ----------- -------------
BALANCE, December 31, 1998..   600    $600  $1,200,000  $(161,011)  $1,039,589
  Distributions to
   shareholders.............   --      --          --    (380,746)    (380,746)
  Net income................   --      --          --     218,703      218,703
                               ---    ----  ----------  ---------   ----------
BALANCE, December 31, 1999..   600    $600  $1,200,000  $(323,054)  $  877,546
                               ===    ====  ==========  =========   ==========



         The accompanying notes are an integral part of this statement.

                        CHAMPION COMPUTER PRODUCTS, INC.

                            STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1999

Cash flows from operating activities:
 Net income....................................................... $   218,703
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...................................      99,595
  Net loss (gain) on sale or impairment of property and
   equipment......................................................      91,345
  Changes in operating assets and liabilities:
   Accounts receivable............................................  (1,490,824)
   Inventories....................................................   2,255,758
   Other assets...................................................       6,423
   Provision for doubtful accounts................................      40,000
   Provision for returns..........................................     210,042
   Prepaid expenses...............................................       2,943
   Accounts payable...............................................    (192,716)
   Accrued expenses...............................................     105,907
                                                                   -----------
    Net cash provided by operating activities.....................   1,347,176
                                                                   -----------
Cash flows from investing activities:
 Purchases of property and equipment..............................     (67,046)
                                                                   -----------
Cash flows from financing activities:
 Distributions to shareholders....................................    (380,746)
 Repayment of line of credit......................................    (517,856)
 Repayment of note payable........................................  (1,000,000)
 Proceeds from note payable.......................................     610,000
                                                                   -----------
    Net cash used in financing activities.........................  (1,288,602)
                                                                   -----------
Net change in cash and cash equivalents...........................      (8,472)
Cash and cash equivalents, beginning of year......................       8,472
                                                                   -----------
Cash and cash equivalents, end of year............................ $         0
                                                                   ===========
Cash paid for interest............................................ $   941,323
                                                                   ===========


         The accompanying notes are an integral part of this statement.

                        CHAMPION COMPUTER PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Organization and Summary of Significant Accounting Policies

Organization

   Champion Computer Products, Inc. (the "Company" or "Champion"), a Georgia S corporation, is a computer electronics buyer and liquidator, buying and selling to the wholesaler and general public. Champion purchases computers and computer accessories such as hardware, software, printers, monitors, and accessory items on liquidation from computer and technology retailers. Champion sells their products primarily through Web-based auction houses, and also sells goods directly to the public through their retail outlets.

Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

 Inventories

   Inventories are valued at the lower of cost or market, with cost being determined using the first-in first-out method and market being determined based on realized sales values. For the year ended December 31, 1999, standard costs did not differ significantly from actual costs. Included in inventory is $1,822,905 of inventory that had been paid for by the Company and was in transit as of December 31, 1999. The risk of loss had transferred to the Company when the inventory was placed in transit to the Company.

 Other Receivables

   Other receivables consist of amounts owed Champion from various vendors related to short shipments of inventory Champion purchased. The amount will be collected from these vendors by Champion through credits against future orders, replacement inventory items, or cash.

 Property and Equipment

   Property and equipment consist of furniture and fixtures, machinery and equipment, computer hardware and software, and leasehold improvements. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of property.

   The estimated useful life of assets is as follows:

       Furniture and fixtures............................... Seven years
       Machinery and equipment.............................. Five to seven years
       Computer hardware and software....................... Three to five years
       Leasehold improvements............................... Five years

   Total depreciation expense for the year ended December 31, 1999 was $99,595.

 Revenue Recognition

   Revenue is recognized when the product is shipped to the end customer.

                        CHAMPION COMPUTER PRODUCTS, INC.

 Credit and Concentrations of Risk

   During the year ended December 31, 1999, approximately 26% of the Company's revenue was generated from one customer.

 Sales Returns

   The Company provides a warranty of 90 days on systems and notebooks, 30 days on monitors over 15 inches, and 7 days on all other merchandise except software. All software sales are final. Returns are for repair, replacement, or store credit. No refunds are given and any repairs are typically done at Champion. Total accrual for returns was approximately $210,000 at December 31, 1999. Sales returns of $484,971 were recorded against revenues in the accompanying statement of operations for the year ended December 31, 1999.

 Accrued Expenses

   The following details the accrued expenses and other current liabilities as of December 31, 1999:

       Accrued salaries................................................ $129,010
       Accrued vacation................................................   24,109
       Accrued returns.................................................  210,041
       Accrued interest................................................   26,486
       Sales tax payable...............................................   21,180
       Other...........................................................    5,697
                                                                        --------
                                                                        $416,523
                                                                        ========

 New Accounting Pronouncements

   In July 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 137, providing for a one-year delay of the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company will be required to adopt SFAS No. 133 in 2001. Management does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

2. Line of Credit

   The Company has available a $5,000,000 revolving line of credit of which $4,320,885 was outstanding as of December 31, 1999. The line bears interest at prime. Borrowings outstanding at December 31, 1999 were accruing interest at 8.50%. The terms of the revolving credit facility contain, among other provisions, requirements for maintaining certain net worth and other financial ratios and specific limits or restrictions on additional indebtedness, liens and merger activity. In addition, Scott M. Guenther, President and Champion's majority shareholder, must maintain key-man life insurance of not less than $5,000,000 with the bank named loss payee for the life of the loan and any other indebtedness to the bank. Also, Champion's minority shareholder must maintain liquid assets with the bank equal to $5,000,000 for the life of the credit facility.

                        CHAMPION COMPUTER PRODUCTS, INC.

   At December 31, 1999, the Company had the following outstanding debt to related parties:

   Promissory notes:

   Note payable to the minority shareholder, bearing interest annually at 24%............................................... $1,500,000
   Note payable to a related party, bearing interest at 24%.......    610,000
                                                                   ----------
                                                                   $2,110,000
                                                                   ==========

3. Income Taxes

   Champion is organized as an S corporation under the Internal Revenue Code. As a result, the Company's income is not subject to corporate-level taxes; rather, the income or losses of the Company flow through to its two shareholders.

4. Related Party Transactions

   During the year ended December 31, 1999, Champion leased furniture and various office and warehouse equipment from the AMAS Group, LLC (which is managed by the principal stockholder of the Company) with lease payments totaling $25,000. Subsequent to year-end, Champion purchased the assets leased from the AMAS Group LLC for $62,000 (Note 7).

   Also at December 31, 1999, Champion had a receivable of $249,569 for advances on salary for the majority shareholder.

   The Company has transactions in the normal course of business with DANCES Corp., owned by Don Guenther, family member of the majority shareholder. Champion purchased approximately $59,000 of products from DANCES Corp. during the year ended December 31, 1999, and had sales to DANCES of approximately $15,000 during the year ended December 31, 1999.

   The Company also has transactions in the normal course of business with Arlington Computer Products ("Arlington"), owned by Arlington Guenther, family member of the majority shareholder. During the year ended December 31, 1999, Champion purchased approximately $1,600 of products from Arlington Computer Products, and had sales to Arlington of $57,000.

   The Company's minority shareholder is required to maintain $5,000,000 in assets with a bank to secure the line of credit discussed in Note 2.

   During the year ended December 31, 1999, the Company had sales of approximately $4,000 in the normal course of business with QI Corporation, of which Mike Nixon, minority shareholder, is a related party.

   During the year ended December 31, 1999, the Company paid interest totaling approximately $576,000 to related parties.

   In the opinion of management, the rates, terms, and considerations of the transactions with related parties approximate those with nonrelated entities.

5. Shareholders' Equity

   As of December 31, 1999, the Company had 600 shares outstanding. During 1999, the two shareholders received distributions of $304,597 and $76,149, respectively, relative to their ownership percentages.

                        CHAMPION COMPUTER PRODUCTS, INC.

6. Commitments and Contingencies

Operating Leases

   The Company currently lease office space and various equipment under operating lease agreements. These agreements expire at various dates through 2003. The future minimum lease commitments related to these agreements, are as follows:

       2000.......................................................... $  396,681
       2001..........................................................    379,804
       2002..........................................................    357,254
       2003..........................................................    277,174
                                                                      ----------
                                                                      $1,410,913
                                                                      ==========

Legal Contingencies

   The Company is involved in certain claims and lawsuits which have arisen in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these claims and lawsuits will not materially affect the financial position or results of operations of the Company.

7. Subsequent Events

   Subsequent to December 31, 1999, Champion purchased furniture, office equipment, and warehouse equipment from the AMAS Group LLC for $62,000.

   Subsequent to December 31, 1999, Champion received a loan of $3,000,000 pursuant to an agreement with Santa Fe Computer Works, a related company to Dovebid, Inc. These monies were used for working capital and infrastructure purposes.

   On July 3, 2000, the Company entered into a stock purchase agreement with Dovebid, Inc. for the purchase of the Company. The purchase price included $5,800,000 in cash $500,000 in retention obligation (as a reserve for seller warranties) $2,500,000 in convertible subordinated promissory notes, $2,000,000 in subordinated promissory notes and a $500,000 earn-out.

              REPORT OF KPMG ACCOUNTANTS N.V. INDEPENDENT AUDITORS

Board of Directors
Fairfield Industries B.V., Naarden, The Netherlands

   We have audited the accompanying balance sheets of Fairfield Industries B.V., Naarden, The Netherlands as of September 30, 1997, 1998 and 1999, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1997, 1998 and 1999, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          KPMG Accountants NV

May 17, 2000
Amstelveen, The Netherlands

              FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

                                 BALANCE SHEET

                                                         Year ended September
                                                                 30,
                                                         ---------------------
                                                          1997    1998   1999
                                                         ------  ------ ------
Assets
Current assets:
  Cash and cash equivalents............................. $  385  $  314 $  --
  Accounts receivable...................................  1,661   2,291  1,927
  Inventory.............................................  4,678   2,367  2,956
                                                         ------  ------ ------
    Total current assets................................  6,724   4,972  4,883
Property and equipment, net.............................    520     404    385
Investments.............................................    131     127     17
                                                         ------  ------ ------
    Total assets........................................ $7,375  $5,502 $5,285
                                                         ======  ====== ======
Liabilities and shareholders' equity (deficit)
Current liabilities:
  Bank overdrafts....................................... $4,549  $2,635 $1,510
  Accounts payable......................................  1,166     648  1,090
  Accrued wages and payroll taxes.......................     21      25      6
  Accrued other.........................................    482     208    925
  Due to related parties................................    279   1,722    116
                                                         ------  ------ ------
    Total current liabilities...........................  6,497   5,239  3,647
Long-term liabilities:
  Group Company loan....................................    --      --   2,232
  Leasing motor vehicles................................    133     104     87
  Provision for past-service pension commitments........     41     --     --
  Provision on negative asset value of investments......    --      --      67
                                                         ------  ------ ------
    Total current liabilities...........................    174     104  2,386
Commitments
Shareholders' equity (deficit):
  Common stock..........................................     50      50     50
  Retained earnings (deficit)...........................    680      65   (894)
  Cumulative translation gain (loss)....................    (26)     44     96
                                                         ------  ------ ------
    Total shareholders' equity..........................    704     159   (748)
                                                         ------  ------ ------
    Total liabilities and shareholders' equity
     (deficit).......................................... $7,375  $5,502 $5,285
                                                         ======  ====== ======

                            See accompanying notes.

              FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                      Year ended September
                                                               30,
                                                      -----------------------
                                                       1997    1998    1999
                                                      ------  ------  -------
Revenues:
  Machines sold...................................... $2,919  $5,698  $ 3,774
  Auction commissions................................    309     512      157
  Sales commissions..................................  1,065     461      170
  Management fee.....................................     21     --       --
                                                      ------  ------  -------
                                                       4,314   6,671    4,101
Costs of revenues....................................  2,095   4,570    2,774
                                                      ------  ------  -------
Gross profit.........................................  2,219   2,101    1,327
General and administrative expense...................  1,807   1,805    2,301
Depreciation and amortization........................    133     151      182
                                                      ------  ------  -------
Income (loss) from operations........................    279     145   (1,156)
Other (expense) income:
  Interest...........................................    (60)   (144)    (173)
  Other..............................................      5      61      (12)
                                                      ------  ------  -------
Net income (loss) before taxation....................    224      62   (1,341)
Corporate income tax.................................     98      22     (472)
                                                      ------  ------  -------
Net income (loss) after taxation.....................    126      40     (869)
Share in result of investments.......................     52     328      (90)
                                                      ------  ------  -------
Net income (loss) after taxation and after share in
 result of investments...............................    178     368     (959)
Retained earnings-beginning of year..................    502     680       65
Distributions to shareholders........................    --     (983)      --
                                                      ------  ------  -------
Retained earnings-end of year........................ $  680  $   65  $  (894)
                                                      ======  ======  =======


                            See accompanying notes.

              FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

                            STATEMENT OF CASH FLOWS

                                                      Year ended September
                                                               30,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
Operating activities
Net income.........................................  $   178  $   368  $  (959)
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation.....................................      133      151      182
Changes in operating assets and liabilities:
  Accounts receivable..............................   (1,162)    (630)     364
  Inventory........................................   (4,194)   2,311     (589)
  Accounts payable.................................    1,044     (518)     442
  Accrued liabilities..............................      445     (270)     697
  Due to related parties...........................       (5)   1,443   (1,606)
                                                     -------  -------  -------
    Total adjustments..............................   (3,739)   2,487     (510)
                                                     -------  -------  -------
Net cash provided by (used in) operating
 activities........................................   (3,561)   2,855   (1,469)
Investing activities
Purchases of property and equipment................     (355)     (35)    (157)
Investing in financial investments.................        1       (4)     110
                                                     -------  -------  -------
Net cash used in investing activities..............     (354)     (39)     (47)
Financing activities:
Group Company loan.................................      --       --     2,232
Leasing motor vehicles.............................      141      (29)     (18)
Provisions.........................................       (3)     (69)      67
Distributions to shareholders......................      --      (983)     --
                                                     -------  -------  -------
Net cash provided by (used in) financing
 activities........................................      138   (1,081)   2,281
Effect of foreign currency exchange rate...........      313      108       46
                                                     -------  -------  -------
Increase in cash and cash equivalents..............   (3,464)   1,843      811
Cash and cash equivalents at beginning of year
 (including bank overdrafts).......................     (700)  (4,164)  (2,321)
                                                     -------  -------  -------
Cash and cash equivalents at end of year (including
 bank overdrafts)..................................  $(4,164) $(2,321) $(1,510)
                                                     =======  =======  =======


                            See accompanying notes.

              FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

                         NOTES TO FINANCIAL STATEMENTS

                     Years Ended December 31, 1998 and 1999

1. Nature of Business and Significant Accounting Policies

 Basis of Presentation and Nature of Operations

   Fairfield Industries B.V., Naarden, The Netherlands (the "Company") was incorporated October 19, 1979 to perform auctions, asset recovery and liquidation of equipment owned by the Company and by others throughout the world. The Company is 100% owned by Robinc Holding B.V., Naarden.

   The principles applied in respect of the valuation of assets and liabilities and determination of the result are based on historical costs. Insofar not stated otherwise, monetary assets and liabilities are shown on nominal value.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

 Revenue recognition

   Commission income from auctions is recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

   Revenue and cost of sales from auctions of the Company's own inventory are recognized upon sale and shipment of the equipment and after resolution of any significant uncertainties as to ultimate collection of auction proceeds.

   Revenues from other services are recognized when the services are performed. Costs related to these services are included within general and administrative expenses in the accompanying statements of operations and member's equity.

 Cash Equivalents

   The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. For such investments, cost approximates fair value.

 Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash in escrow and accounts receivable. Cash and cash in escrow are deposited with high credit, quality financial institutions. As of September 30, 1997, 1998 and 1999, the Company has no significant concentrations of credit risk.

 Accounts Receivable

   The Company's accounts receivable are derived from revenue earned from customers located worldwide and are denominated in Dutch Guilders and U.S. dollars. Accounts receivable represents the Company's share of proceeds related to the sale of equipment and due auction commissions and are stated at nominal value less a provision for bad debt.

              FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

 Inventory

   The inventory is stated at the lower of cost or market based on a specific identification method.

 Property and Equipment

   Properly and equipment are stated at cost. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives. The composition of property and equipment and related useful lives are as follows:

                                                              September 30,
                                                Useful Lives ------------------
                                                  in Years   1997  1998   1999
                                                ------------ ----  -----  -----
                                                    (in thousands)
   Office equipment............................      3-5     $293  $ 311  $ 440
   Vehicles....................................        4      309    326    360
   Leasehold improvements......................     4-10       92     92     92
                                                             ----  -----  -----
                                                              694    729    892
   Less accumulated depreciation...............              (174)  (325)  (507)
                                                             ----  -----  -----
                                                             $520  $ 404  $ 385
                                                             ====  =====  =====

 Investments

   Investment comprise of non-consolidated participating interests. Participating interests are valued according to the equity method. The net asset value is calculated based on the accounting principles of Fairfield Industries B.V.

 Advertising and Marketing Costs

   The Company expenses all advertising and marketing costs as incurred which totaled approximately $84,000, $134,000 and $165,000 for the years ended September 30, 1997, 1998 and 1999, respectively.

2. Income Taxes

   Fairfield Industries B.V. is subject to the tax code of The Netherlands. Accordingly, these financial statements reflect provisions and liabilities for Dutch Corporate Income Tax. The applicable corporate income tax rate is 35% of the net income before taxation.

   The taxation on result comprises both corporate income tax payable in short term and deferred tax liabilities. Taxes are calculated over results, taking all credit facilities into account.

3. Related-Party Transactions

   Fairfield Industries B.V. has certain transactions in the ordinary course of business with its shareholders and related companies. However, these transactions are insignificant.

4. Financing

   The shareholder granted loans to the Company in the amount of $2,232,000 as at September 30, 1999. These loans have no repayment obligation and bear 3.5% interest per annum.

              FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

5. Commitments

   The Company has a lease commitment to rent office premises with a minimum rental payment of $89,000 per annum. This agreement extends through February 20, 2002. In addition the Company has leased vehicles for certain employees with an average annual commitment of $23,000. These car leases will extend through December 2002.

6. Shareholders' Equity

   Fairfield Industries B.V. has an authorized share capital of $250,000. As of September 30, 1997, 1998 and 1999, 100 shares are allotted, called up and fully paid. Consideration for these shares totaled $50,000.

7. Subsequent Event

   Effective June 15, 2000, DoveBid, Inc acquired the Company.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

                          VICTOR MORRIS TEAM COMBINED

The Board of Directors and Stockholders of
Victor Morris Team Combined

   We have audited the accompanying combined balance sheets of Victor Morris Team (as described in Note 1(a) to the combined financial statements) as of March 31, 2000 and March 31, 1999 and the related combined statements of operations and cash flows for the years then ended. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Victor Morris Team as of March 31, 2000 and March 31, 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ ERNST & YOUNG

3 August 2000
Singapore

                          Victor Morris Team Combined

                             Combined Balance Sheet
                            March 31, 2000 and 1999
                       (Amounts in United States dollars)

                                                                    2000  1999
                                                                    $'000 $'000
                                                               Note ----- -----
                            ASSETS
                            ------

Current assets:
  Cash and cash equivalents...................................        598  205
  Restricted cash.............................................        146  145
  Cash held for customers.....................................      3,106  282
  Accounts receivable, less allowance of $22,000 in 2000
   ($12,000 in 1999)..........................................   4     56   84
  Other receivables...........................................   5     13   15
  Amount owing by a director..................................   8    --   222
                                                                    -----  ---
    Total current assets......................................      3,919  953

Office equipment, computer hardware and software, net.........   6     49   15
Other.........................................................          9  --
                                                                    -----  ---
                                                                    3,977  968
                                                                    =====  ===

             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses.......................   7    398  243
  Money held on behalf of customers...........................      3,106  282
  Amount owing to a director..................................   8     16  --
  Non-interest bearing debt...................................   9     55   20
  Provision for taxation......................................         56   96
                                                                    -----  ---
                                                                    3,631  641
Long-term liabilities:
  Non-interest bearing debt...................................   9    --    34
  Deferred taxation...........................................          5    4
                                                                    -----  ---
    Total long-term liabilities...............................          5   38
                                                                    -----  ---
    Total liabilities.........................................      3,636  679

Shareholders' equity:
  Common stock, par value $0.58; 200,000 shares authorised;
   100,000 shares issued and outstanding......................         58   58
  Cumulative translation gain.................................  10      3  --
  Accumulated reserves........................................        280  231
                                                                    -----  ---
                                                                      341  289
                                                                    -----  ---
                                                                    3,977  968
                                                                    =====  ===

   The accompanying notes form an integral part of the financial statements.

                          Victor Morris Team Combined

  Combined Statement of Operations for the Years Ended March 31, 2000 and 1999
                       (Amounts in United States dollars)

                                                                    2000  1999
                                                                   $'000  $'000
                                                              Note -----  -----
Revenues.....................................................      1,590  1,007
                                                                   -----  -----
Operating expenses:
Direct auction costs.........................................        467    443
Other direct costs...........................................         40     52
Sales and marketing..........................................        236    157
General and administrative...................................        764    340
Depreciation.................................................         24     16
                                                                   -----  -----
  Total operating expenses...................................      1,531  1,008
                                                                   -----  -----
Profit/(loss) from operations................................         59     (1)
Interest and other income....................................         29     26
                                                                   -----  -----
Net profit before income taxes...............................         88     25
Income taxes.................................................   3    (39)   (27)
                                                                   -----  -----
Net profit/(loss) for the year...............................         49     (2)
                                                                   =====  =====


   The accompanying notes form an integral part of the financial statements.

                          Victor Morris Team Combined

 Combined Statements of Cash Flows for the Years Ended March 31, 2000 and 1999
                       (Amounts in United States dollars)

                                                                  2000   1999
                                                                 $'000   $'000
                                                                 ------  -----
Operating activities
Net profit/(loss) for the year..................................     49    (2)
Adjustments to reconcile net profit to net cash provided
 by/(used in) operating activities:
  Depreciation expense..........................................     24    16
  Gain on sale of office and computer equipment.................     (2)  --
  Interest and other income.....................................    (29)  (26)
  Income taxes for the year.....................................     39    27
  Changes in operating assets and liabilities:
   Cash held for customers...................................... (2,824) (184)
   Accounts receivable..........................................     28   (43)
   Other receivables............................................      2   (10)
   Accounts payable and accrued expenses........................    155   (17)
   Money held on behalf of customers............................  2,824   184
                                                                 ------  ----
Cash generated from/(used in) operations........................    266   (55)
Income tax paid.................................................    (79)  (17)
Interest and other income.......................................     29    26
                                                                 ------  ----
Net cash provided by/(used in) operating activities.............    216   (46)
                                                                 ------  ----
Investing activities
Proceeds from sales of office and computer equipment............      3   --
Purchases of office equipment, computer hardware and software...    (56)  (17)
Other...........................................................     (9)  --
                                                                 ------  ----
Net cash used in investing activities...........................    (62)  (17)
                                                                 ------  ----
Financing activities
Increase/(decrease) in amount owing to a director...............     16    (5)
Decrease/(increase) in amount owing by a director...............    222   (32)
Increase in non-interest bearing debt...........................      1    54
                                                                 ------  ----
Net cash provided by financing activities.......................    239    17
Effect of foreign currency exchange rate on cash................    --      1
                                                                 ------  ----
Net increase/(decrease) in cash and cash equivalents............    393   (45)
Cash and cash equivalents at beginning of year..................    205   250
                                                                 ------  ----
Cash and cash equivalents at end of year........................    598   205
                                                                 ======  ====

   The accompanying notes form an integral part of the financial statements.

                          VICTOR MORRIS TEAM COMBINED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS--MARCH 31, 2000
                                    AND 1999

1. Significant accounting policies

 (a) Basis of presentation

   These combined financial statements represent the aggregated financial statements of the following entities which are commonly controlled by a single shareholder:

   Name of corporate entity                             Country of incorporation
   Victor Morris Team Pte Ltd.......................... Singapore
   Victor Morris & Yau Company Limited................. Hong Kong
   Victor Morris Co. Ltd............................... Thailand
   VM Team Sdn Bhd..................................... Malaysia

   For convenience, these combined financial statements are referred to here-in as those of the "Victor Morris Team." For the purposes of the combination, intercompany accounts and transactions have been eliminated.

   On July 6, 2000, each of the corporate entities referred to above was acquired by DoveBid, Inc., a company incorporated in the United States of America, in a transaction accounted for under the purchase method of accounting.

   For the purposes of the combined financial statements of Victor Morris Team for the year ended March 31, 2000, the audited financial statements for the year ended March 31, 2000 of Victor Morris Team Pte Ltd, the largest of the four entities, were aggregated with the audited financial statements for the year ended December 31, 1999 of the other entities in Victor Morris Team.

   For the purposes of the combined financial statements of Victor Morris Team for the year ended March 31, 1999, the audited financial statements for the year ended March 31, 1999 of Victor Morris Team Pte Ltd were aggregated with the audited financial statements for the year ended December 31, 1998 of the other entities in Victor Morris Team.

 (b) Basis of accounting

   The accompanying combined financial statements are presented using generally accepted accounting principles ("GAAP"). Financial statements prepared on a GAAP-basis require management to make estimates and assumptions that affect the amounts and disclosures reported in the combined financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

 (c) Revenue recognition

   Revenue from provision of property agent services, auction and valuation business is recognized upon rendering of services.

 (d)Office equipment and furniture, computer hardware and software and depreciation

   Office equipment and furniture, computer hardware and software are stated at cost less accumulated depreciation. Depreciation on assets purchased are calculated on the straight-line basis at the following rates to write off the cost of the assets over their estimated useful lives:

   Office equipment and furniture.................................... 20% to  25%
   Computers......................................................... 20% to  50%

   No depreciation is provided for assets under development.

                          VICTOR MORRIS TEAM COMBINED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS--MARCH 31, 2000
                              AND 1999 (Continued)


(e)Deferred taxation

   Deferred taxation is accounted for under the liability method whereby the tax charge for the year is based on the disclosed book profit after adjusting for all permanent differences. The amount of taxation deferred on account of all temporary differences is reflected in the deferred taxation account. Deferred tax benefits are not recognized unless there is reasonable expectation of their realization.

(f)Cash and cash equivalents and cash held for customers

   Cash and cash equivalents comprise cash on hand and bank balances, including fixed deposits. It excludes restricted cash. Restricted cash relates to fixed deposits pledged to a bank for banking facilities granted to Victor Morris Team.

   Victor Morris Team generally collects the gross proceeds from an onsite auction on behalf of the selling parties and holds such proceeds until the final settlement date of the auction. These amounts are classified as "Cash held for customers" in the accompanying combined balance sheets. Cash held for customers is excluded from cash for the purposes of presentation of the combined statements of cash flows. The portion of the proceeds that must be remitted to the owner of the asset that was sold during an auction is reflected as "Money held on behalf of customers" in the accompanying combined balance sheets, net of the expense reimbursements that have not been disbursed from the "Cash held for customers" account.

(g)Foreign currencies

   The accounting records of each entity in Victor Morris Team are maintained as follows in the currency (described below) which is the functional currency of that entity:

   Victor Morris Team Pte Ltd................................. Singapore dollars
   Victor Morris & Yau Company Limited........................ Hong Kong dollars
   Victor Morris Co. Ltd...................................... Thai Baht
   VM Team Sdn Bhd............................................ Malaysian Ringgit

   Transactions arising in currencies other than the functional currency for each entity during the year are translated to the relevant functional currency for that entity at rates closely approximating those ruling on the transaction dates. At the balance sheet date, monetary assets and liabilities denominated in currencies other than the functional currency for each entity are translated to the relevant functional currency for that entity at exchange rates ruling at the balance sheet date. All exchange differences arising from translation are included in the combined statements of operations.

   For inclusion in the combined financial statements, all assets and liabilities of the entities in Victor Morris Team are translated into United States dollars at the exchange rates ruling at the balance sheet date and the results of the entities in Victor Morris Team are translated into United States dollars at average exchange rates. Exchange differences due to such currency translation are included in cumulative translation gain.

2. Principal activities

   The principal activities of Victor Morris Team are to act as property agent and carry on the business of auction and valuation.

                          VICTOR MORRIS TEAM COMBINED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS--MARCH 31, 2000
                              AND 1999 (Continued)

3. Income taxes

                                                                   2000  1999
                                                                   ----- -----
                                                                   $'000 $'000
   Provision for taxation in respect of Victor Morris Team's
    profit for the year:
   Current Provision:
   Singapore......................................................    39    27
                                                                   ===== =====

   A reconciliation of the income tax expense computed at the statutory rate of 25.5% (1999:26%) to the provision of taxes is as follows:

   Income tax at statutory rate...................................    20    12
   Non-deductible expenses:
   Motor vehicle..................................................     3     2
   Sales tax non-tax deductible direct costs......................     7    13
   Others.........................................................     9    --
                                                                   ----- -----
   Provision for taxes............................................    39    27
                                                                   ===== =====

4. Accounts receivable

   Accounts receivable are stated after deducting provision for doubtful debts, as follows:

   Balance at 1 April.............................................    12    12
   Provision for the year.........................................    10    --
                                                                   ----- -----
   Balance at 31 March............................................    22    12
                                                                   ===== =====

5. Other receivables

   Deposits.......................................................     4     5
   Prepayments....................................................     2    --
   Staff loan.....................................................     7    10
                                                                   ----- -----
                                                                      13    15
                                                                   ===== =====

6. Office equipment, computer hardware and software

                                                               Software
                                           Office                under
                                          equipment Computers development Total
                                          --------- --------- ----------- -----
                                            $'000     $'000      $'000    $'000
   31 March 2000
   Cost..................................      32        40         26       98
   Accumulated depreciation..............     (20)      (29)        --      (49)
                                            -----     -----      -----    -----
   Net book value........................      12        11         26       49
                                            =====     =====      =====    =====

   31 March 1999
   Cost..................................      32        31         --       63
   Accumulated depreciation..............     (21)      (27)        --      (48)
                                            -----     -----      -----    -----
   Net book value........................      11         4         --       15
                                            =====     =====      =====    =====

                          VICTOR MORRIS TEAM COMBINED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS--MARCH 31, 2000
                              AND 1999 (Continued)

7. Accounts payable and accrued expenses

                                                                    2000  1999
                                                                    ----- -----
                                                                    $'000 $'000
   Accrued operating expenses......................................   377   235
   Sundry creditors................................................    21     8
                                                                    ----- -----
                                                                      398   243
                                                                    ===== =====

8. Amount owing by/(to) a director

   The amount owing by/(to) a Director is unsecured, interest-free and has no fixed terms of repayment.

9. Non-interest bearing debt

   Non-interest bearing debt amounting to $20,000 (1999:$20,000) is unsecured, interest free and has no fixed terms of repayment.

   Non-interest bearing debt amounting to $35,000 (1999:$34,000) is unsecured and was forgiven in June 2000.

10. Cumulative translation gain

   Balance at 1 April..............................................    --    --
   Unrealised translation gain for the year........................     3    --
                                                                    ----- -----
   Balance at 31 March.............................................     3    --
                                                                    ===== =====

   This represents the foreign currency translation adjustment arising from translating the financial statements of each entity in Victor Morris Team, which are stated in their own individual functional currencies, to United
States dollars.

11. Related parties and related party transactions

   Related parties in this set of combined financial statements represent corporations in which a Director of Victor Morris Team has interest in.

   Consultancy fees paid to Dominion Auctioneers,
     Appraisers & Agents (S) Pte Ltd...............................    18    16
   Rental paid to Victor Morris Pte Ltd............................    29    25
                                                                    ===== =====

12. Operating lease commitments

   Victor Morris Team has an annual operating lease commitment for land and buildings situated in 19/F Morrison Commercial Building, 31 Morrison Hill Road, Hong Kong. Rent expense under this operating lease was approximately $12,000 and $2,000 for the years ended December 31,1999 and 1998.

   Future minimum lease payments under the operating lease as of March 31, 2000, are approximately $9,000 payable in 2000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
One Web Place, Inc.

   We have audited the accompanying balance sheet of One Web Place, Inc., as of September 30, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Web Place, Inc., as of September 30, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Grant Thornton LLP

San Jose, California
August 1, 2000

                              ONE WEB PLACE, INC.

                                 BALANCE SHEET
                               September 30, 1999

                               ASSETS
Current Assets:
  Cash.............................................................. $ 124,489
  Accounts receivable...............................................     2,000
                                                                     ---------
    Total current assets............................................   126,489
Property and Equipment, net.........................................    74,834
                                                                     ---------
                                                                     $ 201,323
                                                                     =========

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities.......................... $  87,366

Commitments and Contingencies

Stockholders' Equity
  Preferred stock, no par value, 4,000,000 shares authorized;
   641,927 shares issued and outstanding............................   362,916
  Common stock, no par value, 12,000,000 shares authorized;
   5,250,000 shares issued and outstanding..........................    29,529
  Accumulated deficit...............................................  (278,488)
                                                                     ---------
    Total stockholders' equity......................................   113,957
                                                                     ---------
                                                                     $ 201,323
                                                                     =========


              See accompanying notes to the financial statements.

                              ONE WEB PLACE, INC.

                            STATEMENT OF OPERATIONS
                     For the year ended September 30, 1999

Net revenues........................................................ $  78,401

Expenses:
  Cost of revenues..................................................     7,234
  Selling, general and administrative...............................   348,903
                                                                     ---------
    Total expenses..................................................   356,137
                                                                     ---------
    Loss from operations............................................  (277,736)
Other income (expense)
  Interest expense, net.............................................    (1,188)
  Other income......................................................       436
                                                                     ---------
                                                                          (752)
                                                                     ---------
NET LOSS............................................................ $(278,488)
                                                                     =========




              See accompanying notes to the financial statements.

                              ONE WEB PLACE, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                     For the year ended September 30, 1999

                          Preferred Stock
                              Series A       Common Stock                    Total
                          ---------------- ----------------- Accumulated Stockholders'
                          Shares   Amount   Shares   Amount    Deficit      Equity
                          ------- -------- --------- ------- ----------- -------------
Balances at beginning of
 year...................      --  $    --        --  $   --   $     --     $     --
Issuance of common stock
 to founder.............      --       --  5,250,000  29,529        --        29,529
Issuance of preferred
 stock for cash.........  641,927  362,916       --      --         --       362,916
Net loss................      --       --        --      --    (278,488)    (278,488)
                          ------- -------- --------- -------  ---------    ---------
Balances, September 30,
 1999...................  641,927 $362,916 5,250,000 $29,529  $(278,488)   $ 113,957
                          ======= ======== ========= =======  =========    =========




              See accompanying notes to the financial statements.

                              ONE WEB PLACE, INC.

                            STATEMENT OF CASH FLOWS
                     For the year ended September 30, 1999

Cash flows from operating activities
  Net loss.......................................................... $(278,488)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................    26,106
  Changes in assets and liabilities:
    Accounts receivable.............................................    (2,000)
    Accounts payable and accrued liabilities........................    32,047
                                                                     ---------
      Net cash used in operating activities.........................  (222,335)
Cash flows from investing activities
  Purchases of property and equipment...............................   (16,092)
                                                                     ---------
Cash flows from financing activities
  Proceeds from issuance of preferred stock.........................   362,916
                                                                     ---------
Net increase in cash................................................   124,489
Cash at beginning of year...........................................       --
                                                                     ---------
Cash at end of year................................................. $ 124,489
                                                                     =========
Supplemental disclosure of cash flow information
  Cash paid for interest............................................ $   1,472



              See accompanying notes to the financial statements.

                              ONE WEB PLACE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               September 30, 1999

NOTE 1--BACKGROUND

   One Web Place, Inc., (the "Company") was incorporated in the state of California on September 22, 1998. On March 27, 2000, the Company was acquired by DoveBid, Inc., whereby all of the outstanding shares of common stock and outstanding options were exchanged for 833,333 shares of DoveBid, Inc., common stock (the "Acquisition"). Prior to the Acquisition, the Company provided software development and Internet auction services. Commissions from auction sales are recognized upon the sale of the offered product. The Company does not own any of the products offered for sale.

   The fair value of cash, accounts receivable and accounts payable approximate carrying value due to the short term nature of such instruments.

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost and depreciated using the straight-line method over five years. Property and equipment at September 30, 1999, are as follows:

   Machinery, equipment and purchased software........................ $100,940
   Less accumulated depreciation......................................  (26,106)
                                                                       --------
                                                                       $ 74,834
                                                                       ========

NOTE 3--INCOME TAXES

   The Company accounts for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No.
109. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   No provision for federal and state income taxes has been recorded as the Company has incurred operating losses since inception. The following table sets forth the primary components of deferred tax assets at September 30, 1999:

   Net operating loss carryforwards.................................. $ 100,000
   Valuation allowance...............................................  (100,000)
                                                                      ---------
                                                                      $     --
                                                                      =========

   At September 30, 1999, the Company fully provided against its deferred tax assets. The valuation allowance was increased by $100,000 during the year ended September 30, 1999. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets that a full valuation allowance is required. At September 30, 1999, the Company had approximately $275,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire beginning in 2019. Additionally, the Company has approximately $140,000 of California net operating loss carryforwards for tax reporting purposes that will expire beginning in 2004.

                              ONE WEB PLACE, INC.

NOTE 4--STOCKHOLDERS' EQUITY

   In exchange for the initial issuance of 5,250,000 shares of common stock, the Company's founder contributed fixed assets with a cost basis of $83,427 and the Company assumed $53,898 of liabilities. Prior to the closing of the Acquisition, the Company issued 156,885 shares of common stock to advisors. During the year ended September 30, 1999, the Company sold 641,927 shares of preferred stock at $0.5656 per share, raising total proceeds of $362,916. Subsequent to September 30, 1999, the Company sold 649,722 shares of preferred stock at $0.5656 raising total proceeds of $367,483. The preferred shares were entitled to preferential non-cumulative dividends at $0.10 per share per year, if and when declared by the Board of Directors. In the event of a distribution of the Company's assets on dissolution, sale of its property, or liquidation, the preferred shares were to receive $0.5656 per share plus any unpaid accumulated dividends. The preferred shares were convertible into common shares at the rate of one common share for each preferred share and were eligible to vote as one common share. Concurrent with the Acquisition, the preferred shares were converted to common stock and all of the common shares were exchanged for shares of DoveBid common stock.

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees." Compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. During the year ended September 30, 1999, the Company granted 1,844,537 options to purchase shares of common stock at $0.10 per share to employees and consultants. After September 30, 1999, 2,500 additional options were granted at $0.10. No options have been exercised or forfeited and no options have expired. The options have various vesting schedules and at September 30, 1999, 1,278,120 options were exercisable. After applying the exchange ratio in the Acquisition, the outstanding options are exercisable for shares of DoveBid common stock.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method prescribed in SFAS No. 123. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. If the computed fair values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the net loss for the period would have increased by $38,343. The fair values at the date of grant were estimated using the following assumptions: no dividend yield, risk free interest rate of 6% and expected lives of 5 years. The fair value of awards to two non-employees was not material.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by DoveBid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   SEC registration fee................................................ $15,840
   NASD filing fee.....................................................   6,300
   Nasdaq National Market initial filing fee...........................   1,000
   Printing and engraving..............................................    *
   Legal fees and expenses of the Registrant...........................    *
   Accounting fees and expenses........................................    *
   Directors and officers liability insurance..........................    *
   Blue sky fees and expenses..........................................    *
   Transfer agent and registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
   Total............................................................... $  *
                                                                        =======

--------
* To be filed by amendment

ITEM 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

   As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders;
  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;
  . the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements;
  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and
  . the rights conferred in the Bylaws are not exclusive.

   In addition, the Registrant intends to enter into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

   The Registrant currently carries liability insurance for its directors and officers.

   The Underwriting Agreement filed as Exhibit 1.01 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities under the Securities Act of 1933, or otherwise.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   Exhibit Document                                                       Number
   ----------------                                                       ------
   Form of Underwriting Agreement.......................................   1.01
   Registrant's Certificate of Incorporation............................   3.01
   Form of Registrant's Amended and Restated Certificate of
    Incorporation (to be filed following the closing of this offering)..   3.02
   Registrant's Bylaws..................................................   3.03
   Form of Indemnity Agreement..........................................  10.18

ITEM 15. Recent Sales of Unregistered Securities.

   Since March 1997, the Registrant and its predecessor, Dove Brothers LLC, issued and sold the following securities:

   1. In June 1999, we issued, in exchange for the contribution of the membership interests of Dove Brothers, LLC an aggregate of 28,212,121 shares of our common stock to Ross Dove (254,417 shares), Kirk Dove (254,417 shares), The Dove Holdings Corporation (25,688,135 shares) and Koll Management Services, Inc. (2,015,152). The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to
      Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   2. In June 1999, we issued and sold an aggregate of 12,090,909 shares of Series A Preferred Stock to Fremont Ventures, LP, our sole investor for $0.33 per share or an aggregate of $3,990,000. This sale to an accredited investor was made in reliance on Section 4(2).

   3. In October 1999, we issued and sold an aggregate of 15,870,129 shares of Series B Preferred Stock for $0.77 per share for an aggregate purchase price of $12,219,999 to the following investors: Entities affiliated with the Mayfield Fund (10,389,610 shares); Fremont Ventures I, L.P. (5,194,805 shares) and Bain & Company, Inc. (285,714 shares). This private offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.

   4. In December 1999 we issued and sold an aggregate of 675,325 shares of Series B Preferred Stock to Bain & Company, Inc. (675,325 shares) for $0.77 per share or an aggregate of $520,000. This private offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.

   5. In February 2000, we issued and sold an aggregate of 32,022,476 shares of Series C Preferred Stock for $2.67 per share for an aggregate purchase price of $80,500,011 to the following investors: Fremont Ventures I, L.P. (1,123,596 shares); F&W Investments 2000 (187,266 shares); entities affiliated with the Mayfield Fund (4,494,384 shares); entities affiliated with SOFTBANK Corp. (14,981,274 shares); entities affiliated with TPG Advisors III, Inc. (6,501,630 shares); entities affiliated with T3 Advisors, Inc. (2,861,666 shares); and T.H. eVenturen Pte Ltd (1,872,660 shares). This private offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.

   6. In March 2000, we issued and sold an aggregate of 8,988,766 shares of Series C Preferred Stock for $2.67 per share for an aggregate purchase price of $24,000,005 to the following investors: Sun Microsystems, Inc. (3,745,319 shares); Comdisco, Inc. (3,745,319 shares); Datastream Systems (749,064) and Yahoo! Inc. (749,064). This private offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.

   7. In August 2000, we entered into a definitive agreement for the issuance and sale of an aggregate of shares of Series C Preferred Stock for $2.67 per share for an aggregate purchase price of $23,767,405.50 to the following investors: entities affiliated with the Mayfield Fund (1,235,956 shares); entities affiliated with SOFTBANK Corp. (3,745,319 shares); entities affiliated with TPG Advisors, III, Inc. (2,600,652 shares); entities affiliated with T3 Advisors, Inc. (1,144,667 shares); and T.H. eVenturen Pte Ltd. (175,076 shares). The consummation of this offering is subject only to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. This private offering will be exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.

   8. In December 1999, we issued Convertible Notes to two individuals who were the owners of Unidyne International, Inc. and B&B Custom Circuit Supplies in the aggregate principal amount of $2,000,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   9. In February 2000, we issued Convertible Notes to four individuals who were the owners of Greenwich Industrial Services, LLC in the aggregate principal amount of $2,000,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement upon. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  10. In March 2000, we issued two Convertible Notes to two individuals who were the owners of Philip Pollack & Co, Inc. in the aggregate principal amount of $2,750,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  11. In March 2000, we issued four Convertible Notes to three individuals and one entity who were the owners of Norman Levy Associates, Inc. in the aggregate principal amount of $10,000,000, which will convert, on the first day of the month following the effective date of an initial public offering, into 952,381 shares of our common stock. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  12. In March 2000 we issued an aggregate of 653,213 shares of our common stock to 24 accredited shareholders and assumed options to purchase 180,120 shares of our common stock to eight optionees of One Web Place, Inc. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  13. In June 2000 we issued Convertible Notes to two individuals who were the owners of Fairfield Industries, B.V. in the aggregate principal amount of $5,000,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  14. In July 2000 we issued Convertible Notes to two individuals who were the owners of Champion Computer Products, Inc. in the aggregate principal amount of $2,500,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  15. In July 2000 we issued Convertible Notes to one individual and two entities who were the owners of Victor Morris Team Pte Ltd, Victor Morris & Yau Ltd, and Victor Morris Co. Ltd, in the aggregate principal amount of $1,100,000 which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  16. In July 2000 we issued Convertible Notes to three entities that were the owners of C.L. Van Beusekom B.V. in the aggregate principal amount of $976,894, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to
      Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  17. In July 2000 we issued Convertible Notes to one entity that was the owner of Masongreene Australasia Pty Ltd. in the aggregate principal amount of $750,000 which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  18. Since November 1999, we have granted stock options under our 1999 Stock Option Plan, covering an aggregate of shares of common stock (net of option exercises, expirations and cancellations) to employees, consultants, directors and other service providers at exercise prices of $0.33 to [$4.00]. We believe these grants are exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 701.

  19. Since November 1999, options to purchase 10,780,590 shares of common stock under our 1999 Stock Option Plan were exercised with a weighted average exercise price of approximately $2.53 per share. We believe these sales are exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 701.
  20. Since November 1999, we issued and sold an aggregate of 7,175,961 shares of our common stock to employees, consultants, directors and other service providers at prices ranging from $0.33 to $2.67 per share. These sales were made in reliance on Rule 701 and Section 4(2).

  21. On March 8, 2000, we issued a warrant to Yahoo! Inc. to purchase 1,405,000 shares of our Series C preferred stock at an exercise price of $2.67 per share. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) under the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about DoveBid.

ITEM 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

 Number                              Exhibit Title
 ------                              -------------
 1.01   Form of Underwriting Agreement.*
 2.01   Asset Purchase Agreement by and among the Registrant and Unidyne
        International, Inc.
 2.02   Asset Purchase Agreement by and among the Registrant and B&B Custom
        Circuit Supplies.
 2.03   Membership Interest Purchase Agreement by and between the Registrant,
        Greenwich Industrial Services, LLC, William J. Gardner Jr., James F.
        Gardner, Scott Lonkart and Michael DiProspero.
 2.04   Stock Purchase Agreement by and among the Registrant, Philip Pollack &
        Co., Inc., Ross Pollack and Philip Pollack.
 2.05   Stock Purchase Agreement by and among the Registrant, Haltek
        Electronics d/b/a Test Lab Company, the Manford and Audrey Trees Living
        Trust, Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy
        E. Megown Trust, Michael Megown and Darcy Megown.
 2.06   Stock Purchase Agreement by and among the Registrant, DoveBid Valuation
        Services, AccuVal Associates Incorporated, Liquitec Industries
        Incorporated, David S. Gronik, Jr. and Richard E. Schmitt.
 2.07   Stock Purchase Agreement by and among the Registrant, Norman Levy
        Associates, Inc., Robert Levy, David Levy and the Norman Levy Qualified
        Terminable Interest Marital Trust.
 2.08   Stock Purchase Agreement by and among the Registrant, Norman Levy
        Associates Inc., Robert Levy, David Levy and the Norman Levy Qualified
        Terminable Interest Marital Trust with respect to the stock of Robert
        Carl Corporation.*
 2.09   Agreement and Plan of Merger by and among the Registrant, One Web
        Place, Inc., OWP Acquisition Corp. and Rick Boarman.*
 2.10   Stock Purchase Agreement by and among the Registrant, Fairfield
        Industries B.V., Robinc Holding B.V. and Robert Bouland.
 2.11   Stock Purchase Agreement by and among the Registrant, Champion Computer
        Products, Inc., Scott Guenther and Michael Nixon.
 2.12   Share Purchase Agreement by and among the Registrant and Vincent Wee
        Heng Lian, Victor Wee Soon Keng, Supanit Chaiyawat, Francis S.D. Yau,
        Strongland Investments Ltd., Manyways International Ltd, Victor Morris
        Team Ptc Ltd., Victor Morris Co. Ltd and Victor Morris & Yau Co. Ltd.
 2.13   Stock Purchase Agreement by and among the Registrant, C.L. Van Beusekom
        B.V., Chalud Holding B.V., Binmark B.V., Rotsip Holding B.V., Fredisk
        Abbink, Paul Blees and Peter Pistor.
 2.14   Asset Purchase Agreement by and among the Registrant, DoveBid
        Australasia Pty Ltd. ACN 093 796 368, Masongreene Australasia Pty Ltd.
        ACN 065 348 736, C.N. Mason & Associates Pty Ltd. ACN 007 145 191 and
        Christopher N. Mason.
 3.01   Amended and Restated Certificate of Incorporation of the Registrant.
 3.02   Certificate of Amendment of Restated Certificate of Incorporation of
        the Registrant.*
 3.03   Form of Amended and Restated Certificate of Incorporation of the
        Registrant to be filed on the closing of the offering made hereby.*

 Number                              Exhibit Title
 ------                              -------------
  3.04  Bylaws of the Registrant.
  3.05  Form of Bylaws of the Registrant to be filed on the closing of the offering made hereby.*
  4.01  Form or Registrant's Common Stock certificate.
  5.01  Opinion of Fenwick & West LLP regarding the legality of the securities being registered.*
 10.01  1999 Stock Option Plan.
 10.02  2000 Equity Incentive Plan.
 10.03  2000 Employee Stock Purchase Plan.
 10.04  Warrant to purchase 1,405,000 shares of Series C preferred stock of the
        Registrant issued to Yahoo! Inc.
 10.05  Commercial Lease between the Registrant and Dove Holdings, Inc.*
 10.06  Stock Repurchase Agreement between the Registrant, Ross Dove and The
        Dove Holdings Corporation.
 10.07  Stock Repurchase Agreement between the Registrant, Kirk Dove and The
        Dove Holdings Corporation.
 10.08  Offer Letter to Jeffrey M. Crowe from the Registrant.
 10.09  Offer Letter to Cory M. Ravid from the Registrant.
 10.10  Offer Letter to Francis M. Juliano from the Registrant.
 10.11  Offer Letter to James Hume from the Registrant.
 10.12  Offer Letter to Robert Levy from the Registrant.
 10.13  Offer Letter to Timothy J. Reed from the Registrant.
 10.14  Offer Letter to Lynn B. Corsiglia from the Registrant.
 10.15  Second Amended and Restated Investors' Rights Agreement by and between the Registrant and certain investors of the Registrant dated February
        25, 2000.*
 10.16  Series C Preferred Stock Purchase Agreement by and between the
        Registrant and certain Investors of the Registrant dated February 25,
        2000.*
 10.17  Second Amended and Restated Stockholders' Agreement by and between the
        Registrant and certain investors of the Registrant dated February 25,
        2000.*
 10.18  Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.*
 10.19  Convertible Promissory Note dated December 30, 1999 issued by the
        Registrant to Unidyne International, Inc.
 10.20  Convertible Promissory Note dated December 30, 1999 issued by the
        Registrant to B&B Custom Circuit Supplies.
 10.21  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to William J. Gardner Jr.
 10.22  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to James Gardner.
 10.23  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Scott Lankert.
 10.24  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Michael DiProspero.
 10.25  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Phillip Pollack.
 10.26  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Ross J. Pollack.
 10.27  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to David S. Gronik, Jr.

 Number                              Exhibit Title
 ------                              -------------
 10.28  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Richard E. Schmitt.
 10.29  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Robert Levy.
 10.30  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to David Levy.
 10.31  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to The Norman Levy Qualified Terminable Interest Marital
        Trust.
 10.32  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Richard Nucian.
 10.33  Convertible Subordinated Promissory Note dated June 15, 2000 issued by the Registrant to Robinc Holding B.V.
 10.34  Convertible Subordinated Promissory Note dated July 3, 2000 issued by the Registrant to Michael Nixon.
 10.35  Convertible Subordinated Promissory Note dated July 3, 2000 issued by the Registrant to Scott Guenther.
 10.36  Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Vincent Wee Heng Lian.
 10.37  Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Manyways International Ltd.
 10.38  Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Strongland Investments Ltd.
 10.39  Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Chalud Holding B.V.
 10.40  Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Binmak B.V.
 10.41  Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Rotsip Holding B.V.
 10.42  Convertible Subordinated Promissory Note dated July 28, 2000 issued by the Registrant to Masongreene Australasia Pty Ltd. ACN 065 348 736.
 10.43  Secured Promissory Note held by the Registrant for Jeffrey M. Crowe dated November 30, 1999.
 10.44  Secured Promissory Note held by the Registrant for Cory M. Ravid dated
        November 30, 1999.
 10.45  Secured Promissory Note held by the Registrant for Francis M. Juliano dated January 14, 2000.
 10.46  Secured Promissory Note held by the Registrant for James Hume dated
        January 14, 2000.
 10.47  Secured Promissory Note held by the Registrant for Timothy J. Reed dated March 7, 2000.
 10.48  Secured Promissory Note held by the Registrant for Lynn B. Corsiglia dated March 7, 2000.
 10.49  Secured Promissory Note held by the Registrant for Daphne Li dated July
        17, 2000.
 10.50  Advertising and Promotion Agreement between the Registrant and Yahoo!+
 10.51  Asset Purchase and Co-Marketing Agreement between the Registrant and
        Comdisco, Inc.+
 21.01  List of Registrant's Subsidiaries.*
 23.01  Consent of Fenwick & West LLP (included in Exhibit 5.01).*
 23.02  Consent of Ernst & Young LLP, independent auditors.
 23.03  Consent of Ernst & Young, independent auditors.
 23.04  Consent of Grant Thornton LLP, independent auditors.
 23.05  Consent of Arthur Andersen LLP, independent public accountants.
 23.06  Consent of KPMG Accountants N.V., independent auditors.
 24.01  Power of Attorney. (Included on signature page. See page II-9)
 27.01  Financial Data Schedule.*

---------------------
 * To be supplied by amendment.

 + Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.

ITEM 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each buyer.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on this 10th day of August 2000.


                                          DOVEBID, INC.

                                                      /s/ Ross Dove
                                          By: _________________________________
                                                         Ross Dove
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey M. Crowe and Cory M. Ravid, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 Name                            Title                   Date
                 ----                            -----                   ----

Principal Executive Officer:

            /s/ Ross Dove              Chief Executive Officer      August 10, 2000
______________________________________  and Director
              Ross Dove

Principal Financial Officer and
Principal Accounting Officer:

          /s/ Cory M. Ravid            Chief Financial Officer      August 10, 2000
______________________________________
            Cory M. Ravid

Additional Directors:

         /s/ William Burnham           Director                     August 10, 2000
______________________________________
           William Burnham

        /s/ Jeffrey M. Crowe           Director                     August 10, 2000
______________________________________
           Jeffrey M. Crowe

            /s/ Kirk Dove              Director                     August 10, 2000
______________________________________
              Kirk Dove

     /s/ A. Grant Heidrich, III        Director                     August 10, 2000
______________________________________
        A. Grant Heidrich, III

                 Name                            Title                   Date
                 ----                            -----                   ----

         /s/ Robert C. Levy            Director                     August 10, 2000
______________________________________
            Robert C. Levy

        /s/ David S. Pottruck          Director                     August 10, 2000
______________________________________
          David S. Pottruck

          /s/ William Price            Director                     August 10, 2000
______________________________________
            William Price

        /s/ Todd Rulon-Miller          Director                     August 10, 2000
______________________________________
          Todd Rulon-Miller

        /s/ W. Blake Winchell          Director                     August 10, 2000
______________________________________
          W. Blake Winchell

                                 EXHIBIT INDEX

 Number                              Exhibit Title
 ------                              -------------
  1.01  Form of Underwriting Agreement.*
  2.01  Asset Purchase Agreement by and among the Registrant and Unidyne
        International, Inc.
  2.02  Asset Purchase Agreement by and among the Registrant and B&B Custom
        Circuit Supplies.
  2.03  Membership Interest Purchase Agreement by and among the Registrant,
        Greenwich Industrial Services, LLC, William J. Gardner Jr., James F.
        Gardner, Scott Lonkart and Michael DiProspero.
  2.04  Stock Purchase Agreement by and among the Registrant, Philip Pollack &
        Co., Inc., Ross Pollack and Philip Pollack.
  2.05  Stock Purchase Agreement by and among the Registrant, Haltek
        Electronics d/b/a Test Lab Company, the Manford and Audrey Trees Living
        Trust, Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy
        E. Megown Trust, Michael Megown and Darcy Megown.
  2.06  Stock Purchase Agreement by and among the Registrant, DoveBid Valuation
        Services, AccuVal Associates Incorporated, Liquitec Industries
        Incorporated, David S. Gronik, Jr. and Richard E. Schmitt.
  2.07  Stock Purchase Agreement by and among the Registrant, Norman Levy
        Associates, Inc., Robert Levy, David Levy and the Norman Levy Qualified
        Terminable Interest Marital Trust.
  2.08  Stock Purchase Agreement by and among the Registrant, Norman Levy
        Associates Inc., Robert Levy, David Levy and the Norman Levy Qualified
        Terminable Interest Marital Trust with respect to the stock of Robert
        Carl Corporation.*
  2.09  Agreement and Plan of Merger by and among the Registrant, One Web
        Place, Inc., OWP Acquisition Corp. and Rick Boarman.*
  2.10  Stock Purchase Agreement by and among the Registrant, Fairfield
        Industries B.V., Robinc Holding B.V. and Robert Bouland.
  2.11  Stock Purchase Agreement by and among the Registrant, Champion Computer
        Products, Inc., Scott Guenther and Michael Nixon.
  2.12  Share Purchase Agreement by and among the Registrant and Vincent Wee
        Heng Lian, Victor Wee Soon Keng, Supanit Chaiyawat, Francis S.D. Yau,
        Strongland Investments Ltd., Manyways International Ltd., Victor Morris
        Team Pte Ltd., Victor Morris Co. Ltd and Victor Morris & Yau Co. Ltd.
  2.13  Stock Purchase Agreement by and between the Registrant, C.L. Van
        Beusekom B.V., Chalud Holding B.V., Binmark B.V., Rotsip Holding B.V.,
        Frederik Abbink, Paul Blees and Peter Ristor.
  2.14  Asset Purchase Agreement by and between the Registrant, DoveBid
        Australasia Pty Ltd, ACN 093 796 368, Masongreene Australasia Pty Ltd.
        ACN 065 348 736, C.N. Mason & Associates Pty Ltd ACN 007 145 191 and
        Christopher N. Mason.
  3.01  Amended and Restated Certificate of Incorporation of the Registrant.
  3.02  Certificate of Amendment of Restated Certificate of Incorporation of
        the Registrant.*
  3.03  Form of Amended and Restated Certificate of Incorporation of the
        Registrant to be filed on the closing of the offering made hereby.*
  3.04  Bylaws of the Registrant.
  3.05  Form of Bylaws of the Registrant to be filed on the closing of the offering made hereby.*
  4.01  Form or Registrant's Common Stock certificate.*
  5.01  Opinion of Fenwick & West LLP regarding the legality of the securities being registered.*
 10.01  1999 Stock Option Plan.
 10.02  2000 Equity Incentive Plan.
 10.03  2000 Employee Stock Purchase Plan.
 10.04  Warrant to purchase 1,405,000 shares of Series C preferred stock of the
        Registrant issued to Yahoo! Inc.
 10.05  Commercial Lease between the Registrant and Dove Holdings, Inc.*
 10.06  Stock Repurchase Agreement between the Registrant, Ross Dove and The
        Dove Holdings Corporation.

 Number                              Exhibit Title
 ------                              -------------
 10.07  Stock Repurchase Agreement between the Registrant, Kirk Dove and The
        Dove Holdings Corporation.
 10.08  Offer Letter to Jeffrey M. Crowe from the Registrant.
 10.09  Offer Letter to Cory M. Ravid from the Registrant.
 10.10  Offer Letter to Francis M. Juliano from the Registrant.
 10.11  Offer Letter to James Hume from the Registrant.
 10.12  Offer Letter to Robert Levy from the Registrant.
 10.13  Offer Letter to Timothy J. Reed from the Registrant.
 10.14  Offer Letter to Lynn B. Corsiglia from the Registrant.
 10.15  Second Amended and Restated Investors' Rights Agreement by and between the Registrant and certain investors of the Registrant dated February
        25, 2000.*
 10.16  Series C Preferred Stock Purchase Agreement by and between the
        Registrant and certain Investors of the Registrant dated February 25,
        2000.*
 10.17  Second Amended and Restated Stockholders' Agreement by and between the
        Registrant and certain investors of the Registrant dated February 25,
        2000.*
 10.18  Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.*
 10.19  Convertible Promissory Note dated December 30, 1999 issued by the
        Registrant to Unidyne International, Inc.
 10.20  Convertible Promissory Note dated December 30, 1999 issued by the
        Registrant to B&B Custom Circuit Supplies.
 10.21  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to William J. Gardner Jr.
 10.22  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to James Gardner.
 10.23  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Scott Lankert.
 10.24  Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Michael DiProspero.
 10.25  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Phillip Pollack.
 10.26  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Ross J. Pollack.
 10.27  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to David S. Gronik, Jr.
 10.28  Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Richard E. Schmitt.
 10.29  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Robert Levy.
 10.30  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to David Levy.
 10.31  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to The Norman Levy Qualified Terminable Interest Marital
        Trust.
 10.32  Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Richard Nucian.
 10.33  Convertible Subordinated Promissory Note dated June 15, 2000 issued by the Registrant to Robinc Holding B.V.
 10.34  Convertible Subordinated Promissory Note dated July 3, 2000 issued by the Registrant to Michael Nixon.

 Number                              Exhibit Title
 ------                              -------------
 10.35  Convertible Subordinated Promissory Note dated July 3, 2000 issued by the Registrant to Scott Guenther.
 10.36  Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Vincent Wee Heng Lian.
 10.37  Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Manyways International Ltd.
 10.38  Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Strongland Investments Ltd.
 10.39  Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Chalud Holding B.V.
 10.40  Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Binmak B.V.
 10.41  Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Rotsip Holding B.V.
 10.42  Convertible Subordinated Promissory Note dated July 28, 2000 issued by the Registrant to Masongreene Australasia Pty Ltd ACN 065 348 736.
 10.43  Secured Promissory Note held by the Registrant for Jeffrey M. Crowe dated November 30, 1999.
 10.44  Secured Promissory Note held by the Registrant for Cory M. Ravid dated
        November 30, 1999.
 10.45  Secured Promissory Note held by the Registrant for Francis M. Juliano dated January 14, 2000.
 10.46  Secured Promissory Note held by the Registrant for James Hume dated
        January 14, 2000.
 10.47  Secured Promissory Note held by the Registrant for Timothy J. Reed dated March 7, 2000.
 10.48  Secured Promissory Note held by the Registrant for Lynn B. Corsiglia dated March 7, 2000.
 10.49  Secured Promissory Note held by the Registrant for Daphne Li dated July
        17, 2000.
 10.50  Advertising and Promotion Agreement between the Registrant and Yahoo!+
 10.51  Asset Purchase and Co-Marketing Agreement between the Registrant and
        Comdisco, Inc.+
 21.01  List of Registrant's Subsidiaries.*
 23.01  Consent of Fenwick & West LLP (included in Exhibit 5.01).*
 23.02  Consent of Ernst & Young LLP, independent auditors.
 23.03  Consent of Ernst & Young LLP, independent auditors.
 23.04  Consent of Grant Thornton LLP, independent auditors.
 23.05  Consent of Arthur Andersen LLP, independent public accountants.
 23.06  Consent of KPMG Accountants N.V., independent public accountants.
 24.01  Power of Attorney. (Included on signature page. See page II-9)
 27.01  Financial Data Schedule.*

---------------------
 * To be supplied by amendment.

 + Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.